EXHIBIT 10.7

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

between

POPE & TALBOT LTD.

and

P&T FUNDING LIMITED PARTNERSHIP

as Borrowers

MACKENZIE PULP LAND LTD.

and

P&T FINANCE TWO LIMITED PARTNERSHIP

as Guarantors

THE TORONTO-DOMINION BANK

BANK OF MONTREAL

THE BANK OF NOVA SCOTIA

CANADIAN WESTERN BANK

HSBC BANK CANADA

and

CAISSE CENTRALE DESJARDINS

as Lenders

and

THE TORONTO-DOMINION BANK

as Administration Agent

Dated as of June 11, 2004

3.7	Continuation of Libor Advances.	41
3.8	Conversion of Advances.	41
3.9	Automatic Conversion of Libor Advances.	42
3.10	Circumstances Requiring Prime Rate or Base Rate Pricing.	42
3.11	Interest Periods.	43
3.12	Interest on Advances.	44
3.13	Interest Payment Dates.	45
3.14	Overdraft Advances.	45

ARTICLE 4 BANKERS’ ACCEPTANCES		46
4.1	Creation of Bankers’ Acceptances.	46
4.2	Drawings.	46
4.3	Power of Attorney.	47
4.4	Completion and Delivery of Bankers’ Acceptances.	47
4.5	Stamping Fees.	48
4.6	Netting.	48
4.7	Payment on Maturity.	49
4.8	Custody of Bankers’ Acceptances.	49
4.9	Conversions.	50
4.10	Renewal or other Payment of Bankers’ Acceptance.	50
4.11	Prepayments of Bankers’ Acceptances.	50
4.12	No Days of Grace.	51
4.13	Suspension of Bankers’ Acceptance Option.	51
4.14	Depository Bills.	51
4.15	Non-Acceptance Lenders	51

ARTICLE 5 LETTERS OF CREDIT AND GUARANTEE LETTERS		52
5.1	Request and Issuance.	52
5.2	Maximum Face Amount.	52
5.3	Fees.	52
5.4	Payment by Issuing Lender.	52
5.5	Reimbursement of Issuing Lender.	53
5.6	Deemed Prime Rate or Base Rate Advances.	53
5.7	Indemnification by Lenders.	53
5.8	Provision of Cash Collateral.	53

ARTICLE 6 EFFECTIVE DATE CONDITIONS		54
6.1	Effective Date Conditions.	54
6.2	Conditions Precedent to Subsequent Borrowings.	56

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		56
7.1	Representations and Warranties by the Borrowers.	56
7.2	Reaffirmation of Representations and Warranties.	61

ARTICLE 8 POSITIVE COVENANTS		61
8.1	Positive Covenants.	61

ARTICLE 9 NEGATIVE COVENANTS		68
9.1	Negative Covenants.	68

- ii -

ARTICLE 10 GUARANTEES		72
10.1	Guarantees.	72
10.2	Guarantee Absolute and Unconditional.	73
10.3	Demand.	74
10.4	Remedies.	74
10.5	Set-Off.	75
10.6	Amount of Guaranteed Obligations.	75
10.7	Payment Free and Clear of Taxes.	75
10.8	Subrogation and Repayment.	76
10.9	Postponement and Assignment.	76
10.10	Rights on Subrogation.	77
10.11	Continuing Guarantee.	77
10.12	Third Party Beneficiaries.	77
10.13	Additional Guarantee.	77
10.14	Remedies Cumulative.	77

ARTICLE 11 SECURITY		78
11.1	Security.	78
11.2	Continued Perfection of Security.	78
11.3	Set-Off.	79
11.4	Discharges.	79
11.5	Conflict.	79
11.6	Principal Amount and Interest Rate.	79

ARTICLE 12 EVENTS OF DEFAULT		80
12.1	Events of Default.	80
12.2	Cancellation and Acceleration.	83
12.3	Remedies Cumulative.	84
12.4	Waivers.	84

ARTICLE 13 THE ADMINISTRATION AGENT		84
13.1	Authorization and Action.	84
13.2	Administration Agent’s Reliance.	84
13.3	Administration Agent as Lender.	85
13.4	Lender Credit Decisions.	86
13.5	Funds Held by the Administration Agent.	86
13.6	Application of Payments after Acceleration.	86
13.7	Indemnification.	86
13.8	Accommodations under the Credit Facilities.	87
13.9	Repayments by Lenders.	87
13.10	Successor Administration Agent.	88

ARTICLE 14 MISCELLANEOUS		88
14.1	Records.	88
14.2	Amendments.	88
14.3	Notices.	90
14.4	No Waiver; Remedies.	90
14.5	Expenses.	91
14.6	Taxes.	91

- iii -

14.7	Increased Costs.	92
14.8	Environmental Indemnity.	93
14.9	Judgment Currency.	94
14.10	Governing Law.	94
14.11	Consent to Jurisdiction.	94
14.12	Lenders’ Several Liability	95
14.13	Reasonable Consent or Approval of the Parties.	95
14.14	Successors and Assigns.	95
14.15	Assignment.	95
14.16	Participation.	96
14.17	Severability.	96
14.18	Prior Understandings.	96
14.19	Time of Essence.	96
14.20	Counterparts.	97

Appendix 1	-	Commitments

Schedule 1	-	Borrowing Notice
Schedule 2	-	Notice of Repayment or Cancellation
Schedule 3	-	Quarterly Financial Certificate
Schedule 4	-	Margin Report
Schedule 5	-	Material Subsidiaries
Schedule 6	-	Lender Assignment Agreement
Schedule 7	-	Extension Compliance Certificate

- iv -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of the 11th day of June, 2004

BETWEEN:

POPE & TALBOT LTD., a corporation continued under the laws of Canada, as Acquisition Borrower (as herein defined)

OF THE FIRST PART

AND:

P&T FUNDING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia, as Operating Borrower (as herein defined)

OF THE SECOND PART

AND:

MACKENZIE PULP LAND LTD., a company formed by incorporation under the laws of the Province of British Columbia and P&T FINANCE TWO LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia, as Guarantors (as herein defined)

OF THE THIRD PART

AND:

EACH OF THE LENDERS NAMED ON THE SIGNATURE PAGES OF THIS AGREEMENT, as Lenders (as herein defined)

OF THE FOURTH PART

AND:

THE TORONTO-DOMINION BANK, in its capacity as Administration Agent (as herein defined)

OF THE FIFTH PART

WHEREAS:

A. Original Pope & Talbot Canada, the Operating Borrower, the Guarantor, The Toronto-Dominion Bank, Bank of Montreal, The Bank of Nova Scotia and Canadian Western Bank (the “Original Lenders”) and the Administration Agent entered into an Amended and Restated

Credit Agreement dated as of June 6, 2003 (the “Original Credit Agreement”) under which the Original Lenders made available:

(a)	to the Operating Borrower, the Operating Facility in the maximum amount of Cdn.$95,000,000 (or the Equivalent Amount in US Dollars), convertible to a two year non-revolving term facility; and

(b)	to the Acquisition Borrower, the Acquisition Facility in the maximum amount of Cdn.$55,000,000 (or the Equivalent Amount in US Dollars), convertible to a one year non-revolving term facility;

B. The Operating Borrower, the Acquisition Borrower, the Guarantor, the Original Lenders and the Administration Agent entered into a first amending agreement (the “First Amending Agreement”) dated July 23, 2003 and a second amending agreement (the “Second Amending Agreement”) dated October 30, 2003, pursuant to each of which certain amendments were made to the definition of Treasury Contracts in the Original Credit Agreement, together with certain related amendments;

C. The Operating Borrower, the Acquisition Borrower, the Guarantor, the Original Lenders and the Administration Agent entered into a third amending agreement (the “Third Amending Agreement”) dated as of December 19, 2003, pursuant to which the Lenders consented to:

(a)	the amalgamation of Original Pope & Talbot Canada with Pope & Talbot Nova Scotia Company (“PTNSC”) to form a limited liability company under the laws of the Province of Nova Scotia;

(b)	the formation of Finance LP (as hereinafter defined), an Affiliate of Pope & Talbot US, as a limited partnership under the laws of the Province of British Columbia and the borrowing by the Acquisition Borrower from Finance LP of the initial amount of $23,000,000, and certain related amendments were made to the Original Credit Agreement, including a requirement that Finance LP provide a guarantee and security for the obligations of the Borrowers thereunder;

D. Original Pope & Talbot Canada amalgamated with PTNSC on January 1, 2004 to form Pope & Talbot Canada under the laws of the Province of Nova Scotia;

E. Pope & Talbot Canada was continued out of Nova Scotia under the laws of Canada as a federal corporation on January 22, 2004;

F. HSBC Bank Canada and Caisse centrale Desjardins have agreed to become Lenders hereunder;

G. The parties have now agreed to:

(a)	extend the Conversion Date for both the Operating Facility and the Acquisition Facility first for a further 49 days to July 31, 2004, and then, provided no Default has then occurred, for a further 364 days to July 30, 2005;

(b)	decrease the maximum principal amount of the Operating Facility from Cdn.$95,000,000 to Cdn.$80,000,000 (or the Equivalent Amount in US Dollars);

(c)	increase the maximum principal amount of the Acquisition Facility from Cdn.$55,000,000 to Cdn. $70,000,000 (or the Equivalent Amount in US Dollars);

(d)	provide for the grant by the Acquisition Borrower to the Agent, for and on behalf of the Lenders, of a fixed charge over all real property interests, and a floating charge and security interest over all present and after-acquired personal property, of the Acquisition Borrower in connection with its Harmac Mill (as hereinafter defined); and

(e)	make certain other amendments to the Original Credit Agreement, as previously amended by the First Amending Agreement, the Second Amending Agreement and the Third Amending Agreement; and

H. This Agreement is entered into as an amendment and restatement of the Original Credit Agreement in order to reflect the amendments effected by the First Amending Agreement, the Second Amending Agreement and the Third Amending Agreement, and in order to effect the additional amendments described in Recitals F and G above.

THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein, it is agreed by and between the parties hereto as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms.

As used in this Agreement, the following terms have the following meanings:

(a)	“Acceptance Purchase Price” has the meaning ascribed to that term in Section 4.6.

(b)	“Accommodation” means the making of any Advance by a Lender, the creation of a Bankers’ Acceptance by a Lender and the issuance of a Letter of Credit or Guarantee Letter by the Issuing Lender, and includes an Advance and a Bankers’ Acceptance resulting from a Rollover or Conversion (whether requested or deemed to have been requested hereunder).

(c)	“Accounts Receivable” means, collectively, Eligible Insured Accounts Receivable and Eligible Uninsured Accounts Receivable.

(d)	“Acquisition Borrower” means Pope & Talbot Canada.

(e)	“Acquisition Facility” means the Credit Facility described in Section 2.1(b) of this Agreement.

(f)	“Acquisition Facility Maturity Date” means, as of any date, the date that is one year after the then current Conversion Date for the Acquisition Facility.

(g)	“Administration Agent” means The Toronto-Dominion Bank as agent for the Lenders in respect of the Credit Facilities hereunder, and any successor appointed in accordance with the provisions of this Agreement.

(h)	“Advances” means advances made or deemed to have been made by a Lender hereunder, including any Advance resulting from a Rollover or Conversion; Advances may be denominated in Canadian Dollars (a “Canadian Dollar Advance”) or in US Dollars (a “US Dollar Advance”); a Canadian Dollar Advance shall be designated as a “Prime Rate Advance” and a US Dollar Advance may from time to time, by election of the applicable Borrower, be designated as a “Base Rate Advance” or a “Libor Advance”; each of a Prime Rate Advance, a Base Rate Advance and a Libor Advance is a “Type” of Advance.

(i)	“Affiliate” of any designated person means any other person that, directly or indirectly, controls or is controlled by or is under common control with such designated person; provided that in any event any person that beneficially owns directly or indirectly securities having 50% or more of the voting power for the election of directors or other governing body or 50% or more of the partnership or other ownership interests of any other person will be deemed to control such corporation or other person; for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

(j)	“Amalco Confirmation” means the instrument dated January 1, 2004 executed and delivered by Pope & Talbot Canada confirming that it is bound by and will observe and perform the obligations of Original Pope & Talbot Canada, under the Original Credit Agreement and the other Credit Facility Documents.

(k)	“Application” has the meaning ascribed to that term in Section 5.1.

(l)	“Assignee” means a Canadian chartered bank which accepts an assignment of all or any part of a Lender’s interest in the Credit Facilities in accordance with the terms of this Agreement.

(m)	“Authorized Officer” means:

(i)	with respect to Pope & Talbot Canada, the chairman, the president, the chief executive officer, the chief financial officer, the chief legal officer, the secretary, the assistant secretary, the treasurer or the assistant treasurer of Pope & Talbot Canada; and

(ii)	with respect to the Limited Partnership, the chairman, the president, the chief executive officer, the chief financial officer, the chief legal officer, the secretary, the assistant secretary, the treasurer or the assistant treasurer of the General Partner.

(n)	“BA Equivalent Loan” means, in relation to a Drawing, a loan in Canadian Dollars made to a Borrower by a Non-Acceptance Lender as part of the Drawing in accordance with the provisions of Section 4.15.

(o)	“Bankers’ Acceptance” means a depository bill as defined by the Depository Bills and Notes Act (Canada) or a blank non-interest bearing bill of exchange as defined by the Bills of Exchange Act (Canada), in either case drawn by a Borrower, denominated in Canadian Dollars and accepted by a Lender as a bankers’ acceptance, as evidenced by such Lender’s endorsement thereof at the request of a Borrower pursuant to a Borrowing Notice, and includes a Bankers’ Acceptance resulting from a Conversion or Rollover. Any depository bill may be made payable to “CDS & Co.” and be deposited with CDS.

(p)	“Base Rate” on any day means the greater of:

(i)	the rate of interest per annum then in effect (based on a year of 365 days) established by TD Bank from time to time as the reference rate of interest for the determination of interest rates that TD Bank charges to customers of varying degrees of creditworthiness for US Dollar loans made by it in Canada; and

(ii)	the sum of (A) the Federal Funds Rate in effect on that day multiplied by 365 and divided by 360, plus (B) 75 basis points per annum;

provided that each change in the Base Rate shall be effective from and including the date such change is made without any requirement of notification to the Borrowers or any other person.

(q)	“Base Rate Advances” means Advances on which interest is determined by reference to the Base Rate in effect from time to time.

(r)	“basis point” means one one-hundredth of one percent, or 0.01%.

(s)	“Beneficiary” means, in respect of any Letter of Credit or Guarantee Letter, the beneficiary specified therein or any other person to whom payments may be required to be made pursuant to such Letter of Credit or Guarantee Letter.

(t)	“Beneficiary Authorization and Charge” means the instrument dated as of December 31, 2001 executed by Original Pope & Talbot Canada in respect of the Land Trustee and Original Pope & Talbot Canada’s beneficial interest in property held by the Land Trustee.

(u)	“Borrowers” means the Operating Borrower and the Acquisition Borrower, and “Borrower” means either one of them.

(v)	“Borrowing” means a utilization by the Acquisition Borrower of the Acquisition Facility, or by the Operating Borrower of the Operating Facility, in each case by way of Prime Rate Advances, Base Rate Advances, Libor Advances, Bankers’ Acceptances, Letters of Credit or Guarantee Letters, and “Borrowings” means the aggregate of such utilizations.

(w)	“Borrowing Base” means, as at any particular date, the sum of the following:

(i)	90% of Eligible Insured Accounts Receivable which are insured by the Export Development Corporation of Canada, as set out in the most recent Margin Report;

plus

(ii)	85% of other Eligible Insured Accounts Receivable, as set out in the most recent Margin Report;

plus

(iii)	80% of Eligible Uninsured Accounts Receivable, as set out in the most recent Margin Report;

plus

(iv)	50% of Inventory, as set out in the most recent Margin Report;

provided that the amount described in clause (iv) above shall not exceed 60% of the Borrowing Base. For purposes of determining the Borrowing Base, Inventory shall be valued at the lower of cost and market value.

(x)	“Borrowing Notice” means a notice by a Borrower to the Administration Agent substantially in the form attached as Schedule 1 hereto.

(y)	“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which:

(i)	major commercial banks are closed in Toronto or Vancouver;

(ii)	where used in the context of a Base Rate Advance, major commercial banks are closed in Toronto, Vancouver or New York City; or

(iii)	where used in the context of a Libor Advance, major commercial banks are closed in Toronto, Vancouver or New York City, or which is not a day for trading by and between banks in US Dollar deposits in the London Eurodollar market.

(z)	“Business Plan” means a business plan prepared by Pope & Talbot Canada in respect of the business and financial activities of Pope & Talbot Canada and its Subsidiaries for the ensuing year, containing financial forecasts, an operating budget and other matters typically included in an annual business plan.

(aa)	“Canadian Dollars” and “Cdn.$” each mean lawful money of Canada.

(ab)	“Capital Expenditure Plan” means a detailed financial plan prepared by Pope & Talbot Canada for the ensuing fiscal year covering, inter alia, planned capital expenditures, including maintenance capital expenditures (which need not be separately identified), for Pope & Talbot Canada and its Subsidiaries for the ensuing fiscal year, together with proposed sources for financing such capital expenditures and such additional details as the Lenders may reasonably request.

(ac)	“Capital Lease Obligations” means, for any person, all obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property, to the extent such obligations are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such person in accordance with GAAP.

(ad)	“CDOR Rate” means, on any day, the annual rate of discount determined by the Administration Agent which is equal to the simple average of the yield rates per annum (calculated on the basis of a year of 365 days and calculated to two decimal places, with 0.005 or more being rounded upward) applicable to bankers’ acceptances denominated in Canadian Dollars having, where applicable, comparable issue dates and maturity dates as the Bankers’ Acceptances proposed to be issued by a Borrower, displayed and identified as such on the CDOR Page (or any display substituted therefor) of Reuters Monitor Money Rates Service at approximately 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administration Agent after 10:00 a.m. (Toronto time) to reflect any error in the posted average annual rate of discount); provided, however, if those rates do not appear on the CDOR Page (or the display substituted therefor), then the CDOR Rate shall be the annual rate of discount determined by the Administration Agent which is equal to the simple average of the yield rates per annum (calculated on the basis of a year of 365 days and calculated to two decimal places, with 0.005 or more being rounded upward) applicable to those bankers’ acceptances in a comparable amount to the Bankers’ Acceptances proposed to be issued by the Borrower, quoted by three of the five largest (as to total assets) Schedule I Banks (as selected by the Administration Agent) as of 10:00 a.m. (Toronto time) on that day or, if that day is not a Business Day, on the immediately preceding Business Day. Each determination of the CDOR Rate by the Administration Agent shall be conclusive and binding, absent demonstrated error.

(ae)	“CDS” means The Canadian Depository for Securities Limited.

(af)	“Commitment” means, as to any Lender, the obligation of that Lender to make Accommodations to the Operating Borrower under the Operating Facility and to the Acquisition Borrower under the Acquisition Facility in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on Appendix 1 to this Agreement (or the Equivalent Amount in US Dollars), and with such aggregate amount being allocated rateably between the Operating Facility and the Acquisition Facility, as such amounts may be reduced from time to time in accordance with the provisions of this Agreement.

(ag)	“Commitment Fees” has the meaning ascribed to that term in Section 2.25.

(ah)	“Compensation” has the meaning ascribed to that term in Section 14.7.

(ai)	“Confirmation” means the confirmation of the Security Documents dated June 6, 2003 executed by the Borrowers and the Land Trustee.

(aj)	“Contingent Payment Letters” has the meaning ascribed to that term in Section 5.1.

(ak)	“Conversion” means, in respect of any Drawing or type of Advance, the conversion of the method for calculating interest or fees thereon from one method to another pursuant to Sections 3.8 or 4.9, without increasing the Outstandings under the Credit Facilities.

(al)	“Conversion Date” means:

(i)	in respect of the Operating Facility, July 31, 2004, subject to:

(A)	provided no Event of Default has then occurred, automatic extension on July 31, 2004 to July 30, 2005 pursuant to Section 2.9(a); and

(B)	further extension by the Lenders pursuant to Section 2.9(b); and

(ii)	in respect of the Acquisition Facility, July 31, 2004, subject to:

(A)	provided no Event of Default has then occurred, automatic extension on July 31, 2004 to July 30, 2005 pursuant to Section 2.9(a);

(B)	further extension by the Lenders pursuant to Section 2.9(b).

(am)	“corporation” includes a corporation incorporated under the Business Corporations Act (British Columbia) or the Canada Business Corporations Act, and any other corporation wherever or however incorporated.

(an)	“Credit Facilities” means the Operating Facility and the Acquisition Facility to be made available hereunder to the Operating Borrower and the Acquisition Borrower, respectively, as set out in Section 2.1, and “Credit Facility” means either one of them.

(ao)	“Credit Facility Documents” means this Agreement, the Security Documents, the Postponement Agreements, the Finance LP Distribution Agreement and all other documents executed and delivered, or to be executed and delivered, to the Lenders or the Administration Agent by Original Pope & Talbot Canada, Pope & Talbot Canada, the Limited Partnership, the Land Trustee, the Trust, Pope & Talbot US, Finance LP, Finance One LP or Penn Timber pursuant to this Agreement.

(ap)	“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(aq)	“Documents against Payment Transaction” means a transaction under which a bill of lading or other negotiable document representing title to goods, an invoice and related shipping documents (collectively, the “documents”) are delivered to a bank designated by the buyer of the goods (the “recipient bank”), on the condition that the recipient bank not release the documents to the buyer or any other person unless the recipient bank immediately makes payment of the invoice price to a Lender for credit to a Borrower.

(ar)	“Drawing” means the creation of Bankers’ Acceptances by a Lender in accordance with the provisions of this Agreement.

(as)	“Drawing Date” means any Business Day fixed in accordance with the provisions of this Agreement for a Drawing.

(at)	“Effective Date” means June 12, 2004, or such other date as the Borrowers and the Lenders may agree upon.

(au)	“Eligible Insured Accounts Receivable” means trade accounts receivable of Pope & Talbot Canada or the Limited Partnership which are insured as to at least 90% under a customary comprehensive accounts receivable insurance policy issued by the Export Development Corporation of Canada or at least 85% under a customary comprehensive accounts receivable insurance policy issued by the Foreign Credit Insurance Association (“FCIA”), Great American Insurance Co. (“GAI”), a wholly owned subsidiary of American Financial Group, Inc., or AIG Global Trade & Political Risk Insurance Company (“AIG”); provided that:

(iii)	any accounts receivable insurance policy issued by FCIA in favour of Pope & Talbot Canada or the Limited Partnership is backed by GAI; and

(iv)	GAI or AIG, as the case may be, has an Insurer Financial Strength Rating of at least A- or higher by Standard & Poor’s Rating Services;

and provided that if Pope & Talbot Canada or the Limited Partnership has made a claim in respect of any account receivable under any such insurance policy which has been denied in whole or in part by the relevant insurer, the amount denied shall not be included in Eligible Insured Accounts Receivable.

(av)	“Eligible Uninsured Accounts Receivable” means trade accounts receivable of Pope & Talbot Canada or the Limited Partnership which:

(i)	are not outstanding more than 95 days (or, in the case of a Letter of Credit Transaction, 180 days) after the invoice date;

(ii)	result from a Documents against Payment Transaction, a North American Open Account Transaction or a Letter of Credit Transaction, or which consist of trade accounts receivable not exceeding Cdn.$5,000,000 in aggregate (or the equivalent thereof in any other currency) resulting from sales of goods on credit to a buyer in Japan;

(iii)	are owed by entities which are not Affiliates of either Borrower, other than such Affiliates as may from time to time be approved by the Lenders, provided that any such approved Affiliate is meeting normal trade terms of credit;

(iv)	are owed by entities which are not bankrupt or insolvent or have not suspended operations (excluding temporary shutdowns or curtailments), other than trade accounts receivable owed by the owner or operator of the Celgar Pulp Mill in the vicinity of Castlegar, British Columbia, provided such owner or operator is meeting normal trade terms of credit;

(v)	are not subject to any mortgage, charge, lien, security interest or other encumbrance, other than Permitted Liens;

(vi)	are not subject to a material claim or assertion of a right of set-off by the account debtor; and

(vii)	would not be required to be treated as doubtful accounts receivable.

(aw)	“Envirochem Report” means the report of Envirochem Services Inc. dated December 18, 2000 entitled “Pre-Acquisition Environmental Due Diligence Review of Norske Skog Mackenzie Pulp Operations”.

(ax)	“Environmental Laws” means all applicable Laws, Governmental Approvals and guidelines or requirements of any Governmental Body (whether or not having the force of Law, and including consent decrees as to which Pope & Talbot Canada or any of its Subsidiaries is a party or otherwise subject, and administrative orders which may affect Pope & Talbot Canada or a Subsidiary thereof) relating to public health and safety, protection of the environment, the release of Hazardous Materials or occupation health and safety.

(ay)	“Equivalent Amount” means, on a particular date in respect of any amount expressed in a particular currency (the “first currency”), the equivalent amount expressed in a second designated currency (the “second currency”) determined by reference to the Bank of Canada noon rate at which the first currency may be exchanged into the second currency as published on the Reuters Screen page BOFC. In the event that such rate does not appear on such Reuters page, such rate shall be ascertained by reference to any other means (as selected by the Administration Agent) by which such rate is quoted or published from time to time by the Bank of Canada; provided that if, at the time of any such determination, for any reason, no such exchange rate is being quoted or published, the Administration Agent may use such reasonable method as it considers appropriate to ascertain such rate, and the resulting determination shall be conclusive absent manifest error.

(az)	“Event of Default” means any of the events specified in Section 12.1.

(ba)	“Face Amount” means, in respect of:

(i)	a Bankers’ Acceptance, the amount payable to the holder thereof on its maturity; and

(ii)	a Letter of Credit or Guarantee Letter, the maximum amount payable to the Beneficiary.

(bb)	“Federal Funds Rate” means, for any day, an interest rate per annum expressed on the basis of a 360 day year equal to the weighted average (rounded upwards if necessary to the next 0.01%) of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or, if such rate is not so published for any day which is a Business Day, the average (rounded upwards if necessary to the next 0.01%) of the quotations at approximately 11:00 a.m. (New York time) for such day for such transactions received by the Administration Agent from three federal funds brokers of recognized standing selected by the Administration Agent in its sole discretion.

(bc)	“Finance LP” means P&T Finance Two Limited Partnership, a limited partnership formed under the Partnership Act (British Columbia), and its successors.

(bd)	“Finance LP Distribution Agreement” means the agreement dated as of April 2, 2004 among the Administration Agent, Finance LP, Finance One LP and Penn Timber.

(be)	“Finance LP Security Agreement” means the security agreement dated as of April 2, 2004 executed by Finance LP granting to and creating in favour of the Administration Agent, for the benefit of the Lenders, a security interest over all present and after-acquired personal property of Finance LP.

(bf)	“Finance One LP” means P&T Finance One Limited Partnership, a limited partnership formed under the Partnership Act (British Columbia), and its successors.

(bg)	“Forest Act” means the Forest Act (British Columbia) in effect on the Effective Date, all amendments and supplements thereto, all regulations and rules made pursuant thereto and all Ministry of Forests policy statements, guidelines, orders or decisions relating thereto.

(bh)	“Funded Debt” means, without duplication, all Indebtedness of Pope & Talbot Canada, its Subsidiaries and Finance LP, on a combined basis (excluding (i) Indebtedness described in paragraph (v) of the definition thereof, and (ii) the first Cdn.$20,000,000 of reforestation Obligations), provided that, in the case of Indebtedness under Treasury Contracts, an amount shall be included in respect thereof only to the extent such amount represents the net obligation of Pope & Talbot Canada or a Subsidiary thereof under a terminated Treasury Contract.

(bi)	“GAAP” means, in relation to any person at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants, applied on a basis consistent with the most recent financial statements of such person (except for changes resulting from a change in Canadian generally accepted accounting principles), provided only that revenue will be recognized in accordance with generally accepted accounting principles in the United States of America as per Securities Exchange Commission Staff Accounting Bulletin No. 101.

(bj)	“General Partner” means Pope & Talbot Canada, in its capacity as general partner of the Limited Partnership, and any successor or other general partners of the Limited Partnership.

(bk)	“Governmental Approval” means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or by-law, rule or regulation, whether or not having the force of Law, of, by or from any Governmental Body.

(bl)	“Governmental Body” means any government (including without limitation any federal, provincial, state, municipal or local government) or political subdivision or any agency, authority, bureau, central bank, monetary authority, commission, department or instrumentality thereof, or any court or tribunal, whether foreign or domestic, having jurisdiction over Pope & Talbot Canada or any of its Subsidiaries.

(bm)	“Guarantee” means, with respect to any person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other financial obligation of any other person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such person:

(i)	to purchase such Indebtedness or any property constituting security therefor;

(ii)	to advance or supply funds for the purchase or payment of such Indebtedness or to maintain any working capital or other balance sheet condition or any income statement condition of any other person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(iii)	to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other person to make payment of the Indebtedness; or

(iv)	otherwise to assure the owner of such Indebtedness against loss in respect of payment thereof;

and in any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other financial obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor and the principal amount thereof and any other sums then due and owing shall be used in such computation.

(bn)	“Guarantee Letters” means letters of guarantee issued by the Issuing Lender pursuant to Article 5.

(bo)	“Guarantors” means, collectively:

(i)	the Land Trustee;

(ii)	Finance LP;

(iii)	Pope & Talbot Canada in its capacity as a guarantor of the obligations of the Limited Partnership pursuant to Article 10 hereof; and

(iv)	the Limited Partnership in its capacity as a guarantor of the obligations of Pope & Talbot Canada pursuant to Article 10 hereof.

(bp)	“Harmac Mill” means the pulp mill and related facilities and operations located in Nanaimo, British Columbia.

(bq)	“Hazardous Materials” means:

(i)	any oil, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, contaminates, materials or pollutants which:

(A)	pose a hazard to any real property, or to persons on or about any real property; or

(B)	cause any real property to be in violation of any Law;

(ii)	asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of limits prescribed by Law, or radon gas;

(iii)	any chemical, material or substance defined as or included in the definition of “dangerous goods”, “deleterious substance”, “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous waste”, “toxic substances”, “waste” or words of similar import under any Law, including the Canadian Environmental Protection Act (Canada), Fisheries Act (Canada), Transportation of Dangerous Goods Act (Canada), Canada Water Act (Canada) and any applicable provincial legislation; and

(iv)	any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body or which may or could pose a hazard to the occupants of any real property or any other person coming upon any real property or adjacent or surrounding property;

and references to a “release” of Hazardous Materials include spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping or other form of release, or permitting any of the foregoing to occur.

(br)	“Indebtedness” means, with respect to any person at any time, the sum of the following (without duplication):

(i)	all Obligations of such person for borrowed money, including without limitation all Obligations for borrowed money which are convertible into shares of stock or other equity interests of such person (whether at the option of such person or of the holder) until such conversion is actually made, but excluding the Obligations of Pope & Talbot Canada under the Pope & Talbot Canada Financing Agreement (provided that, at the time Indebtedness is determined, Pope & Talbot Canada is then able to satisfy such Obligations by the delivery of common shares of Pope & Talbot Canada in accordance with the terms of the Pope & Talbot Canada Financing Agreement);

(ii)	all Obligations of such person evidenced by bonds, debentures, notes or similar instruments;

(iii)	all Capital Lease Obligations of such person;

(iv)	all Obligations in respect of which interest charges are customarily paid by such person;

(v)	all shares of stock or other equity interests of such person that are required to be redeemed or repurchased by such person at the option of the holder thereof, whether upon the happening of any event or contingency or otherwise;

(vi)	all Obligations of such person for the deferred purchase price of property or services acquired by such person or any predecessor and all Obligations of such person under any conditional sale or other title retention agreement with respect to any property;

(vii)	all Obligations secured by any Lien upon or in any property owned by such person whether or not such person has assumed or become liable for the payment of such Obligations;

(viii)	all Obligations of such person in respect of letters of credit, letters of guarantee, bankers’ acceptances or similar credit instruments;

(ix)	all Obligations of such person under Treasury Contracts, including termination liabilities;

(x)	all reforestation Obligations of such person; and

(xi)	any Guarantee by such person of any Obligation of a type described in any of clauses (i) through (x) above.

The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with an original issue discount, and the principal amount thereof together with any interest or other amount that is past due, in the case of any other Indebtedness.

(bs)	“Insurer Financial Strength Rating” means the Insurer Financial Strength Rating of Standard & Poor’s Rating Services, representing the current opinion of Standard & Poor’s Rating Services of the financial security characteristics of an insurance organization with respect to its ability to pay under its insurance policies and contracts in accordance with their terms.

(bt)	“Interest Expense” means, for any period, all amounts that would, in accordance with GAAP consistently applied, be deducted in computing Net Income on account of interest on Indebtedness, including imputed interest in respect of Capital Leases, accrued interest (whether or not paid) and amortization of debt discount and expense.

(bu)	“Interest Period” means, for each Libor Advance, a period commencing:

(i)	in the case of the initial Interest Period for such Advance, on the date of such Advance; and

(ii)	in the case of any subsequent Interest Period for such Advance, on the last day of the immediately preceding Interest Period;

and ending, in either case, on the last day of the period as selected by the applicable Borrower pursuant to this Agreement.

(bv)	“Inventory” means inventory of Pope & Talbot Canada or the Limited Partnership comprising finished goods, work-in-progress consisting of rough lumber (pre-planed), and raw materials, provided such inventory is located in a jurisdiction where the security interest constituted by the Security Documents in respect of such inventory has been perfected, and provided further that such inventory is not subject to any mortgage, charge, lien, consignment, title retention arrangement, security interest or other encumbrance, other than Liens described in clauses (i), (ii), (iii) and (xi) of the definition of Permitted Liens.

(bw)	“Inventory and Receivables Sale Agreement” means the agreement dated June 15, 2001 among Original Pope & Talbot Canada, Mackenzie Pulp and the Limited Partnership providing for, inter alia, the sale of inventory and accounts receivable by Pope & Talbot Canada to the Limited Partnership.

(bx)	“Issuing Lender” means, subject to Section 13.10, TD Bank.

(by)	“Judgment Currency” means the currency in which a court of competent jurisdiction may render judgment in connection with any litigation relating to the repayment of Outstandings under this Agreement.

(bz)	“Land Trustee” means Mackenzie Pulp Land Ltd., a company incorporated under the Company Act (British Columbia), and its successors.

(baa)	“Land Trustee Debenture” means the debenture/security agreement in the principal amount of Cdn.$160,000,000 dated June 15, 2001, executed by the Land Trustee in favour of the Administration Agent for the benefit of the Lenders, containing a fixed charge over all real property interests of the Land Trustee and a floating charge and security interest over all present and after-acquired personal property of the Land Trustee, as amended by a modification of debenture/security agreement dated as of October 30, 2003 executed by the Land Trustee and the Administration Agent.

(ca)	“Law” means any law (including common law and equity), constitution, statute, order, treaty, regulation or rule having the force of law of any Governmental Body.

(cb)	“Lender Assignment Agreement” means an assignment agreement substantially in the form attached as Schedule 6.

(cc)	“Lender’s Proportion” means, with respect to each Lender, the percentage of the aggregate Commitments of all Lenders represented by such Lender’s individual Commitment.

(cd)	“Lenders” means The Toronto-Dominion Bank, Bank of Montreal, The Bank of Nova Scotia, Canadian Western Bank, HSBC Bank Canada and Caisse centrale Desjardins, and their respective successors and Assignees.

(ce)	“Letters of Credit” means letters of credit issued by the Issuing Lender pursuant to Article 5.

(cf)	“Letter of Credit Transaction” means a transaction under which a negotiable letter of credit is issued by a bank designated by the buyer of goods (the “issuing bank”) under which the issuing bank agrees that, when the issuing bank receives a bill of lading or other negotiable document representing title to the goods, an invoice and related shipping documents (collectively, the “documents”) which comply with the terms of the letter of credit, the issuing bank will pay the invoice price to the holder of the letter of credit, either upon receipt of the documents by the issuing bank or on a date specified in the letter of credit which is not later than 180 days after the date of the bill of lading; provided that any such transaction will not be a Letter of Credit Transaction for purposes of this Agreement unless:

(i)	a Lender has possession of the original negotiable letter of credit;

(ii)	documents have been delivered to a Lender which comply with the terms of the letter of credit; and

(iii)	the issuing bank is acceptable to a Lender.

(cg)	“Libor”, with respect to any Interest Period, means:

(i)	the rate of interest (expressed as an annual rate on the basis of a 360 day year) determined by the Administration Agent to be the arithmetic mean (rounded up to the nearest 0.01%) of the offered rates for deposits in US Dollars for a period equal to the particular Interest Period, which rates appear on (A) Page 3750 of the Telerate screen, or (B) if Page 3750 of the Telerate screen is not readily available to the Administration Agent, the Reuters screen LIBO page, in either case as of 11:00 a.m. (London time) on the second Business Day before the first day of that Interest Period;

(ii)	if neither Page 3750 of the Telerate screen nor the Reuters screen LIBO page is readily available to the Administration Agent for any reason, the rate of interest determined by the Administration Agent which is equal to the simple average of the rates of interest (expressed as a rate per annum on the basis of a year of 360 days and rounded up to the nearest 0.01%) at which three of the five largest (as to total assets) Schedule I Banks (as selected by the Administration Agent) would be prepared to offer leading banks in the London interbank market a deposit in US Dollars for a term co-extensive with that Interest Period in an amount substantially equal to the relevant Libor Advance at or about 10:00 a.m. (Toronto time) on the second Business Day before the first day of such Interest Period.

(ch)	“Libor Advances” means Advances on which interest is determined by reference to Libor.

(ci)	“Lien” means, with respect to any person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such person, or the signing of any security agreement authorizing any other person as the secured party to file any financing statement.

(cj)	“Limited Partnership” means P&T Funding Limited Partnership, a limited partnership formed under the Partnership Act (British Columbia), and its successors.

(ck)	“Limited Partnership Agreement” means the limited partnership agreement dated June 11, 2001 made between the General Partner and the Trust in respect of the Limited Partnership.

(cl)	“Limited Partnership Security Agreement” means the general security agreement dated as of June 15, 2001 executed by the Limited Partnership in favour of the Administration Agent granting to and creating in favour of the Administration Agent, for the benefit of the Lenders, a security interest over all present and after-acquired personal property of the Limited Partnership, as subsequently amended pursuant to the Second Amending Agreement.

(bbb)	“Mackenzie Mill” means the pulp mill and related facilities and operations located in Mackenzie, British Columbia.

(cm)	“Mackenzie Pulp” means Pope & Talbot Mackenzie Pulp Operations Ltd., a corporation continued under the laws of the Province of Alberta.

(cn)	“Majority Lenders” means, at any time, Lenders having in excess of 66 2/3% of the Total Commitment.

(co)	“Margin Report” means a monthly report setting out the amount and containing a breakdown of Eligible Insured Accounts Receivable, Eligible Uninsured Accounts Receivable and Inventory, substantially in the form attached as Schedule 4.

(cp)	“Material Adverse Effect” means a material adverse effect:

(i)	on the financial condition, business or prospects of Pope & Talbot Canada and its Subsidiaries, taken as a whole;

(ii)	on the ability of Pope & Talbot Canada or the Limited Partnership to perform its obligations under this Agreement; or

(iii)	on the validity or enforceability of this Agreement, any of the Security Documents, any of the Postponement Agreements or the Finance LP Distribution Agreement.

(cq)	“Material Subsidiary” means, at any time and from time to time, any Subsidiary of Pope & Talbot Canada whose business or assets form a material part of the business or assets of Pope & Talbot Canada and its Subsidiaries taken as a whole and shall include, without limitation, the Land Trustee.

(cr)	“Net Income” means, for any particular period, the net income of Pope & Talbot Canada, its Subsidiaries and Finance LP for such period, determined on a combined basis in accordance with GAAP; provided that Net Income shall not include:

(i)	any loss, writedown, gain or other amount classified as an unusual or extraordinary item in accordance with GAAP;

(ii)	any portion of the net income or loss of any person:

(A)	other than Finance LP, that is not a Subsidiary of Pope & Talbot Canada (other than cash amounts actually received by Pope & Talbot Canada or a wholly-owned Subsidiary of Pope & Talbot Canada); or

(B)	that is a Subsidiary of the Limited Partnership; or

(iii)	any gain or loss on the disposition of fixed assets or any income or loss attributable to discontinued operations.

(cs)	“Net Worth” means at any time the net worth of Pope & Talbot Canada, its Subsidiaries (excluding any Subsidiaries of the Limited Partnership) and Finance LP, on a combined basis, consisting of capital stock, contributed surplus and retained earnings (or, in the case of the Limited Partnership and Finance LP, contributed capital and retained earnings) and including the Obligations of Pope & Talbot Canada under the Pope & Talbot Canada Financing Agreement (provided that such Obligations do not constitute Indebtedness of Pope & Talbot Canada at such time), less any amounts in respect of intangibles.

(ct)	“Non-Acceptance Discount Proceeds” means, for the purposes of a hypothetical sale of a Bankers’ Acceptance under Section 4.15, the amount (rounded to the nearest full cent, with one-half of one cent being rounded up) calculated on the applicable Drawing Date which is equal to the Face Amount of such Bankers’ Acceptance multiplied by the price, where the price is calculated by dividing one by the sum of one plus the product of (i) the Non-Acceptance Discount Rate expressed as a decimal fraction multiplied by (ii) a fraction, the numerator of which is the term of such Banker’s Acceptance in days and the denominator of which is 365, which calculated price will be rounded to the nearest multiple of 0.001%.

(cu)	“Non-Acceptance Discount Rate” means, for any day, the CDOR Rate plus seven basis points.

(cv)	“Non-Acceptance Lender” has the meaning set forth in Section 4.15.

(cw)	“Non-Resident of Canada” has the meaning assigned to the expression “non-resident” in the Income Tax Act (Canada).

(cx)	“Normalized EBITDA” means, for any particular period:

(i)	the Net Income for that period;

plus

(ii)	all amounts deducted in computing Net Income for such period in respect of depreciation and amortization, Interest Expense and income taxes;

plus

(iii)	wood products, marketing and administration costs, corporate administration costs and pulp marketing and administration costs charged by Pope & Talbot US (or any of its Affiliates) to Pope & Talbot Canada or

any of its Subsidiaries and deducted in computing Net Income, to a maximum of Cdn.$2,500,000 for each fiscal quarter of Pope & Talbot Canada.

(cy)	“North American Open Account Transaction” means a sale of goods on credit to a buyer located in the United States or Canada.

(cz)	“Notice of Repayment or Cancellation” means a notice substantially in the form attached as Schedule 2.

(da)	“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

(db)	“Operating Borrower” means the Limited Partnership.

(dc)	“Operating Facility” means the Credit Facility described in Section 2.1(a) of this Agreement.

(dd)	“Operating Facility Maturity Date” means, as of any date, the date that is two years after the then current Conversion Date for the Operating Facility.

(de)	“Original Credit Agreement” has the meaning ascribed to that term in the first recital to this Agreement.

(df)	“Original Currency” means the currency in respect of which any Outstandings are owed by a Borrower to a Lender in accordance with the provisions of this Agreement.

(dg)	“Original Pope & Talbot Canada” means Pope & Talbot Ltd., a company amalgamated under the Company Act (British Columbia) and subsequently continued under the Companies Act (Nova Scotia), and the predecessor by amalgamation to Pope & Talbot Canada.

(dh)	“Other Default” means:

(i)	a material default by Pope & Talbot Canada or any of its Subsidiaries under any material agreement relating to borrowed money in excess of Cdn.$5,000,000 (or its equivalent in any other currency); or

(ii)	a default by Pope & Talbot Canada or any of its Subsidiaries under any other agreement which would reasonably be expected to give rise to a Material Adverse Effect.

(di)	“Outstandings” means, on any day, an amount calculated and expressed in Canadian Dollars (with each relevant US Dollar amount converted, for purposes of such calculation, into its Equivalent Amount in Canadian Dollars) equal to:

(i)	the aggregate principal amount of all Advances under the Credit Facilities;

(ii)	the aggregate Face Amount of all outstanding Bankers’ Acceptances under the Credit Facilities; and

(iii)	the aggregate Face Amount of all issued Letters of Credit and Guarantee Letters under the Credit Facilities.

(dj)	“Overdraft Advances” has the meaning ascribed to that term in Section 3.14.

(dk)	“Participant” means a person which accepts a grant of participation in all or any part of a Lender’s interest in a Credit Facility in accordance with Section 14.16 of this Agreement.

(dl)	“Penn Timber” means Penn Timber, Inc., a corporation formed under the laws of the State of Oregon, and its successors.

(dm)	“Permitted Liens” means:

(i)	carriers’, warehousemen’s, builders’, mechanics’, woodsmen’s, landlords’ and other like Liens arising in the ordinary course of business by operation of law for sums not yet delinquent or being contested in good faith, if such reserves as are required by GAAP have been made with respect thereto and the Lenders have been provided with such security for payment of the contested amounts (and any interest, penalties or other costs) as the Lenders may require;

(ii)	Liens resulting from judgments or awards not giving rise to an Event of Default, the time for the appeal or petition for re-hearing of which shall not have expired or in respect of which Pope & Talbot Canada or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceeding for review and in respect of which:

(A)	a stay of execution pending such appeal or proceeding for review shall have been obtained; or

(B)	the Lenders have been provided with such security as the Lenders may require for payment of such judgment (including interest and other costs);

(iii)	Liens or trusts for taxes, assessments and other governmental charges either not yet due and payable or being contested in good faith if such reserves as are required by GAAP have been made with respect thereto and the Lenders have been provided with such security for payment of the contested amounts (and any interest, penalties or other costs) as the Lenders may require;

(iv)	pledges or deposits made under workers’ compensation laws or similar legislation or good faith deposits or bonds or similar instruments to secure the performance of bids, tenders, leases, contracts (other than for the payment of Indebtedness) or expropriation proceedings, or deposits to secure surety and appeal bonds or deposits as security for contested taxes or export or import duties, levies, charges or surcharges;

(v)	the right reserved to or vested in any Governmental Body by the terms of any lease, licence, franchise, tenure, contract, grant or permit acquired by Pope & Talbot Canada or any of its Subsidiaries, or by any statutory provisions, to terminate any such lease, license, franchise, tenure, contract, grant or permit (provided that such right is not then being exercised), or to require annual or other periodic payments or the performance of obligations or imposition of conditions, as a condition of the continuance thereof;

(vi)	security given to a public utility or to any Governmental Body when required by such public utility or Governmental Body in connection with operations in the ordinary course of business of Pope & Talbot Canada or any of its Subsidiaries;

(vii)	the reservations, limitations, provisos and conditions, if any, expressed in any grants from the Crown in the right of Canada or in the right of any Province or Territory thereof;

(viii)	minor survey exceptions, minor encumbrances, leases, rights or options to repurchase, restrictions, easements or reservations of or rights of others for rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, title defects or irregularities or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of business or the ownership of properties which were not incurred in connection with the incurrence of Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of Pope & Talbot Canada or any of its Subsidiaries;

(ix)	Purchase Money Mortgages, Liens constituted by capital leases or finance leases which create Capital Lease Obligations, and Liens created by operation of Law in respect of leases of personal property having a term of more than one year;

(x)	any Lien renewing, extending or refunding any Permitted Lien securing Indebtedness; provided that

(A)	the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced;

(B)	such Lien is not extended to any other property; and

(C)	immediately after such extension, renewal or refunding no Default or Event of Default would exist;

(xi)	Liens created by or contained in the Security Documents and Liens (if any) created by or contained in the Postponement Agreements or in any postponement agreement or subordination agreement entered into by the Lenders (or the Administration Agent on their behalf) with any other lender to or creditor of Pope & Talbot Canada or any of its Subsidiaries;

(xii)	rights of set-off, consolidation and combination available to a deposit-taking institution in respect of deposit accounts of Pope & Talbot Canada or any of its Subsidiaries maintained with that institution; and

(xiii)	rights of any counterparty to a Treasury Contract with Pope & Talbot Canada or any of its Subsidiaries to net amounts payable to Pope & Talbot Canada or such Subsidiary under that Treasury Contract or other Treasury Contracts with Pope & Talbot Canada or such Subsidiary against amounts payable by Pope & Talbot Canada or such Subsidiary to the counterparty under that Treasury Contract or other Treasury Contracts.

(dn)	“person” includes an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency of such state or subdivision.

(do)	“Pope & Talbot Canada” means Pope & Talbot Ltd., a corporation continued under the Canada Business Corporations Act, and its successors.

(dp)	“Pope & Talbot Canada Financing Agreement” means the preferred security loan agreement dated June 13, 2001 between Original Pope & Talbot Canada and Pope & Talbot US.

(dq)	“Pope & Talbot Canada Harmac Debenture” means a debenture/security agreement in the principal amount of Cdn.$160,000,000 executed by Pope & Talbot Canada in favour of the Administration Agent for the benefit of the Lenders, containing a fixed charge over all real property interests, and a floating charge and security interest over all present and after-acquired personal property of, the Acquisition Borrower in connection with the Harmac Mill, in form and content satisfactory to the Lenders.

(dr)	“Pope & Talbot Canada Mackenzie Debenture” means the debenture/security agreement in the principal amount of Cdn.$160,000,000 dated as of December 31, 2001 executed by Original Pope & Talbot Canada in favour of the Administration Agent for the benefit of the Lenders, containing a fixed charge over all real property interests, and a floating charge and security interest over all present and after-acquired personal property of, the Acquisition Borrower in connection with the Mackenzie Mill, as subsequently amended pursuant to the Second Amending Agreement.

(ds)	“Pope & Talbot Canada Security Agreement” means the inventory and accounts security agreement dated as of June 15, 2001 executed by Original Pope & Talbot Canada in favour of the Administration Agent granting to and creating in favour of the Administration Agent, for the benefit of the Lenders, a security interest over all accounts receivable and inventory of Original Pope & Talbot Canada, as subsequently amended pursuant to the Second Amending Agreement.

(dt)	“Pope & Talbot US” means Pope & Talbot, Inc., a corporation incorporated under the laws of the State of Delaware, and its successors.

(du)	“Pope & Talbot US Postponement Agreement” means the postponement agreement dated as of June 15, 2001 between the Administration Agent, the Lenders, Original Pope & Talbot Canada and Pope & Talbot US, as the same may be amended, modified, supplemented, restated or replaced from time to time.

(dv)	“Postponement Agreements” means the Trust Postponement Agreement and the Pope & Talbot US Postponement Agreement.

(dw)	“Power of Attorney” means the power of attorney regarding Bankers’ Acceptances contained in Section 4.3.

(dx)	“Prime Rate” on any day means the greater of:

(i)	the rate of interest per annum then in effect (based on a year of 365 days) established and reported by TD Bank to the Bank of Canada from time to time as the reference rate of interest for the determination of interest rates that TD Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian Dollar loans made by it in Canada and designated by it as its “prime rate”; and

(ii)	the sum of:

(A)	the average one month bankers’ acceptance rate as quoted on Reuters Service page CDOR as at 10:00 a.m. (Toronto time) on such day, expressed as a rate per annum; plus

(B)	100 basis points;

provided that each change in the Prime Rate shall be effective from and including the date such change is made without any requirement of notification to the Borrowers or any other person.

(dy)	“Prime Rate Advances” means Advances on which interest is determined by reference to the Prime Rate in effect from time to time.

(dz)	“Purchase Money Mortgage” means:

(i)	any Lien existing on any property acquired by Pope & Talbot Canada or any of its Subsidiaries from an arm’s-length third party after the date hereof and assumed by Pope & Talbot Canada or such Subsidiary at the time of such acquisition, provided such Lien is secured only by the property so acquired and not by any other property or assets of Pope & Talbot Canada or any of its Subsidiaries; and

(ii)	any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of development or construction, of property (or any improvement thereof) acquired or constructed by Pope & Talbot Canada or any of its Subsidiaries, provided that:

(A)	any such Lien shall extend solely to the item or items of such property (or improvement thereof) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or any improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon);

(B)	the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the lesser of:

(1)	the cost to Pope & Talbot Canada or such Subsidiary of the property (or improvement thereon) so acquired or constructed; and

(2)	the fair market value (as determined in good faith by the directors of Pope & Talbot Canada or such Subsidiary, or the directors of the General Partner, as the case may be) of such property (or improvement thereon) at the time of such acquisition or construction; and

(C)	any such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or completion of development or construction of such property; provided that such period may be extended for an additional 90 days if a written commitment to finance such acquisition, development, construction or improvement is provided.

(daa)	“Quarterly Compliance Certificate” means the certificate of the chief financial officers or other Authorized Officer of each of Pope & Talbot Canada and the Limited Partnership, required to be delivered to the Lenders following each fiscal quarter of Pope & Talbot Canada and the Limited Partnership pursuant to Section 8.1(o), substantially in the form attached as Schedule 3.

(ea)	“Receivables Sale Agreement Initial Date” means October 30, 2003.

(eb)	“Receivables Sale Agreements” means, collectively:

(i)	the receivables purchase agreement dated the Receivables Sale Agreement Initial Date entered into between the Borrowers and TD Bank, together with the performance guarantee granted by Original Pope & Talbot Canada in favour of TD Bank pursuant thereto, as the same may be amended, modified, supplemented, restated or replaced from time to time; and

(ii)	any other similar agreements and guarantees entered into by Pope & Talbot Canada or any of its Subsidiaries from time to time after the Receivables Sale Agreement Initial Date with any other Lender.

(ec)	“Receivables Sale Agreement Secured Portion” means the aggregate amount of US$10,000,000 (or the Equivalent Amount in Canadian Dollars).

(ed)	“Responsible Officer” means:

(i)	with respect to Pope & Talbot Canada, any Authorized Officer of Pope & Talbot Canada, any vice president, treasurer or controller of Pope & Talbot Canada, and any other officer of Pope & Talbot Canada responsible for monitoring compliance with, or otherwise administering, this Agreement; and

(ii)	with respect to Limited Partnership, any Authorized Officer of the Limited Partnership, any vice president, treasurer or controller of the General Partner, and any other officer of the General Partner responsible for monitoring compliance with, or otherwise administering, this Agreement.

(ee)	“Rollover” means:

(i)	the issuance of Bankers’ Acceptances on any day in a Face Amount not exceeding the Face Amount of Bankers’ Acceptances maturing on that day, the proceeds from which are used (directly or indirectly) to pay the maturing Bankers’ Acceptances; and

(ii)	the continuation of a Libor Advance for a further Interest Period without increasing the principal amount thereof.

(ef)	“Second Confirmation” means a confirmation of the Security Documents executed by the Borrowers, the Land Trustee and Finance LP, in form and content satisfactory to the Lenders.

(eg)	“Security Documents” means, collectively:

(i)	the Pope & Talbot Canada Security Agreement;

(ii)	the Pope & Talbot Canada Mackenzie Debenture;

(iii)	the Pope & Talbot Canada Harmac Debenture;

(iv)	security granted by Pope & Talbot Canada under section 427 of the Bank Act (Canada);

(v)	the Amalco Confirmation;

(vi)	the Limited Partnership Security Agreement;

(vii)	security granted by the Limited Partnership under section 427 of the Bank Act (Canada);

(viii)	the Beneficiary Authorization and Charge;

(ix)	the Land Trustee Debenture;

(x)	the Finance LP Security Agreement;

(xi)	the Confirmation;

(xii)	the Second Confirmation; and

(xiii)	any other documents or instruments from time to time delivered to the Administration Agent and the Lenders to secure the obligations of any of the Borrowers or the Guarantors under this Agreement.

(eh)	“Subsidiary” means, with respect to any person, any corporation, partnership or other entity of which or in which such person (alone or with its Subsidiaries) owns directly or indirectly more than 50% of the combined voting power of all classes of Voting Stock, and, for the purposes of this Agreement, the Limited Partnership shall be a Subsidiary of Pope & Talbot Canada for so long as Pope & Talbot Canada is the sole general partner of the Limited Partnership.

(ei)	“Taxes” means any and all present or future taxes (including without limitation all stamp, documentary, excise or property taxes), levies, imposts, deductions, charges or withholdings and liabilities with respect thereto.

(ej)	“TD Bank” means The Toronto-Dominion Bank or any successor.

(ek)	“this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement as supplemented or amended and not to any particular Article, Section, Schedule or other portion hereof, and the expressions “Article”, “Section” and “Schedule” followed by a number mean and refer to the specified Article, Section or Schedule of this Agreement.

(el)	“Timber Tenures” mean all forest licences, timber sale licences, timber licences, tree farm licences, pulpwood agreements, woodlot licences, free use permits, licences to cut, road permits, road use permits, cutting permits and special use permits granted to Pope & Talbot Canada or any of its Subsidiaries pursuant to the Forest Act and all other timber tenures or entitlements of Pope & Talbot Canada or any of its Subsidiaries in respect of timber now owned or hereafter acquired by Pope & Talbot Canada or such Subsidiary together with all rights, authorizations and benefits connected therewith or appurtenant thereto and all renewals, replacements, amendments, subdivisions, consolidations, partitions, conversions or substitutions thereof or therefor.

(em)	“Total Capitalization” means the sum of:

(i)	Funded Debt; and

(ii)	Net Worth.

(en)	“Total Commitment” means the sum of the Commitments of the Lenders under the Acquisition Facility and the Operating Facility from time to time, irrespective of Borrowings.

(eo)	“Treasury Contracts” means:

(i)	any agreement entered into by Pope & Talbot Canada or any of its Subsidiaries to control, fix or regulate currency exchange fluctuations or the rate or rates of interest payable on indebtedness, commodity price fluctuations or to purchase commodities under term contracts for the physical supply of commodities, and includes commodity price protection agreements, commodity price hedging arrangements, contracts for the purchase or supply of commodities, interest rate swaps, interest rate agreements, caps, collars, futures and all manner of hedging agreements and other like money or commodity market facilities; and

(ii)	Receivables Sale Agreements.

(ep)	“Treasury Contract Breakage Costs” means the aggregate of all costs and liabilities incurred by Pope & Talbot Canada or the Limited Partnership to a Lender as a result of the termination or cancellation of any Treasury Contract or Treasury Contracts.

(eq)	“Trust” means P&T Community Trust, the sole limited partner of the Limited Partnership, formed pursuant to a trust agreement dated June 11, 2001.

(er)	“Trust Postponement Agreement” means the postponement agreement dated as of June 15, 2001 between the Administration Agent, the Lenders, the Limited Partnership and the Trust, as the same may be amended, modified, supplemented, restated or replaced from time to time.

(es)	“US Dollars” and “US$” each mean lawful money of the United States of America.

(et)	“Voting Stock” of any designated person means any and all shares of capital stock of such person of any class, or any other ownership interests, the holders of which have the right (not depending upon the happening of a contingency) to manage such person or elect the members of the board of directors, or other persons performing similar functions, for such person.

1.2	Computation of Time Periods.

Where, in this Agreement, a notice must be given a number of days prior to a specified action, the day on which such notice is given shall be included and the day of the specified action shall be excluded.

1.3	Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

1.4	Incorporation of Appendix and Schedules.

The following Appendix and Schedules to this Agreement shall, for all purposes hereof, form an integral part of this Agreement:

Appendix 1	-	Commitments

Schedule 1	-	Borrowing Notice
Schedule 2	-	Notice of Repayment or Cancellation
Schedule 3	-	Quarterly Compliance Certificate
Schedule 4	-	Margin Report
Schedule 5	-	Material Subsidiaries
Schedule 6	-	Lender Assignment Agreement
Schedule 7	-	Extension Compliance Certificate

1.5	Singular, Plural, etc.

As used herein, each gender shall include all genders, and the singular shall include the plural and the plural the singular as the context shall require.

1.6	Acquisition Borrower.

All references in this Agreement and the other Credit Facility Documents to the Acquisition Borrower shall be references to Pope & Talbot Canada, regardless of whether or not the Acquisition Facility has then been repaid in full and whether or not the Acquisition Borrower is then entitled to a Borrowing thereunder, and accordingly, all obligations of the Acquisition Borrower under this Agreement and the other Credit Facility Documents, including without limitation all obligations of the Acquisition Borrower as a Guarantor under this Agreement, shall continue as obligations of Pope & Talbot Canada throughout the term of this Agreement.

ARTICLE 2

CREDIT FACILITIES

2.1	Credit Facilities.

The Credit Facilities to be made available to the Borrowers hereunder consist of:

(a)	an extendible revolving term facility (the “Operating Facility”) in the maximum principal amount of Cdn.$80,000,000 (or the Equivalent Amount in US Dollars) to be made available to the Operating Borrower; and

(b)	an extendible revolving term facility (the “Acquisition Facility”) in the maximum principal amount of Cdn.$70,000,000 (or the Equivalent Amount in US Dollars) to be made available to the Acquisition Borrower.

2.2	Purposes.

The Acquisition Facility will be made available to the Acquisition Borrower to assist in funding existing capital assets and for general corporate purposes. The Operating Facility will be made available to the Operating Borrower for its general corporate purposes.

2.3	Availability.

Subject to Section 2.4 and the provisions of Article 6, each of the Operating Facility and the Acquisition Facility shall be available for drawdown commencing on the Effective Date and terminating on the day prior to the applicable Conversion Date for such Credit Facility, provided that, except for the utilization of the Operating Facility by the Operating Borrower by way of Letters of Credit or Guarantee Letters pursuant to Article 5 hereof or by way of Overdraft Advances pursuant to Section 3.14 hereof, the Operating Borrower shall not utilize the Operating Facility unless and until the Outstandings under the Acquisition Facility equal the then applicable aggregate Commitments of the Lenders in respect of the Acquisition Facility.

2.4	Termination of Availability.

If the Effective Date does not occur on or before June 30, 2004, the Credit Facilities shall no longer be available and, subject to the obligations of the Borrowers under Section 14.5 (which shall continue), this Agreement shall terminate.

2.5	Revolving Nature of Operating Facility.

Subject to Section 2.9(b)(iv)(B)(2), prior to the Conversion Date for the Operating Facility, the Operating Facility shall revolve and any amounts borrowed thereunder and repaid may, subject to the terms and conditions of this Agreement, be borrowed again, provided that any such reborrowing would not result in the amount of the Outstandings under the Operating Facility exceeding the then applicable aggregate Commitments of the Lenders in respect of the Operating Facility. On and after the Conversion Date for the Operating Facility, the Operating Facility shall no longer revolve, and any amount repaid shall constitute a permanent repayment and reduction of the Commitments in respect of the Operating Facility and may not be redrawn.

2.6	Revolving Nature of Acquisition Facility.

Subject to Section 2.9(b)(iv)(B)(2), prior to the Conversion Date for the Acquisition Facility, the Acquisition Facility shall revolve and any amounts borrowed thereunder and repaid may, subject to the terms and conditions of this Agreement, be borrowed again, provided that any such reborrowing would not result in the amount of the Outstandings under the Acquisition Facility exceeding the then applicable aggregate Commitments of the Lenders in respect of the Acquisition Facility. On and after the Conversion Date for the Acquisition Facility, the Acquisition Facility shall no longer revolve, and any amount repaid shall constitute a permanent repayment and reduction of the Commitments in respect of the Acquisition Facility and may not be redrawn.

2.7	Borrowing Options.

Subject to the provisions of this Agreement, the Borrowers may, at their option, utilize the Credit Facilities by way of:

(a)	Prime Rate Advances, Base Rate Advances or Libor Advances pursuant to Article 3 hereof; and

(b)	Bankers’ Acceptances for terms of one month to six months (or, subject to availability, shorter or longer terms) in Canadian Dollars pursuant to Article 4 hereof.

In addition, the Operating Borrower may, at its option and subject to the provisions of this agreement, utilize the Operating Facility by way of Letters of Credit or Guarantee Letters issued by the Issuing Lender in Canadian Dollars or US Dollars pursuant to Article 5 hereof.

2.8	Repayment of Credit Facilities.

All Outstandings under the Acquisition Facility, together with all unpaid interest, fees and other amounts owing to the Lenders in respect of the Acquisition Facility, shall be paid by the Acquisition Borrower to the Administration Agent on the Acquisition Facility Maturity Date, for the account of the Lenders, and the Commitments of the Lenders in respect of the Acquisition Facility reduced to nil.

All Outstandings under the Operating Facility, together with all unpaid interest, fees and other amounts owing to the Lenders under or in respect of this Agreement shall be paid by the Operating Borrower on the Operating Facility Maturity Date, for the account of the Lenders, and the Commitments of the Lenders in respect of the Operating Facility reduced to nil.

2.9	Extension of Conversion Date for Operating Facility and/or Acquisition Facility.

(a)	Provided that no Event of Default has then occurred, the Conversion Date for both the Operating Facility and the Acquisition Facility will be extended on July 31, 2004 for a further period of 364 days, to July 30, 2005, provided only that the Borrowers deliver to the Agent on, and dated, July 30, 2004 a certificate of an Authorized Officer of each of Pope & Talbot Canada and the Limited Partnership substantially in the form attached as Schedule 7 hereto.

(b)	The Lenders may, in their absolute discretion, agree to extend the Conversion Date for either or both of the Operating Facility or the Acquisition Facility for a further period of 364 days at any time, in accordance with the following provisions:

(i)	The Operating Borrower or the Acquisition Borrower, as the case may be, shall, if it wishes to extend the applicable Conversion Date, make such request to each of the Lenders by means of written notice given to the Administration Agent not earlier than 90 days nor later than 75 days prior to the then applicable Conversion Date for such Credit Facility. Each Lender shall provide a written response to such request to the

Administration Agent no less than 30 days after receiving the request. If any Lender fails to so respond, such Lender shall be deemed to have declined to grant any such extension (and shall have no liability for failing to respond). The Administration Agent will advise the relevant Borrower by notice in writing of the response of the Lenders no less than 45 days prior to the applicable Conversion Date, which notice shall include the names of all Lenders who declined or were deemed to have declined to grant such extension (the “Declining Lenders”).

(ii)	If all of the Lenders agree to extend the relevant Conversion Date, the Conversion Date in respect of the Operating Facility or the Acquisition Facility, as the case may be, shall be extended by 364 days from the then applicable Conversion Date for such Credit Facility.

(iii)	If the aggregate amount of the Commitments in respect of the applicable Credit Facility of all Lenders who agree to extend the applicable Conversion Date (the “Accepting Lenders”) is less than or equal to 50% of the aggregate Commitments in respect of the applicable Credit Facility of all Lenders then in effect, the relevant Conversion Date shall not be extended.

(iv)	If the aggregate amount of the Commitments of the Accepting Lenders exceeds 50% of the aggregate Commitments of all Lenders in respect of the applicable Credit Facility then in effect, the relevant Conversion Date shall (subject to paragraph (v) below) be extended by 364 days from the then applicable Conversion Date, provided that the relevant Borrower has, prior to the then applicable Conversion Date in respect of the applicable Credit Facility, replaced, cancelled or converted the Commitments in respect of the applicable Credit Facility of all Declining Lenders in the following manner:

(A)	the relevant Borrower may negotiate an agreement with:

(1)	one or more of the Accepting Lenders, or

(2)	one or more other financial institutions (“New Lenders”) which have been identified by the relevant Borrower (with the assistance of the Administration Agent, if requested) and which are acceptable to the Accepting Lenders, acting reasonably, to assume the Commitments of the Declining Lenders upon payment to the Declining Lenders of all amounts owed to the Declining Lenders under this Agreement, and in that event an assignment by the Declining Lenders to the Accepting Lenders or the New Lenders will be deemed to have occurred pursuant to Section 14.15; and

(B)	to the extent the Commitments of the Declining Lenders have not been fully assumed by the Accepting Lenders and the New Lenders pursuant to paragraph (A) above, and all amounts owed to the Declining Lenders paid by the Accepting Lenders and the New Lenders, the relevant Borrower may:

(1)	cancel the Commitments of the Declining Lenders and pay to the Declining Lenders on the then-applicable Conversion Date all amounts owed to the Declining Lenders under this Agreement, without penalty but subject to payment of any losses, costs and expenses payable to the Declining Lenders pursuant to Sections 2.18 and 14.5; or

(2)	elect to convert, effective on or before the then-applicable Conversion Date, such portion of the applicable Credit Facility as is represented by the Commitments of the Declining Lenders into a non-revolving term credit facility with a maturity date of, in the case of the Operating Facility, two years from the date of such conversion and, in the case of the Acquisition Facility, one year from the date of such conversion and, on such maturity date, the Commitments of the Declining Lenders shall be cancelled and the relevant Borrower shall pay to the Declining Lenders all amounts owed to the Declining Lenders under this Agreement, without penalty but subject to payment of any losses, costs and expenses payable to the Declining Lenders pursuant to Sections 2.18 and 14.5.

(v)	Notwithstanding paragraph (iv) above, the relevant Borrower may elect not to extend the relevant Conversion Date by giving a further written notice to the Administration Agent to that effect prior to the then applicable Conversion Date in respect of the applicable Credit Facility.

2.10	Available Amount of the Credit Facilities.

The available amount of each Credit Facility shall be determined in Canadian Dollars, with Borrowings by way of US Dollars converted to Canadian Dollars by determining the Equivalent Amount in US Dollars. Any repayment of a Borrowing by a Borrower shall be in the currency of such Borrowing.

2.11	Operating Facility Borrowings not to Exceed Borrowing Base.

Notwithstanding anything to the contrary in this Agreement, the Operating Borrower shall not be entitled to any Borrowing under the Operating Facility if such Borrowing would result in the Outstandings under the Operating Facility exceeding the then applicable Borrowing Base, as determined in accordance with the last Margin Report required to be provided to the Administration Agent under Section 8.1(p). If at any time the Outstandings under the Operating Facility exceed the then applicable Borrowing Base, the Operating Borrower shall immediately repay such amount as will result in the Outstandings under the Operating Facility being less than or equal to the Borrowing Base and provided that, following the Conversion Date, the aggregate Commitments of the Lenders in respect of the Operating Facility shall be permanently reduced by the amount of any such repayment.

2.12	Optional Repayment.

The applicable Borrower may at any time, on three Business Days’ notice to the Administration Agent by way of a Notice of Repayment or Cancellation, repay all or any part of the amount outstanding under a Credit Facility, together with interest thereon without penalty, bonus or premium, provided that, for any repayments under either the Acquisition Facility or the Operating Facility after the applicable Conversion Date for such Credit Facility, the aggregate Commitments of the Lenders under such Credit Facility shall be permanently reduced by the amount of such repayment. Subject to Section 2.18, no repayment may be made in respect of a Libor Advance on a day other than the last day of an Interest Period applicable to such Libor Advance and no repayment may be made in respect of a Bankers’ Acceptance on a date other than the maturity date of such Bankers’ Acceptance.

2.13	Optional Reduction of Commitments.

The Operating Borrower or the Acquisition Borrower may at any time, on three Business Days’ notice to the Administration Agent by way of a Notice of Repayment or Cancellation, permanently reduce the unused portions of the Commitments of the Lenders in respect of the Operating Facility and the Acquisition Facility, respectively, rateably between or among the Lenders, without penalty, bonus or premium. Each partial reduction shall be not less than an aggregate of Cdn.$5,000,000 and in integral multiples of Cdn.$1,000,000.

2.14	Repayment of Outstandings to Reflect Commitment.

If the Outstandings under the Acquisition Facility or the Operating Facility exceed the then prevailing Total Commitment for a period of three Business Days by virtue of a change in the Equivalent Amount in Canadian Dollars of Accommodations made in US Dollars, the Acquisition Borrower or the Operating Borrower, as the case may be, shall at the request of the Administration Agent forthwith repay such amount as will result in the Outstandings under the Credit Facilities being less than or equal to the Total Commitment.

2.15	General Interest Provisions.

The following provisions shall apply in respect of interest payable under this Agreement:

(a)	in the event of any dispute, disagreement or adjudication involving or pertaining to the determination of Prime Rate, Base Rate or Libor in effect at any time, the certificate of the Administration Agent as to such rate shall be accepted, in the absence of manifest error, as prima facie evidence thereof for all purposes of this Agreement;

(b)	each determination by the Administration Agent of the amount of interest, stamping fees or other amounts due from the Borrowers hereunder shall, in the absence of manifest error, be prima facie evidence of the accuracy of such determination;

(c)	all interest and other amounts payable shall accrue daily, be computed as described herein, and be payable both before and after demand, maturity, default and judgment;

(d)	to the maximum extent permitted by law, the covenant of the Borrowers to pay interest at rates provided herein shall not merge in any judgment relating to any obligation of the Borrowers to the Lenders or the Administration Agent;

(e)	in no event shall any interest, fees or other amounts payable hereunder exceed the maximum permitted by law; in the event any such interest or fee exceeds such maximum rate, such interest or fee shall be reduced to the maximum rate recoverable under law and the Lenders and the Borrowers shall be deemed to have agreed to such amount by contract;

(f)	for the purposes of the Interest Act (Canada):

(i)	the annual rate of interest which is equivalent to the interest rate determined by reference to Libor shall be the determined rate multiplied by a fraction, the numerator of which is the total number of days in such year and the denominator of which is 360;

(ii)	unless otherwise stated, the rates of interest specified in this Agreement are to be calculated on the basis of a year of 365 days and the annual rate of interest which is equivalent to the interest rate determined by reference to such 365 day period hereunder shall be the determined rate multiplied by a fraction, the numerator of which is the total number of days in such year and the denominator of which is 365;

(iii)	the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and

(iv)	the rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.

2.16	Business Day Payments.

Except as otherwise provided herein in the case of a Libor Advance, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

2.17	Interest on Overdue Amounts.

If all or a portion of the principal amount of any Advance, any interest payable thereon, any stamping fee, Commitment Fee or other fee or any other amount payable by the Borrowers hereunder shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Prime Rate plus 2.0% in the case of any overdue amount in Canadian Dollars and the Base Rate plus 2.0% in the case of any overdue amount in US Dollars. Interest on any such overdue amount shall be computed from and including the date on which such amount becomes due to the date such amount is paid, and shall be compounded monthly and be paid on demand both before and after maturity, default and judgment.

2.18	Breakage Costs.

Each of the Borrowers shall promptly pay to each Lender any amounts required to compensate such Lender for any loss, cost of redeploying funds or other cost or expense suffered or incurred by such Lender as a result of:

(a)	any payment being made by such Borrower in respect of a Libor Advance or a Bankers’ Acceptance (due to acceleration of the maturity of the Advance hereunder or a mandatory or optional prepayment of principal or for any other reason) on a day other than the last day of an Interest Period or a maturity date applicable thereto, respectively;

(b)	such Borrower’s failure to give notice in the manner and at the times required hereunder;

(c)	the failure of such Borrower to accept an Advance or make a Drawing after delivery of a Borrowing Notice in the manner and at the time specified in such Borrowing Notice; or

(d)	the failure of such Borrower to make a payment or a prepayment to the Administration Agent in the manner and at the time specified in a notice given to the Administration Agent.

A certificate of such Lender, which may be submitted by the Administration Agent on such Lender’s behalf, as to the amount necessary so to compensate such Lender shall be prima facie evidence, absent manifest error, of the amount due from such Borrower to such Lender.

2.19	Allocation.

The Administration Agent is authorized by the Borrowers and each Lender to allocate among the Lenders the Libor Advances and Bankers’ Acceptances which are the subject of a Borrowing in such manner and amounts as the Administration Agent may, in its discretion, consider necessary and equitable, rounding up or down in respect of individual Lenders, so as to ensure if possible that no Lender has a participation with respect to a Bankers’ Acceptance for a fraction of Cdn.$100,000 or a Libor Advance for a fraction of US$100,000, as the case may be, and the Lenders’ respective participation in any such Libor Advances and Bankers’ Acceptances and repayments thereof shall be altered accordingly.

2.20	Application of Payments.

So long as no Event of Default has occurred and is continuing, all amounts received by the Lenders from or on behalf of either of the Borrowers and not previously applied in another manner in accordance with this Agreement shall be applied by the Lenders as follows:

(a)	first, to fulfil the Borrowers’ obligation to pay accrued and unpaid interest due and owing on the principal amount of Advances or unpaid stamping fees in respect of Bankers’ Acceptances;

(b)	second, to fulfil the Borrowers’ obligation to pay any other fees which are due and owing, and any accrued and unpaid costs and expenses of the Lenders in connection with any of the Credit Facility Documents;

(c)	third, to fulfil the Borrowers’ obligation to pay any amounts due and owing on account of the unpaid principal amount of Borrowings and the Borrowers’ reimbursement obligations in respect of Bankers’ Acceptances; and

(d)	fourth, to fulfil any other obligation of the Borrowers under this Agreement.

After the occurrence of an Event of Default, unless such Event of Default is cured or waived by the Lenders, payments received by the Lenders shall be applied to the Borrowers’ obligations as the Lenders see fit.

2.21	Sharing of Payments.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off at Law or otherwise and other than amounts paid by the Borrowers in respect of Taxes or resulting from an allocation pursuant to Section 2.19 hereof) in excess of its rateable share of payments due to it under the Credit Facility Documents, such Lender shall receive such payment in trust for the Administration Agent for and on behalf of the Lenders, shall forthwith remit such payment to the Administration Agent, and take all such action and do or cause to be done all such things as shall be necessary in order that such payment shall be preserved and shall enure to the Administration Agent for and on behalf of all the Lenders. Prior to a declaration pursuant to Section 12.2 hereof, any such payment received by the Administration Agent shall be shared among the Lenders pro rata in proportion to the outstanding obligations owing to them by the Borrowers under the Credit Facility Documents (subject to any allocations made pursuant to Section 2.19). From and after a declaration pursuant to Section 12.2 hereof, the Lenders shall forthwith purchase from other Lenders such participation in Accommodations made by other Lenders or take any such action or do any such thing as may be necessary to ensure the Outstandings are rateably shared amongst all Lenders in proportion to their Commitments and any amounts received by the Administration Agent shall be applied so as to, and the Lenders shall take all such action and do or cause to be done all such things as shall be necessary so as to, cause the reduction in whole or in part of the outstanding obligations owing to them by the Borrowers pro rata in proportion to each Lender’s Commitment.

2.22	Conditions Solely for the Benefit of the Lenders.

All conditions to the obligations of the Lenders to make any Accommodation under the Credit Facilities are solely for the benefit of the Lenders, and no other person shall have standing to require satisfaction of any condition and no other person shall be deemed to be a beneficiary of any such condition, any and all of which may be freely waived in whole or in part by the Lenders at any time.

2.23	No Waiver.

The making of an Accommodation without fulfilment of one or more of the conditions set forth in this Agreement shall not constitute a waiver by the Lenders of any such condition, and the Lenders reserve the right to require the fulfilment of each condition prior to the making of any subsequent Accommodation.

2.24	Authorized Debit.

Each of the Borrowers authorizes the Administration Agent and each Lender to debit such Borrower’s accounts with the amounts required to pay principal, interest, stamping fees, Commitment Fees and other amounts required to be paid by the Borrowers under this Agreement.

2.25	Commitment Fee.

(a)	Each of the Operating Borrower and the Acquisition Borrower shall pay to the Administration Agent for the account of the Lenders a fee (the “Commitment Fee”) in Canadian Dollars on the amount of each Lenders’ Proportion of the Total Commitment in respect of the Operating Facility or the Acquisition Facility, respectively, not utilized by the Operating Borrower or the Acquisition Borrower, as the case may be. In determining the amount of each Lender’s Proportion of the Total Commitment not utilized by the relevant Borrower:

(i)	Borrowings in US Dollars shall be deemed to be the Equivalent Amount thereof in Canadian Dollars; and

(ii)	the following Borrowings shall be deemed to be a utilization only of the Issuing Lender’s Commitment, and shall not reduce any other Lender’s Proportion of the Total Commitment not utilized by the Operating Borrower:

(A)	Overdraft Advances made by the Issuing Lender pursuant to Section 3.14; and

(B)	Contingent Payment Letters issued by the Issuing Lender at the request of the Operating Borrower pursuant to Article 5 up to an aggregate Face Amount of Cdn.$11,000,000 (or the Equivalent Amount in US Dollars) outstanding at any one time.

(b)	The Commitment Fee shall be calculated at the rate of:

(i)	55 basis points per annum calculated on a daily basis on the portion of the Total Commitment under the Acquisition Facility not utilized by the Acquisition Borrower on such date, provided that the Commitment Fee shall cease to be payable in respect of the Acquisition Facility upon the conversion of the Acquisition Facility to a non-revolving facility on the Conversion Date for the Acquisition Facility; and

(ii)	45 basis points per annum calculated on a daily basis on the portion of the Total Commitment under the Operating Facility not utilized by the Operating Borrower on such date, provided that the Commitment Fee shall cease to be payable in respect of the Operating Facility upon the conversion of the Operating Facility to a non-revolving facility on the Conversion Date for the Operating Facility; and

(c)	The Commitment Fee shall be payable from and after the Effective Date and shall be paid to the Administration Agent for the account of the Lenders quarterly in arrears on the third Business Day following the end of each calendar quarter.

2.26	Administration Agent’s Fee.

The Borrowers shall pay the Administration Agent annually in advance, commencing on the Effective Date and thereafter on the anniversary of the Effective Date, an agent’s fee separately agreed upon by the Administration Agent and the Borrowers.

2.27	Payment to Administration Agent.

A Borrower’s obligation to pay any amount to a Lender under this Agreement shall be deemed to be satisfied if such amount is paid to the Administration Agent for the account of such Lender.

ARTICLE 3

LOANS

3.1	Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, from time to time to make Prime Rate Advances, Base Rate Advances and Libor Advances (or any combination thereof) to the Operating Borrower under the Operating Facility on any Business Day prior to the Conversion Date for the Operating Facility, and to the Acquisition Borrower under the Acquisition Facility on any Business Day prior to the Conversion Date for the Acquisition Facility.

3.2	Minimum Advances.

Each Prime Rate Advance (other than an Overdraft Advance) shall be in an aggregate amount of not less than Cdn.$1,000,000. Each Base Rate Advance (other than an Overdraft Advance) shall be in an aggregate amount of not less than US$1,000,000. Each Libor Advance shall be in an aggregate amount of not less than US$1,000,000 and in an integral multiple of US$100,000.

3.3	Notice Requirements for Advances.

Each Advance shall be made:

(a)	without notice, in the case of Overdraft Advances pursuant to Section 3.14 which do not exceed an aggregate of Cdn.$10,000,000 (or the Equivalent Amount in US Dollars) on any Business Day;

(b)	on at least two Business Days’ prior written notice, in the case of Prime Rate Advances exceeding Cdn.$10,000,000 or Base Rate Advances exceeding US$10,000,000;

(c)	on at least one Business Day’s prior written notice, in the case of any Prime Rate Advance or Base Rate Advance not described in paragraphs (a) or (b) above; and

(d)	on at least three Business Days’ prior written notice, in the case of a Libor Advance.

Notice shall be given not later than 9:00 a.m. (Vancouver time) by a Borrower to the Administration Agent by way of a Borrowing Notice. The Administration Agent shall give each Lender prompt notice thereof and of such Lender’s rateable portion of such Advance.

3.4	Payment of Advances to Administration Agent.

Each Lender shall, before 11:00 a.m. (Vancouver time) on the date of the requested Advance, pay to the Administration Agent in same day funds such Lender’s rateable portion of such Advance in:

(a)	Canadian Dollars, in the case of a Prime Rate Advance; and

(b)	US Dollars, in the case of a Base Rate Advance or a Libor Advance.

Promptly upon receipt by the Administration Agent of such funds, and subject to the provisions of this Agreement, the Administration Agent will make such funds available to the Acquisition Borrower or the Operating Borrower, as the case may be.

3.5	Notices Irrevocable.

Each Borrowing Notice shall be irrevocable and binding on the Borrower providing such Borrowing Notice. Such Borrower shall indemnify the Lenders against any loss or expense (excluding loss of profit or other consequential losses) incurred by the Lenders in reliance on a Borrowing Notice as a result of any failure by such Borrower to fulfil or honour the provisions of this Agreement if an Advance, as a result of such failure, is not made or a Libor Advance is not continued on the date specified in any Borrowing Notice.

3.6	Election of Interest Rates and Currencies.

Each Advance shall be the Type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to such Type of Advance, determined in accordance with the provisions of this Agreement, until:

(a)	in the case of a Libor Advance, the end of the initial Interest Period applicable thereto as specified in the applicable Borrowing Notice; or

(b)	in the case of a Prime Rate Advance or Base Rate Advance, the date on which such Advance is repaid in full.

3.7	Continuation of Libor Advances.

Each Borrower may from time to time, by delivering a Borrowing Notice, elect to continue a Libor Advance for an additional Interest Period beginning on the last day of the then current Interest Period applicable to such Libor Advance. Each such election shall be made on at least three Business Days’ prior written notice given not later than 9:00 a.m. (Vancouver time) by such Borrower to the Administration Agent. Each Borrowing Notice delivered pursuant to this Section shall specify the duration of the additional Interest Period and the date on which such Interest Period is to begin.

3.8	Conversion of Advances.

(a)	Each Borrower may from time to time, by delivering a Borrowing Notice, elect to change the Type of any outstanding Advance, as follows:

(i)	if such Advance is a Libor Advance, such Borrower may elect to change such Libor Advance in whole or in part to a Prime Rate Advance or a Base Rate Advance beginning on the last day of the then current Interest Period applicable to such Libor Advance;

(ii)	if such Advance is a Prime Rate Advance, such Borrower may elect to change such Prime Rate Advance in whole or in part to a Libor Advance or a Base Rate Advance; and

(iii)	if such Advance is a Base Rate Advance, such Borrower may elect to change such Base Rate Advance in whole or in part to a Libor Advance or a Prime Rate Advance.

(b)	Each such election shall be made on at least three Business Days’ prior written notice for a conversion into a Libor Advance and on at least two Business Days’ notice in any other case, given not later than 9:00 a.m. (Vancouver time) by such Borrower to the Administration Agent.

(c)	Each Borrowing Notice delivered pursuant to this Section shall specify the new Type of Advance selected, the date on which the requested change is to be made, the currency (if changed) and, if the new Type of Advance is a Libor Advance, the duration of the initial Interest Period applicable thereto.

(d)	Such Borrower will, upon the date of any change in the Type of an Advance which results in a change in the currency borrowed, pay to the Lender an amount equal to the outstanding principal of the Advance (or part thereof) being converted in the currency of such Advance, and the Lender shall provide to such Borrower in replacement thereof currency of the requested Type of Advance.

(e)	Any change in the Type of an Advance pursuant to this Section shall be deemed to be a change in the type or form of borrowing and not a repayment or reborrowing by such Borrower.

3.9	Automatic Conversion of Libor Advances.

If a Borrower fails, in the manner required herein, to give to the Administration Agent in respect of all or any part of a Libor Advance:

(a)	a Borrowing Notice continuing such Libor Advance for a further Interest Period pursuant to Section 3.7; or

(b)	a Borrowing Notice changing such Libor Advance into a different Type of Advance pursuant to Section 3.8 or into Bankers’ Acceptances pursuant to Section 4.9; or

(c)	a Notice of Repayment or Cancellation;

then any such Libor Advance, or part thereof, shall become a Base Rate Advance under the applicable Credit Facility on the last day of the Interest Period applicable thereto, and shall bear interest at the rate otherwise applicable to Base Rate Advances. Such Borrower shall also promptly pay to each Lender any amounts required to compensate such Lender for any loss, cost or expense (excluding loss of profit or other consequential loss) suffered or incurred by such Lender as a result of such Borrower’s failure to give to the Administration Agent any of the notices described in this Section.

3.10	Circumstances Requiring Prime Rate or Base Rate Pricing.

(a)	If a Lender determines in good faith, and notifies the Administration Agent in writing, that:

(i)	by reason of circumstances affecting financial markets inside or outside Canada, deposits of US Dollars are unavailable to such Lender;

(ii)	adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of Libor;

(iii)	the making or continuation of any Libor Advance has been made impracticable by:

(A)	the occurrence of a contingency which materially and adversely affects the funding of the Credit Facilities at any interest rate computed on the basis of Libor;

(B)	the introduction or change in the interpretation of any Law since the date of this Agreement;

(C)	compliance by such Lender with any guideline, official directive or request from any central bank or Governmental Body (whether or not having the force of Law); or

(D)	a change since the date of this Agreement in any relevant financial market which results in Libor no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period or other applicable period; or

(iv)	any introduction or change in the interpretation of any Law since the date of this Agreement, or any compliance by such Lender with any guideline, official direction or request from any central bank or Governmental Body (whether or not having the force of Law) has made it unlawful for such Lender to make or maintain or to give effect to its obligations in respect of Libor Advances as contemplated hereby;

then, with respect to such Lender:

(v)	the right of the Borrowers to select a Libor Advance shall be suspended;

(vi)	if any affected Libor Advance is not yet outstanding, any applicable Borrowing Notice shall be cancelled and the Libor Advance requested therein shall not be made in that form, without affecting the right of the Borrowers to request another Type of Advance (without any additional notice period if a Borrower requests a Prime Rate Advance or a Base Rate Advance);

(vii)	if any Libor Advance is already outstanding at any time when the right of the Borrowers to select a Libor Advance from such Lender is suspended, it and all other Libor Advances shall, upon ten days’ notice to the Borrowers and subject to the Borrowers having the right to select Prime Rate Advances or Base Rate Advances at such time, become Base Rate Advances on the last day of the then current Interest Period applicable thereto (or on such earlier date as may be required to comply with applicable Law).

(b)	The Administration Agent shall promptly notify the Borrowers of the suspension of the Borrowers’ right to select Libor Advances from a particular Lender and, following written notice to the Administration Agent from such Lender, of the termination of any such suspension.

(c)	For so long as Canadian Western Bank is a Lender, in the event that any other Lender suspends the Borrowers’ right to select Libor Advances from such other Lender in accordance with paragraph (a), during the period of such suspension the Borrowers’ right to select Libor Advances from Canadian Western Bank shall similarly be suspended.

3.11	Interest Periods.

Interest Periods for Libor Advances shall be the period, as requested by a Borrower, from one to six months or such other period as the Lenders may allow, provided that the Lenders may in their discretion restrict the term of any Interest Period. No Interest Period may be selected under the Operating Facility which would end on a day after the Operating Facility Maturity

Date, or under the Acquisition Facility which would end on a day after the Acquisition Facility Maturity Date. Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be altered to occur on the immediately preceding Business Day.

3.12	Interest on Advances.

Each Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount shall be repaid in full, at the following rates per annum:

(a)	for Advances under the Acquisition Facility:

(i)	prior to the Conversion Date for the Acquisition Facility:

(A)	in the case of Prime Rate Advances, at a rate per annum equal to the Prime Rate in effect from time to time plus 100 basis points per annum;

(B)	in the case of Base Rate Advances, at a rate per annum equal to the Base Rate in effect from time to time plus 100 basis points per annum; and

(C)	in the case of Libor Advances, at a rate per annum equal to Libor for the applicable Interest Period plus 200 basis points per annum;

(ii)	on and after the Conversion Date for the Acquisition Facility:

(A)	in the case of Prime Rate Advances, at a rate per annum equal to the Prime Rate in effect from time to time plus 125 basis points per annum;

(B)	in the case of Base Rate Advances, at a rate per annum equal to the Base Rate in effect from time to time plus 125 basis points per annum; and

(C)	in the case of Libor Advances, at a rate per annum equal to Libor for the applicable Interest Period plus 225 basis points per annum; and

(b)	for Advances under the Operating Facility:

(i)	prior to the Conversion Date for the Operating Facility:

(A)	in the case of Prime Rate Advances, at a rate per annum equal to the Prime Rate in effect from time to time, plus 50 basis points per annum;

(B)	in the case of Base Rate Advances. at a rate per annum equal to the Base Rate in effect from time to time, plus 50 basis points per annum; and

(C)	in the case of Libor Advances, at a rate per annum equal to Libor for the applicable Interest Period plus 150 basis points per annum; and

(ii)	on and after the Conversion Date for the Operating Facility:

(A)	in the case of Prime Rate Advances, at a rate per annum equal to the Prime Rate in effect from time to time, plus 75 basis points per annum;

(B)	in the case of Base Rate Advances, at a rate per annum equal to the Base Rate in effect from time to time, plus 75 basis points per annum; and

(C)	in the case of Libor Advances, at a rate per annum equal to Libor for the applicable Interest Period plus 175 basis points per annum.

3.13	Interest Payment Dates.

Interest on Libor Advances shall be calculated and payable at the end of the applicable Interest Period except where the Interest Period exceeds three months in duration, in which case such interest shall be calculated and payable at the end of each successive three month portion thereof (determined with reference to the commencement of the Interest Period) and, finally, at the end of such Interest Period. Interest on Prime Rate Advances and Base Rate Advances shall be calculated on the daily balance up to and including the last day of each month, and shall be payable monthly in arrears on the third Business Day of each month.

3.14	Overdraft Advances.

In order to facilitate the Operating Borrower’s general cash management requirements, prior to the Operating Facility Maturity Date the Operating Borrower shall be permitted to utilize a portion of the Operating Facility, at any time other than at any time when a Default shall have occurred and be continuing hereunder, by way of overdraft positions (“Overdraft Advances”) in its operating accounts with the Issuing Lender, without being required to request an Advance under the Operating Facility by way of a Borrowing Notice; provided, however, that except as may be agreed from time to time by the Operating Borrower, the Administration Agent and the Lenders, the maximum aggregate principal amount of all such Overdraft Advances at any time outstanding hereunder shall be $20,000,000 (or the Equivalent Amount in US Dollars) less the aggregate Face Amount of outstanding Contingent Payment Letters issued at the request of the Operating Borrower pursuant to Article 5. Overdraft Advances in Canadian Dollars shall constitute Prime Rate Advances for the purposes of this Agreement and Overdraft Advances in US Dollars shall constitute Base Rate Advances for the purposes of this Agreement. At any time and from time to time in its discretion, notwithstanding the occurrence of a Default or an Event of Default, the Issuing Lender may notify the Administration Agent that the Issuing Lender wishes each of the Lenders to provide its Lender’s Proportion of such Overdraft Advances, in which case the Administration Agent shall forthwith notify each of the Lenders of such Lender’s Proportion and each such Lender shall thereupon provide to the Administration Agent, for the account of the Issuing Lender, such Lender’s Proportion of the then outstanding Overdraft Advances. Each such amount so provided in the case of Overdraft Advances by each such Lender shall be deemed to be a Prime Rate Advance (in respect of Canadian Dollars) or a Base Rate Advance (in respect of US Dollars) under the Operating Facility in accordance with the provisions of this Agreement to the same extent as if the Operating Borrower had issued a Borrowing Notice in respect thereof (and for such purposes any notice provisions or minimum amounts of such Advances otherwise referred to in this Agreement shall be disregarded). The aggregate of the amounts so provided by such Lenders to the Administration Agent in respect of Overdraft Advances shall be paid by the Administration Agent to the Issuing Lender and applied by the Issuing Lender to reduce the then outstanding Overdraft Advances held by it.

ARTICLE 4

BANKERS’ ACCEPTANCES

4.1	Creation of Bankers’ Acceptances.

Each Lender severally agrees, on the terms and subject to the conditions herein set forth, to create Bankers’ Acceptances under the Credit Facilities by accepting Bankers Acceptances in Canadian Dollars in accordance with the provisions of this Agreement.

4.2	Drawings.

(a)	Each Bankers’ Acceptance presented by a Borrower for acceptance shall be in an integral multiple of Cdn.$100,000 and shall mature and be payable on a Business Day which occurs one, two, three or six months (or such other period as the Lenders may agree) after the date thereof, provided that the Administration Agent may at its discretion restrict the term or maturity date of any Bankers’ Acceptance. All Bankers’ Acceptances presented by a Borrower to the Lenders for acceptance on a particular day shall aggregate at least Cdn.$1,000,000.

(b)	Each Drawing shall be made on two Business Days’ prior written notice given not later than 9:00 a.m. (Vancouver time) by a Borrower to the Administration Agent by way of a Borrowing Notice. The Administration Agent shall give each Lender prompt written notice thereof and of such Lender’s rateable portion of Bankers’ Acceptances to be accepted under the Drawing.

(c)	A Borrower shall not request in a Borrowing Notice a maturity date for a Bankers’ Acceptance which would be subsequent to the Operating Facility Maturity Date, in the case of Bankers’ Acceptances under the Operating Facility, or the Acquisition Facility Maturity Date, in the case of Bankers’ Acceptances under the Acquisition Facility.

(d)	Each Borrowing Notice shall be irrevocable and binding on the Borrower providing such Borrowing Notice. Such Borrower shall indemnify the Lenders against any loss or expense (excluding loss of profits or other consequential losses) incurred by the Lenders in reliance on a Borrowing Notice as a result of any failure by such Borrower to fulfil or honour the provisions of this Agreement before the date specified for any Drawing if the Drawing, as a result of such failure, is not made on such date.

4.3	Power of Attorney.

In order to facilitate the issuance of Bankers’ Acceptances (including without limitation depository bills that comply with the Depository Bills and Notes Act) each of the Borrowers authorizes each of the Lenders to complete, sign, endorse, negotiate and deliver Bankers’ Acceptances on behalf of such Borrower in handwritten form, or by facsimile or mechanical signature or otherwise and, once so completed, signed, endorsed or delivered to accept them as Bankers’ Acceptances under this Agreement in accordance with the provisions hereof and then to purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this Agreement. Bankers’ Acceptances so completed, signed, endorsed, purchased, discounted, negotiated or delivered on behalf of a Borrower by a Lender shall bind such Borrower as fully and effectively as if so completed, signed, endorsed, purchased, discounted, negotiated or delivered by an Authorized Officer of such Borrower. Each Bankers’ Acceptance completed, signed, endorsed, purchased, discounted, negotiated or delivered by a Lender shall mature on the due date set out on such Bankers’ Acceptance.

Each of the Borrowers hereby agrees to indemnify each of the Lenders and its respective directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of the power of attorney contained in this Section (the “Power of Attorney”) or the acts contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the gross negligence or wilful misconduct of a Lender or any of its directors, officers, employees, affiliates or agents.

The Power of Attorney may be revoked by the applicable Borrower at any time upon not less than five business days’ prior written notice served upon the Administration Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of such Borrower in respect of any Bankers’ Acceptances executed, completed, endorsed, purchased, discounted, negotiated or delivered in accordance herewith prior to the time at which such revocation becomes effective.

The Power of Attorney is in addition to and not in substitution for any other agreement to which any Lender and either Borrower are parties.

4.4	Completion and Delivery of Bankers’ Acceptances.

Not later than 1:00 p.m. (Vancouver time) on an applicable Drawing Date, each Lender will, in accordance with the applicable Borrowing Notice:

(a)	sign each Bankers’ Acceptance on behalf of the Borrower providing such Borrowing Notice pursuant to the Power of Attorney;

(b)	complete the date, amount and maturity of each Bankers’ Acceptance to be accepted;

(c)	accept such Bankers’ Acceptances; and

(d)	upon such acceptance deliver the stamped Bankers’ Acceptance to such Borrower or, in accordance with such Borrower’s instructions, to a person designated in writing by such Borrower (or, in the case of a depository bill held by CDS, instruct CDS to credit the account of a CDS participant designated in writing by such Borrower).

No Lender shall be obligated to purchase or discount any Bankers’ Acceptances and such Borrower shall be responsible for arranging the purchase or discounting of any such Bankers’ Acceptances by a money market dealer. The failure of any Lender to accept Bankers’ Acceptances shall not relieve any other Lender of its obligation, if any, to accept Bankers’ Acceptances hereunder, but no Lender shall be responsible for the failure of any other Lender to accept Bankers’ Acceptances on any Drawing Date.

4.5	Stamping Fees.

Each Borrower shall pay to each Lender at the time of each acceptance of a Bankers’ Acceptance a stamping fee in each case calculated on the basis of the number of days from and including the date of acceptance to and including the date immediately preceding the date of maturity of the applicable Bankers’ Acceptance, and on the basis of a year of 365 days, at a rate per annum determined as follows:

(a)	in the case of Bankers’ Acceptances under the Acquisition Facility:

(i)	prior to the Conversion Date for the Acquisition Facility, a stamping fee of 200 basis points per annum of the Face Amount of the Bankers’ Acceptance; and

(ii)	on and after the Conversion Date for the Acquisition Facility, a stamping fee of 225 basis points per annum of the Face Amount of the Bankers’ Acceptance; and

(b)	in the case of Bankers’ Acceptances under the Operating Facility

(i)	prior to the Conversion Date for the Operating Facility, a stamping fee of 150 basis points per annum of the Face Amount of the Bankers’ Acceptance; and

(ii)	on and after the Conversion Date for the Operating Facility, a stamping fee of 175 basis points per annum of the Face Amount of the Bankers’ Acceptance.

4.6	Netting.

Each Borrower authorizes each Lender to retain the amount received by the Lender (the “Acceptance Purchase Price”) from any purchaser of a Bankers’ Acceptance created by the Lender (including proceeds received by the Lender from any person to whom a Bankers’ Acceptance has been delivered pursuant to instructions of such Borrower under Section 4.4(d)) and to apply the Acceptance Purchase Price to the reimbursement obligations of such Borrower in respect of any Bankers’ Acceptance created by the Lender which matures on the date of creation of the Bankers’ Acceptance in respect of which the Acceptance Purchase Price is received. If the Acceptance Purchase Price received by the Lender is less than the undiscounted Face Amount of the then maturing Bankers’ Acceptance, such Borrower shall pay the amount of such deficiency to the Lender pursuant to Section 4.7.

4.7	Payment on Maturity.

Each Borrower shall provide payment for any Bankers’ Acceptances created by a Lender by payment to the Administration Agent for the account of such Lender of the Face Amount thereof (or alternatively any deficiency in the Acceptance Purchase Price retained by the Lender pursuant to Section 4.6) by 10:00 a.m. (Vancouver time) on the maturity date of the Bankers’ Acceptance. Payment to the Administration Agent of the Face Amount of a Bankers’ Acceptance shall terminate the obligation of such Borrower to pay such Bankers’ Acceptance at maturity. If such Borrower fails to provide payment to a Lender (or to the Administration Agent for the account of the Lender) of an amount equal to the Face Amount of a Bankers’ Acceptance created by such Lender on its maturity, the unpaid amount due and payable in respect thereof shall be converted as of such date, and without any necessity for such Borrower to give a Borrowing Notice in accordance with this Agreement to, and thereafter be outstanding as, a Prime Rate Advance made by, and due and payable on such date to, the Lender and shall bear interest for the three day period following the maturity of such Bankers’ Acceptance at a rate equal to 115% of the rate applicable to Prime Rate Advances, and thereafter at the rate applicable to Prime Rate Advances. Each Borrower shall also promptly pay to each Lender any amounts required to compensate such Lender for any loss, cost or expense (excluding loss of profits or other consequential loss) suffered or incurred by such Lender as a result of such Borrower’s failure to pay any Bankers’ Acceptance when due.

4.8	Custody of Bankers’ Acceptances.

If requested by a Lender, a Borrower shall execute and deliver to such Lender a supply of Bankers’ Acceptances executed by such Borrower. The Lender shall not be responsible or liable for its failure to accept a Bankers’ Acceptance as required hereunder if the cause of the failure is, in whole or in part, due to the failure of a Borrower to provide such Bankers’ Acceptances to the Lender on a timely basis, nor shall any Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of such Bankers’ Acceptances except a loss or improper use arising by reason of the negligence or wilful act of the Lender. Each Lender agrees to use its best efforts to advise a Borrower in a timely manner when it requires additional executed Bankers’ Acceptances from such Borrower. In case any authorized signatory of a Borrower whose signatures shall appear on the pre-signed Bankers’ Acceptances shall cease to have such authority before the creation of a Bankers’ Acceptance with respect to such Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such creation. Bankers’ Acceptances held by a Lender need only be held in safekeeping with the same degree of care as if they were the Lender’s property. If executed but incomplete Bankers’ Acceptances are delivered to a Lender, the Lender may complete the same on behalf of the applicable Borrower and in accordance with its instructions following a request from such Borrower to accept a Bankers’ Acceptance. All Bankers’ Acceptances will be cancelled by a Lender upon payment thereof.

4.9	Conversions.

Each Borrower may convert all or any portion of the outstanding principal amount of Advances of any Type to Bankers’ Acceptances by giving a Borrowing Notice to that effect. Each Borrower may also convert all or a portion of the Face Amount of a Bankers’ Acceptance to an Advance by giving a Borrowing Notice to that effect. Such Borrower shall give three Business Days’ prior written notice to the Administration Agent of any such conversion. A Borrower may convert a Prime Rate Advance or a Base Rate Advance to Bankers’ Acceptances on any Business Day. A Borrower may only convert a Libor Advance to Bankers’ Acceptances on the last day of the Interest Period applicable thereto, and may only convert a Bankers’ Acceptance to an Advance on the maturity date of the Bankers’ Acceptance. A Borrower will, on the date of any conversion under this Section which results in a change in the currency of the applicable Borrowing, pay to the Administration Agent for the account of the Lenders an amount equal to outstanding principal of the Advance being converted or the outstanding Face Amount of the Bankers’ Acceptance being converted in the currency of such Advance or Bankers’ Acceptance, and the Lenders shall provide to such Borrower in replacement thereof currency of the requested Type of Advance or Bankers’ Acceptance. Any such conversion shall be deemed to be a change in the type or form of borrowing and not a repayment or reborrowing by such Borrower.

4.10	Renewal or other Payment of Bankers’ Acceptance.

Not later than 9:00 a.m. (Vancouver time) two Business Days prior to the maturity of a Bankers’ Acceptance, the applicable Borrower shall (unless it has previously given written notice of the conversion of such Bankers’ Acceptance to an Advance pursuant to Section 4.9):

(a)	request, by way of a Borrowing Notice, the issuance of further Bankers’ Acceptances in an amount sufficient, upon receipt of the Acceptance Purchase Price by the Lenders, to pay the Face Amount of the maturing Bankers’ Acceptance; or

(b)	give written notice to the Administration Agent, by way of a Notice of Repayment or Cancellation, that such Borrower will pay the maturing Bankers’ Acceptance.

If such Borrower fails to give any of the notices required under this Section, the amount due and payable in respect of such Bankers’ Acceptance on the maturity date thereof shall be converted as of such date, and thereafter be outstanding as, a Prime Rate Advance made by and due and payable on such date to the Lenders rateably, and shall bear interest for the three day period following the maturity of such Bankers’ Acceptance at a rate equal to 115% of the rate applicable to Prime Rate Advances and thereafter at the rate applicable to Prime Rate Advances.

4.11	Prepayments of Bankers’ Acceptances.

If for whatever reason a Bankers’ Acceptance becomes due and payable on a date which is not its maturity date, such Bankers’ Acceptance shall be paid by the applicable Borrower paying the Face Amount of the maturing Bankers’ Acceptance to the Administration Agent, which amount shall be held in an interest bearing cash collateral account for future set-off against such maturing Bankers’ Acceptance. Interest accrued on the amount so held shall be for the account of such Borrower.

4.12	No Days of Grace.

Neither Borrower shall claim any days of grace from a Lender for the payment at maturity of any Bankers’ Acceptances.

4.13	Suspension of Bankers’ Acceptance Option.

If at any time or from time to time there no longer exists a market for Bankers’ Acceptances, or if as a result of a change in any law, regulation or guideline (whether or not having the force of law) it is not practical or becomes more expensive for the Lenders to create or commit to create Bankers’ Acceptances, the Lenders shall promptly so advise the Administration Agent and the Administration Agent shall in turn promptly give notice to the Borrowers. After such notice, the Lenders shall not be obliged to accept Bankers’ Acceptances of either Borrower presented to the Lenders pursuant to the provisions of this Agreement and the option of the Borrowers to request the creation of Bankers’ Acceptances shall be suspended until such time as the Lenders have determined that the circumstances giving rise to such suspension no longer exist.

4.14	Depository Bills.

At the option of either Borrower and any Lender, Bankers’ Acceptances under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with CDS pursuant to and settled pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by this Article 4.

4.15	Non-Acceptance Lenders

The parties acknowledge that a Lender (a “Non-Acceptance Lender”) may not be permitted by applicable Law to, or may not by virtue of customary market practices, stamp or accept drafts to create Bankers’ Acceptances. A Non-Acceptance Lender shall, in lieu of creating Bankers’ Acceptances, make a BA Equivalent Loan. The amount of each BA Equivalent Loan shall be equal to the Non-Acceptance Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which that Non-Acceptance Lender would otherwise be required to create as part of a particular Drawing. Any BA Equivalent Loan shall be made on the relevant Drawing Date, and shall remain outstanding for the term of the relevant Bankers’ Acceptances. For greater certainty, concurrently with the making of a BA Equivalent Loan, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the stamping fee which that Lender would otherwise be entitled to receive pursuant to Section 4.5 as part of the BA Equivalent Loan if the BA Equivalent Loan were a Bankers’ Acceptance, based on the amount of principal and interest payable on the maturity date of the BA Equivalent Loan. On the maturity date for the Bankers’ Acceptances required by a Borrower, the applicable Borrower shall pay to each Non-Acceptance Lender the amount of such Lender’s BA Equivalent Loan plus interest on the principal amount of the BA Equivalent Loan calculated at the applicable Non-Acceptance Discount Rate (in effect on the date such BA Equivalent Loan was made) from and including the date on which the BA Equivalent Loan was made to but excluding the maturity date of the BA Equivalent Loan.

ARTICLE 5

LETTERS OF CREDIT AND GUARANTEE LETTERS

5.1	Request and Issuance.

The Operating Borrower may request the Issuing Lender to issue a Letter of Credit or a Guarantee Letter (each, a “Contingent Payment Letter”) under the Operating Facility in Canadian Dollars or US Dollars by delivering to the Administration Agent and the Issuing Lender a written request and such other application materials (collectively, an “Application”) as are required by the Issuing Lender, completed to the satisfaction of the Issuing Lender. Each such Application shall be irrevocable upon delivery to the Issuing Lender. Upon receipt of any Application, the Issuing Lender shall issue the Contingent Payment Letter on the date specified in the Application (but in no event shall the Issuing Lender be required to issue any Contingent Payment Letter earlier than two Business Days after its receipt of the Application) by issuing the original of such Contingent Payment Letter to the Beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Operating Borrower. The Issuing Lender shall furnish a copy of such Contingent Payment Letter to the Operating Borrower promptly following the issuance thereof. The Issuing Lender shall not be obliged to issue any Contingent Payment Letter with a maturity exceeding one year, or which is for any other reason not acceptable to the Issuing Lender.

5.2	Maximum Face Amount.

The maximum aggregate Face Amount of all Contingent Payment Letters under the Operating Facility shall be Cdn.$11,000,000 (or the Equivalent Amount in US Dollars).

5.3	Fees.

The Operating Borrower will pay to the Issuing Lender fees in respect of Contingent Payment Letters at the rate of 150 basis points per annum prior to the Conversion Date for the Operating Facility, and at the rate of 175 basis points per annum on and after the Conversion Date for the Operating Facility, in each case calculated on the Face Amount of the particular Contingent Payment Letter and on the basis of the number of days (with thirty days as the minimum number of days) such Contingent Payment Letter will be outstanding. Such fees shall be paid by the Operating Borrower to the Issuing Lender in advance of or upon the issue of the applicable Contingent Payment Letter, in Canadian Dollars if the Face Amount of the Contingent Payment Letter is in Canadian Dollars and in US Dollars if the Face Amount of the Contingent Payment Letter is in US Dollars. If a Contingent Payment Letter is returned to the Issuing Lender and the obligations of the Issuing Lender thereunder terminated prior to the stated expiry date of such Contingent Payment Letter, or the Face Amount of a Contingent Payment Letter is reduced, the Issuing Lender will refund to the Operating Borrower a pro rata portion of the fee paid to the Issuing Lender in respect of the Contingent Payment Letter.

5.4	Payment by Issuing Lender.

The Operating Borrower unconditionally and irrevocably authorizes the Issuing Lender to pay the amount of any draft or demand made on the Issuing Lender under and in accordance with the terms of any Contingent Payment Letter on demand, without requiring proof of the Operating Borrower’s agreement that the amount so demanded was due and notwithstanding that the Operating Borrower may dispute the validity of any such draft, demand or payment, unless otherwise ordered by a court of competent jurisdiction prior to payment.

5.5	Reimbursement of Issuing Lender.

The Operating Borrower shall reimburse the Issuing Lender on demand for any amounts paid by the Issuing Lender from time to time as contemplated by this Article 5 and, without limiting the foregoing, the Operating Borrower shall indemnify and save the Issuing Lender harmless on demand from and against any and all other losses (other than lost profits), costs, damages, expenses, claims, demands or liabilities which the Issuing Lender may suffer or incur arising in any manner whatsoever in connection with the making of any such payments (including, without limitation, in connection with proceedings to restrain the Issuing Lender from making, or to compel the Issuing Lender to make, any such payment).

5.6	Deemed Prime Rate or Base Rate Advances.

Without limiting any other provisions of this Agreement, if the Operating Borrower shall fail to reimburse the Issuing Lender in respect of any payments made by the Issuing Lender under a Contingent Payment Letter, the amount that the Operating Borrower fails to reimburse the Issuing Lender shall be conclusively deemed to be a Prime Rate Advance (if the payment made by the Issuing Lender was in Canadian Dollars) or a Base Rate Advance (if the payment made by the Issuing Lender was in US Dollars) to the Operating Borrower under the Operating Facility. The Issuing Lender shall forthwith give notice of such deemed Advance to the Operating Borrower. Interest shall be payable on such Prime Rate Advance or Base Rate Advance in accordance with the terms applicable to Prime Rate Advances or Base Rate Advances, as the case may be, under this Agreement. Advances in respect of Contingent Payment Letters shall be repayable forthwith upon being made.

5.7	Indemnification by Lenders.

Each Lender agrees to indemnify the Issuing Lender (to the extent not reimbursed by the Operating Borrower), rateably according to its respective Commitment, from and against any and all liabilities and obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Issuing Lender in any way relating to or arising out of the issuance of a Contingent Payment Letter in accordance with this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Lender’s gross negligence or wilful misconduct.

5.8	Provision of Cash Collateral.

In the event that, pursuant to Section 12.2, the obligations of the Operating Borrower to the Lenders hereunder shall be declared due and payable while any Contingent Payment Letter is outstanding, the Issuing Lender shall have the right to require the Operating Borrower to provide to the Issuing Lender cash collateral in an amount equal to the undrawn amount of, and in the currency of, all Contingent Payment Letters issued by the Issuing Lender then outstanding. The Operating Borrower agrees to provide such cash collateral to the Issuing Lender upon demand pursuant to this Section 5.8, together with such security agreements respecting such cash collateral as the Issuing Lender may, acting reasonably, deem advisable or necessary, including without limitation, assignments of credit balances in such cash collateral accounts. If the Operating Borrower fails to provide such cash collateral, the Lenders shall be entitled, without further authorization from the Operating Borrower, to make Prime Rate Advances or Base Rate Advances or both (and shall make such Advances at the request of the Issuing Lender) under the Operating Facility in amounts equal to and in the applicable currency of the undrawn amount of all Contingent Payment Letters issued by the Issuing Lender and then outstanding, and the provisions of this Agreement applicable to Prime Rate Advances or Base Rate Advances shall be applicable to such Advances. The cash collateral amount so paid by the Operating Borrower to the Issuing Lender or advanced by way of Prime Rate Advances or Base Rate Advances shall be placed by the Issuing Lender in one or more interest bearing cash collateral accounts held by the Issuing Lender and subsequent drawings under Contingent Payment Letters shall be funded through debits to the cash collateral accounts maintained by the Issuing Lender, provided that as such Contingent Payment Letters expire, an amount equal to the undrawn portion of such Contingent Payment Letters shall be debited to the cash collateral accounts maintained by the Issuing Lender and applied by the Issuing Lender in reduction of the then outstanding amount owing to the Lenders under the Operating Facility. Any excess amounts in such cash collateral accounts shall be applied in reduction of any loans or other amounts which shall be due and payable to the Lenders hereunder. At such time as there are no amounts due and outstanding hereunder, any amount remaining in the cash collateral accounts shall be paid to the Operating Borrower by the Issuing Lender. Cash collateral accounts maintained hereunder shall bear interest at the normal rates of interest paid by the Issuing Lender from time to time in respect of similar deposit accounts and such interest shall be credited to the cash collateral account and dealt with in the same manner as other balances in the cash collateral account.

ARTICLE 6

EFFECTIVE DATE CONDITIONS

6.1	Effective Date Conditions.

The obligation of the Lenders to continue the Credit Facilities extended to the Borrowers under the Original Credit Agreement, as amended in accordance with the terms of this Agreement, is subject to the fulfilment of the following conditions on the Effective Date, to the reasonable satisfaction of the Lenders:

(a)	the Second Confirmation shall have been executed and delivered to the Lenders and the Administration Agent by Pope & Talbot Canada, the Limited Partnership, the Land Trustee and Finance LP;

(b)	the Pope & Talbot Canada Harmac Debenture shall have been executed and delivered to the Administration Agent by Pope & Talbot Canada, and all registrations, filings and recordings necessary or desirable to preserve, protect or perfect the enforceability of the security created thereby shall have been completed;

(c)	all of the representations and warranties of Pope & Talbot Canada and the Limited Partnership contained in this Agreement are true and correct as of the Effective Date as though made on and as of such date, and each of Pope & Talbot Canada and the Limited Partnership shall have delivered to the Lenders a certificate executed by an Authorized Officer thereof to that effect;

(d)	no event has occurred and is continuing which constitutes a Default or an Event of Default, and each of Pope & Talbot Canada and the Limited Partnership shall have delivered to the Lenders a certificate executed by an Authorized Officer thereof to that effect;

(e)	the Lenders shall have received copies:

(i)	certified by the Secretary or an Assistant Secretary of Pope & Talbot Canada and the Land Trustee of any amendments to its charter documents effected since January 22, 2004, resolutions of its board of directors approving this Agreement, the Second Confirmation and the Pope & Talbot Canada Harmac Debenture, and all documents evidencing any other necessary corporate action of Pope & Talbot Canada with respect to this Agreement, the Second Confirmation and the Pope & Talbot Canada Harmac Debenture;

(ii)	certified by the Secretary or an Assistant Secretary of the General Partner of any amendments to the Limited Partnership Agreement or the Limited Partnership’s certificate of limited partnership effected since June 6, 2003, resolutions of the board of directors of the General Partner approving this Agreement and the Second Confirmation, and all documents evidencing any other necessary action under the Limited Partnership Agreement with respect to this Agreement and the Second Confirmation;

(iii)	certified by the Secretary or an Assistant Secretary of the Land Trustee of any amendments to its charter documents effected since June 6, 2003, resolutions of its board of directors approving this Agreement and the Second Confirmation, and all documents evidencing any other necessary corporate action of the Land Trustee with respect to this Agreement and the Second Confirmation;

(iv)	certified by the Secretary or an Assistant Secretary of Penn Timber of any amendments to the Finance LP limited partnership agreement or Finance LP’s certificate of limited partnership effected since April 2, 2004, resolutions of the board of directors of Penn Timber approving this Agreement and the Second Confirmation, and all documents evidencing any other necessary action under the Finance LP limited partnership agreement with respect to this Agreement and the Second Confirmation;

(f)	the Lenders shall have received a certificate of the Secretary or an Assistant Secretary of each of Pope & Talbot Canada, the General Partner, the Land Trustee and Penn Timber certifying the names and true signatures of its officers authorized to sign this Agreement and the Second Confirmation and any other documents to be delivered by it hereunder;

(g)	the Lenders shall have received a recently-dated certificate of good standing or like certificate of each of Pope & Talbot Canada, the Limited Partnership, the Land Trustee and Finance LP issued by appropriate government officials of the jurisdiction of its incorporation;

(h)	the Lenders shall have received satisfactory certificates of insurance issued by the relevant insurer or its agent in respect of all insurance maintained by Pope & Talbot Canada in respect of the Harmac Mill;

(i)	the Lenders shall have received an opinion of counsel for Pope & Talbot Canada, the Limited Partnership, the Land Trustee and Finance LP addressed to the Lenders and counsel for the Lenders and in form and content satisfactory to the Lenders;

(j)	all fees required to be paid by Pope & Talbot Canada and the Limited Partnership pursuant to Sections 2.26 or 14.5 on or before the Effective Date shall have been paid; and

(k)	the Lenders or the Administration Agent shall have received such other certificates and documentation as the Lenders or the Administration Agent may reasonably request.

If all of the conditions set forth above have not been satisfied by the Borrowers or waived by the Lenders on or before the Effective Date, the obligations of the Lenders to make any Advance or any other Accommodation and all other obligations of the Lenders hereunder shall, at the option of the Lenders, terminate without prejudice to any rights or remedies available to the Lender under this Agreement or otherwise.

6.2	Conditions Precedent to Subsequent Borrowings.

It shall be a condition of each Borrowing (other than a Rollover or Conversion) that the representations and warranties contained in Article 7 hereof shall be true in all material respects on and as of the date of each Borrowing (other than a Rollover or Conversion). It shall be a condition of each Borrowing (including a Rollover or Conversion) that no Default or Event of Default shall exist on the date of the Borrowing or be created by such Borrowing. The applicable Borrower will, at the request of the Administration Agent, deliver to the Administration Agent a certificate or certificates of a Responsible Officer of such Borrower to that effect.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties by the Borrowers.

The Borrowers represent and warrant to the Lenders (and acknowledge that the Lenders are relying thereon without independent inquiry in entering into this Agreement and providing Accommodations from time to time) as follows:

(a)	Organization and Qualification.

(i)	Pope & Talbot Canada and each of the Material Subsidiaries is a corporation duly incorporated and organized, is validly subsisting and is in good standing under the laws of its jurisdiction of incorporation.

(ii)	The Limited Partnership has been formed and is existing as a limited partnership under the Partnership Act (British Columbia).

(b)	Corporate and Partnership Power.

(i)	Pope & Talbot Canada and each of the Material Subsidiaries has full corporate right, power and authority to enter into and perform its obligations under each of the Credit Facility Documents to which it is or will be a party and has full corporate power and authority to own and operate its properties and to carry on its business as now conducted or as herein contemplated.

(ii)	The Limited Partnership Agreement grants to the General Partner all necessary power and authority to enter into and perform the obligations of the Limited Partnership under each of the Credit Facility Documents to which the Limited Partnership is or will be a party, to own and operate its properties and to carry on its business as now conducted or as herein contemplated.

(c)	Material Subsidiaries. Attached hereto as Schedule 5 is a complete list, as at the date hereof, of all Material Subsidiaries of each of the Borrowers, setting out in respect of each such Material Subsidiary:

(i)	its jurisdiction of incorporation; and

(ii)	the number of issued shares of each class owned directly or indirectly by such Borrower; and

(iii)	the total number of issued shares of each class of such Material Subsidiary.

(d)	Conflict with Other Instruments. The execution and delivery by each of the Borrowers and the Material Subsidiaries of each of the Credit Facility Documents and the performance by each of the Borrowers and the Material Subsidiaries of its obligations thereunder, do not and will not:

(i)	conflict with or result in a breach of any of the terms, conditions or provisions of:

(A)	the charter documents of such Borrower or Material Subsidiary (including, in the case of the Limited Partnership, the Limited Partnership Agreement);

(B)	any Law applicable to such Borrower or Material Subsidiary;

(C)	any contractual restriction binding on or affecting such Borrower or Material Subsidiary or their properties; or

(D)	any writ, judgment, injunction, determination or award which is binding on such Borrower or Material Subsidiary; or

(ii)	result in, require or permit:

(A)	the imposition of any Lien other than as provided for herein; or

(B)	the acceleration of the maturity of any Indebtedness of such Borrower or Material Subsidiary under any contractual provision binding on or affecting such Borrower or Material Subsidiary.

(e)	Authorization and Governmental Approvals. The execution and delivery of each of the Credit Facility Documents and the performance by each of the Borrowers and the Material Subsidiaries of its obligations thereunder have been duly authorized by all necessary corporate or partnership action on the part of each Borrower and Material Subsidiary and no permit, licence or approval under any applicable Law, and no registration (other than registrations of or in respect of the Security Documents in public offices of record), qualification, designation, declaration or filing with any Governmental Body having jurisdiction over the Borrowers or the Material Subsidiaries, is or was necessary therefor or to preserve the benefit thereof to the Lender.

(f)	Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Borrowers, the Land Trustee and Finance LP, and this Agreement constitutes, and the remaining Credit Facility Documents when duly executed by the Borrowers, the Guarantors and the other parties thereto pursuant to and in accordance with this Agreement and delivered will constitute, legal, valid and binding obligations of the Borrowers, the Guarantors and the other parties thereto enforceable against them in accordance with their respective terms, subject to Laws relating to bankruptcy, insolvency and the enforcement of creditors’ rights generally and to the qualification that equitable remedies are in the discretion of a court, and subject to any other qualifications as may be expressed in their counsels’ opinions delivered to the Lenders on the Effective Date pursuant to Section 6.1(i).

(g)	Permits. All permits, licences and approvals which are necessary in connection with the business, properties or assets of the Borrowers and the Material Subsidiaries have been issued and are in full force and effect except where the failure so to possess any such permit, licence or approval would not in the aggregate have a Material Adverse Effect, and there is no default thereunder or any failure to observe or perform any condition thereof which would have or result in a Material Adverse Effect. No action is pending or, to the knowledge of the Borrowers, threatened which has as its object the revocation or amendment of any such permit, licence or approval which would have or result in a Material Adverse Effect.

(h)	Material Disclosure. The Borrowers have not failed to disclose to the Lenders in writing any fact (other than facts which are a matter of public knowledge or record) of which the Borrowers are aware which will result in a Material Adverse Effect, or so far as they can now reasonably foresee may result in a Material Adverse Effect. None of the Credit Facility Documents contained at the time furnished any untrue statement of a material fact.

(i)	Title to Assets. Each of the Borrowers and the Material Subsidiaries have good and marketable title to or the right to use or good, valid and subsisting leases in respect of all of the assets (other than motor vehicles owned or leased by Pope & Talbot US) necessary for the operation of its business, free and clear of any Liens other than Permitted Liens, and no person has any agreement or right to acquire any of such properties out of the ordinary course of business.

(j)	No Defaults. None of the Borrowers or the Material Subsidiaries is in breach of or in default under:

(i)	its charter documents (including, in the case of the Limited Partnership, the Limited Partnership Agreement); or

(ii)	any applicable Law, any material contract or agreement binding on or affecting it or its assets (including without limitation the Credit Facility Documents) or any writ, judgment, injunction, determination or award binding on or affecting it, which in any such case could reasonably be expected to result in a Material Adverse Effect.

(k)	Financial Statements. Any financial statements of the Borrowers and Finance LP subsequently delivered to the Lenders pursuant to this Agreement (including in each case any related schedules and notes) will have been prepared in accordance with GAAP consistently applied through the period involved (except only for the combined statements delivered pursuant to Sections 8.1(n)(ii) and (iv), in which case the statements being combined shall each have been prepared in accordance with GAAP consistently applied through the period involved) and will fairly present:

(i)	on a consolidated basis the financial position of Pope & Talbot Canada and its Subsidiaries (including without limitation the Limited Partnership);

(ii)	on an unconsolidated basis the financial position of each of the Limited Partnership and Finance LP; and

(iii)	on a combined basis, as described in Sections 8.1(n)(ii) and (iv), the financial position of Pope & Talbot Canada, its Subsidiaries, and Finance LP,

as of the respective dates of such financial statements and the results of their operations for the respective periods covered by such financial statements.

(l)	Litigation. There are no actions, suits or proceedings (including counterclaims) pending or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Body which, individually or in the aggregate, if adversely determined, could reasonably be expected to have a Material Adverse Effect (taking into account applicable insurance coverage and related deductibles with respect to such matters).

(m)	Taxes. Each of the Borrowers and the Material Subsidiaries have filed all tax returns which are required to have been filed in any jurisdiction, except for tax returns the failure of which to file would not, in the aggregate, have a Material Adverse Effect. Each of the Borrowers and the Material Subsidiaries have paid all taxes shown to be due and payable on any tax return filed by them and all other taxes and assessments payable by them, to the extent the same have become due and payable and before they have become delinquent, except for any taxes or assessments:

(i)	the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings,

(ii)	the execution of any judgment with respect thereto has been stayed, and

(iii)	with respect to which such Borrower or Material Subsidiary has set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate.

The Borrowers are not aware of any proposed material tax assessment against any of the Borrowers or the Material Subsidiaries, and in the opinion of the Borrowers all tax liabilities likely to be due and payable in the current fiscal year are adequately provided for on the books of the Borrowers in accordance with GAAP.

(n)	Remittances. Each of the Borrowers and the Material Subsidiaries have remitted all amounts required to be remitted by it to any Governmental Body, including without limitation all employee source deductions for income taxes, unemployment insurance and Canada Pension Plan remittances, sales taxes, excise taxes, goods and services taxes, payroll taxes, workers’ compensation assessments and stumpage fees.

(o)	Existing Indebtedness; No Default. None of the outstanding Indebtedness of the Borrowers is secured by any Lien other than a Permitted Lien. Neither of the Borrowers is in default in the payment of any amounts due under any instrument evidencing any Indebtedness (without regard to any waiver of any such default), nor in default in the performance or observance of any of the terms, covenants or conditions contained in any indenture, mortgage, deed of trust, bank loan or credit agreement or any other agreement or instrument relating to Indebtedness to which such Borrower is a party or by which it or its properties may be bound or affected and no event has occurred and is continuing which, with notice or the lapse of time or both, would become such a default.

(p)	Environmental Matters. Each of the Borrowers and the Material Subsidiaries are, to the best of the Borrowers’ knowledge, in compliance in all material respects with all Environmental Laws applicable to their business and operations, and the properties of each of the Borrowers and the Material Subsidiaries comply in all material respects with all applicable requirements of Environmental Laws relating to the environmental condition or their use of such properties. To the best of the Borrowers’ knowledge, none of the properties of the Borrowers or the Material Subsidiaries incurred any material environmental damage or contamination to a degree, concentration or extent that is contrary to applicable Environmental Laws prior to such Borrower or Material Subsidiary acquiring ownership or control of any such property. Excepted from the immediately preceding sentence are:

(i)	minor noncompliances or minor contamination that have occurred in the ordinary course of business for industrial operations similar in nature to those of the Borrowers and the Material Subsidiaries;

(ii)	in respect of Pope & Talbot Canada’s Castlegar sawmill, contaminants were initially created by a prior owner in regard to the mill and its associated landfill, and now have been dealt with by Pope & Talbot Canada pursuant to a British Columbia Ministry of Environment approved remediation plan for the mill property which has been completed or will be dealt with in the ordinary course as part of the regulatory process upon closure of the landfill; and

(iii)	noncompliances and contamination disclosed in the Envirochem Report.

(q)	Partners. Pope & Talbot Canada is the sole general partner of the Limited Partnership and the Trust is the sole limited partner of Limited Partnership.

(r)	Mackenzie Pulp. Mackenzie Pulp has transferred all of its assets to Pope & Talbot Canada, Pope & Talbot Canada has assumed all of the obligations of Mackenzie Pulp, and Mackenzie Pulp has ceased to carry on business.

7.2	Reaffirmation of Representations and Warranties.

The representations and warranties of the Borrowers set out in Section 7.1 shall be deemed to be reaffirmed as at the last day of each fiscal quarter of Pope & Talbot Canada and the Limited Partnership and on the date any Accommodation (other than a Rollover or Conversion) is made by a Lender under this Agreement as if made on and as of each such date.

ARTICLE 8

POSITIVE COVENANTS

8.1	Positive Covenants.

The Borrowers covenant and agree to and with each of the Lenders that so long as an Advance, Bankers’ Acceptance or other obligation of the Borrowers under this Agreement is outstanding or the Commitment of any of the Lenders has not been wholly terminated:

(a)	Payment when Due. The Borrowers will duly and punctually pay or cause to be paid all amounts required to be paid by them to the Lenders pursuant to this Agreement or any of the other Credit Facility Documents or any Treasury Contract, including principal, interest, stamping fees, fees for Contingent Payment Letters, Commitment Fees, other fees and expenses and any other amounts, at the times, in the currencies and in the manner set forth herein or therein.

(b)	Observance of Covenants. The Borrowers will observe and perform, and will cause the Material Subsidiaries to perform, all of the covenants, agreements, terms and conditions to be observed and performed thereby in this Agreement and the other Credit Facility Documents.

(c)	Conduct of Business. The Borrowers will, and will cause the Material Subsidiaries to, continue to carry on the lumber, forest products and pulp mill businesses currently carried on by the Borrowers and the Material Subsidiaries. The Borrowers will keep, and will cause the Material Subsidiaries to keep, all of their assets in a good state of repair and in proper condition in accordance with forest products industry standards, reasonable wear and tear excepted, and will keep proper books of record and account and set aside appropriate reserves in accordance with GAAP.

(d)	Maintenance of Corporate Existence. The Borrowers and the Material Subsidiaries will maintain their corporate or partnership existence, as the case may be, and will maintain all registrations in those jurisdictions in which they carry on business where the nature of their business or the title to their properties makes such registration necessary.

(e)	Maintenance of Licences and Permits. The Borrowers will maintain, and will cause the Material Subsidiaries to maintain, all material licences and permits required to carry on their business and will not transfer, surrender or otherwise dispose of any such licences or permits.

(f)	Defend Legal Proceedings. The Borrowers will actively and diligently contest or cause to be contested in good faith, by appropriate and timely proceedings, or effect a timely and provident settlement of, any action, suit, litigation or other proceeding the result of which could reasonably be expected to have a Material Adverse Effect.

(g)	Settlement or Stay of Execution. Each of the Borrowers will effect, and will cause each of the Material Subsidiaries to effect, a timely and provident settlement of or bring an application to stay any writ of execution, attachment or similar process issued or levied against all, or a substantial portion of, its property in connection with any judgment against it.

(h)	Observance of Environmental Laws. The Borrowers will observe and comply, and will cause the Material Subsidiaries to observe and comply, in all material respects at all times with the provisions of all Environmental Laws, and from time to time upon request by the Lenders through the Administration Agent shall provide to the Administration Agent evidence satisfactory to the Lenders that the

Borrowers and the Material Subsidiaries are not in breach in any material way of any Environmental Laws. The Borrowers will use, and will cause the Material Subsidiaries to use, reasonable commercial efforts to conduct their business and use their properties so as not to cause material environmental damage.

(i)	Notice of Environmental Events. Each of the Borrowers will, and will cause each of the Material Subsidiaries to, as soon as practicable after it becomes aware thereof, provide the Administration Agent with prompt notice of:

(i)	any material spills of Hazardous Materials which are required to be reported to any Governmental Body; and

(ii)	any material (1) enforcement actions, (2) special investigations, (3) control orders, (4) stop orders, (5) injunctions, (6) prosecutions or (7) civil proceedings under any Environmental Law or based on any allegation of material environmental damage or material release of Hazardous Materials.

(j)	Maintenance of Property Insurance. The Borrowers will cause (i) all of the property and assets of the Borrowers and the Land Trustee comprising each of the Mackenzie Mill and the Harmac Mill, and (ii) any other property and assets of the Borrowers and the Material Subsidiaries which are of a character usually insured by companies operating like businesses, to be insured and kept insured against loss or damage from any cause which is customarily insured against (including business interruption) by companies carrying on like businesses, in such amounts and with such deductibles as are in accordance with good business practice and with financially sound and reputable insurers. The Borrowers will pay or cause to be paid all premiums necessary for such purpose as the same shall become due and will provide particulars of all such policies and all renewals thereof to the Administration Agent upon request, and, at the request of the Administration Agent, will add the Administration Agent as first loss payee on such policies with respect to any insurance proceeds relating to Inventory and, in respect of the real property of the Borrowers and the Land Trustee comprising each of the Mackenzie Mill and the Harmac Mill, with respect to any insurance proceeds relating to such real property, together with a mortgage endorsement on terms satisfactory to the Administration Agent.

(k)	Maintenance of Liability Insurance. The Borrowers will maintain, and will cause the Material Subsidiaries to maintain, public liability and other liability insurance in such amounts as are in accordance with good business practice and with financially sound and reputable insurers, will pay or cause to be paid all premiums necessary for such purpose as the same shall become due and will provide particulars of all such policies and all renewals thereof to the Administration Agent upon request.

(l)	Payment of Taxes. The Borrowers will from time to time pay or cause to be paid all rents, taxes, rates, levies or assessments, ordinary or extraordinary, and governmental fees or dues levied, assessed or imposed upon either of the Borrowers, the Material Subsidiaries or their assets capable of forming a Lien on any of the assets of either of the Borrowers or any of the Material Subsidiaries, as and when the same become due and payable, unless the validity thereof is disputed in good faith by such Borrower or such Material Subsidiary, such Borrower or such Material Subsidiary has taken an appropriate reserve in accordance with GAAP and, if required by the Administration Agent, has provided cash collateral or other security satisfactory to the Administration Agent in an amount acceptable to the Administration Agent for the payment of the same.

(m)	Use of Proceeds. All Borrowings by the Borrowers will be used for the purposes described in Section 2.2.

(n)	Financial Statements. The Borrowers shall furnish to the Administration Agent, for delivery to the Lenders:

(i)	as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, copies of:

(A)	a consolidated balance sheet of Pope & Talbot Canada;

(B)	an unconsolidated balance sheet of the Limited Partnership;

(C)	an unconsolidated balance sheet of Finance LP; and

(D)	the notes to the consolidated financial statements of Pope & Talbot Canada,

as of the end of such fiscal year and the related statements of income and retained earnings and statement of cash flow for such fiscal year, all prepared without audit, in accordance with GAAP and stating in comparative form the respective figures as of the end of and for the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP, respectively, as of the end of such fiscal year and the results of operations and changes in financial position for such fiscal year in accordance with GAAP consistently applied;

(ii)	as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, copies of a balance sheet combining a consolidated balance sheet of Pope & Talbot Canada (prepared without audit, in accordance with GAAP) and an unconsolidated balance sheet of Finance LP (prepared without audit, in accordance with GAAP) as of the end of such fiscal year and the related combined statements of income and retained earnings and combined statement of cash flow for such fiscal year, and stating in comparative form the respective figures as of the end of and for the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General

Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the combined financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP as of the end of such fiscal year and the results of operations and changes in financial position for such fiscal year;

(iii)	as soon as available and in any event within 60 days after the end of each of the quarterly fiscal periods in each fiscal year of the Borrowers, copies of:

(A)	a consolidated balance sheet of Pope & Talbot Canada;

(B)	an unconsolidated balance sheet of the Limited Partnership; and

(C)	an unconsolidated balance sheet of Finance LP,

as of the end of such period and the related statements of income and retained earnings and statement of cash flow for the portion of the fiscal year ended with the last day of such quarterly fiscal period, all prepared without audit, in accordance with GAAP and stating in comparative form the respective figures as of the end of and for the corresponding period in the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP as of the end of such period and the results of operations and changes in financial position for such period in accordance with GAAP consistently applied; and

(iv)	as soon as available and in any event within 60 days after the end of each of the quarterly fiscal periods in each fiscal year of the Borrowers, copies of a balance sheet combining a consolidated balance sheet of Pope & Talbot Canada (prepared without audit, in accordance with GAAP) and an unconsolidated balance sheet of the Finance LP (prepared without audit, in accordance with GAAP) as of the end of such period and the related combined statements of income and retained earnings and combined statement of cash flow for the portion of the fiscal year ended with the last day of such quarterly fiscal period, and stating in comparative form the respective figures as of the end of and for the corresponding period in the previous fiscal year, and certified by the chief financial officer of Pope & Talbot Canada, in its own capacity and as the General Partner, and by the chief financial officer of the general partner of Finance LP, respectively, as applicable, as presenting fairly, in all material respects, the combined financial position of Pope & Talbot Canada, the Limited Partnership and Finance LP as of the end of such period and the results of operations and changes in financial position for such period.

(o)	Quarterly Compliance Certificate. Concurrently with the financial statements furnished pursuant to paragraph (n) of this Section 8.1, the Borrowers shall furnish to the Lender a Quarterly Compliance Certificate duly executed by the chief financial officer or other Authorized Officer of each of the Borrowers:

(i)	stating that, based upon such examination or investigation and review of this Agreement as in the opinion of the signer is necessary to enable the signer to express an informed opinion with respect thereto, no Default, Event of Default or Other Default has occurred during such period or as at the date of such certificate or, if any Default, Event of Default or Other Default shall have occurred, specifying all such Defaults, Events of Default and Other Defaults, the nature and period of existence thereof and what action the Borrowers have taken, are taking or propose to take with respect thereto;

(ii)	confirming that the Outstandings did not exceed the Borrowing Base as at the most recent date for which the Borrowers were required to provide a Margin Report pursuant to paragraph (p) of this Section 8.1; and

(iii)	at all times during which the Borrowers are required to be in compliance with the financial ratios described in paragraphs (x) and (y) of this Section 8.1, setting forth computations in reasonable detail showing as of the end of the period covered by such financial statements such financial ratios.

(p)	Margin Reports. Within 30 days after each month end, the Borrowers will provide Margin Reports to the Administration Agent, for delivery to the Lenders, substantially in the form attached as Schedule 4, showing, for each of Pope & Talbot Canada and the Limited Partnership, Eligible Insured Accounts Receivable (on an aged basis, and indicating whether any claim has been made under any insurance provided by the Export Development Corporation, Foreign Credit Insurance Association, Great American Insurance Co. or AIG Global Trade & Political Risk Insurance Company), Eligible Uninsured Accounts Receivable (on an aged basis) and Inventory as at such month end. The Operating Borrower acknowledges that it will not be entitled to any Accommodation under the Operating Facility if, on the requested date of the Accommodation, the Administration Agent and the Lenders have not received a Margin Report for the most recent month end.

(q)	Annual Business and Capital Expenditure Plans. The Borrowers will provide the Administration Agent with their annual Business Plan and Capital Expenditure Plan within 60 days after the commencement of the year to which such plans relate, for delivery by the Administration Agent to the Lenders.

(r)	Notice of Material Changes in Capital Expenditure or Business Plan. The Borrowers will promptly advise the Administration Agent of any material change to any Business Plan or Capital Expenditure Plan previously provided to the Administration Agent, and will as soon as reasonably practicable provide the Administration Agent with an updated Business Plan or Capital Expenditure Plan, as the case may be, for delivery to the Lenders.

(s)	Notice of Inventory Locations. The Borrowers will promptly give written notice to the Administration Agent of any jurisdiction other than British Columbia where either of the Borrowers or any of the Material Subsidiaries owns inventory, and will execute such documents and take such other action as the Administration Agent or the Lenders may require for the purpose of perfecting a security interest over inventory owned by either of the Borrowers or any of the Material Subsidiaries and located in the relevant jurisdiction from time to time.

(t)	Notice of Default or Material Adverse Event. Each of the Borrowers will promptly, and in any event within three Business Days after a Responsible Officer of such Borrower becomes aware of the existence of a Default, Event of Default or Other Default or an event which could reasonably be expected to result in a Material Adverse Effect, deliver to the Administration Agent a certificate duly executed by an Authorized Officer of such Borrower specifying the nature and period of existence thereof and what action such Borrower has taken, is taking or proposes to take with respect thereto.

(u)	Other Information. The Borrowers shall promptly provide the Administration Agent with:

(i)	written notice of any demand for payment or other action taken by the holder of any other Indebtedness of either of the Borrowers exceeding $500,000 to recover such Indebtedness;

(ii)	written notice of any other agreement or arrangement from time to time entered by either of the Borrowers under which such Borrower has incurred or may incur Indebtedness for borrowed money (other than Indebtedness secured by a Permitted Lien), but excluding changes in the intercompany Indebtedness owed by such Borrower to Pope & Talbot US;

(iii)	written notice of any actual or probable material litigation or other legal proceeding affecting either of the Borrowers or any of the Material Subsidiaries (including any proceeding before an arbitrator, quasi-judicial tribunal or other Governmental Body) which could reasonably be expected to have a Material Adverse Effect, including copies of relevant legal documentation;

(iv)	written notice of any taxes or other amounts the validity of which is disputed by a Borrower or a Material Subsidiary pursuant to Section 8.1(l) or any other claim or matter in respect of which a Borrower or a Material Subsidiary would be required to reserve an amount in accordance with GAAP, if the amount of such taxes or other claim or matter exceeds or could reasonably be expected to exceed $1,000,000; and

(v)	such other information, including financial statements and computations, relating to the performance of the provisions of this Agreement and the affairs of the Borrowers and the Material Subsidiaries as the Administration Agent or the Lenders may from time to time reasonably request.

(v)	Inspection of Properties and Books. The Lenders and the Administration Agent shall have the right to visit and inspect any of the properties of the Borrowers and the Material Subsidiaries and to discuss the affairs, finances and accounts of the Borrowers and the Material Subsidiaries with, and to be advised as to the same by, the officers and employees of the Borrowers and the Material Subsidiaries, all upon reasonable notice and at such reasonable times and intervals and to such reasonable extent as the Lenders or the Administration Agent may desire. The Lenders and the Administration Agent shall have the right to examine the books of account and records of the Borrowers and the Material Subsidiaries and to make or be provided with extracts therefrom, upon reasonable notice to the Borrowers. The Borrowers agree to pay all out-of-pocket expenses incurred by any Lender or the Administration Agent in connection with the exercise of rights pursuant to this paragraph at any time when a Default or Event of Default has occurred and is continuing.

(w)	Maintenance of Timber Tenures. The Borrowers will maintain, and will cause the Material Subsidiaries to maintain, in good standing and not be in material breach of any of the terms or conditions of any of their material Timber Tenures, and the Borrowers will forthwith upon receipt thereof deliver to the Administration Agent, for delivery to the Lenders, a copy of any notice from the Minister of Forests cancelling or suspending or purporting to cancel or suspend or impair the rights of either of the Borrowers or any Material Subsidiary (including any reduction of allowable annual cut) pursuant to any of such Timber Tenures.

(x)	Funded Debt Ratio. The Borrowers shall ensure that the ratio of Funded Debt to Total Capitalization as at each fiscal quarter end of the Borrowers, calculated on the basis of the combined balance sheet prepared and delivered in accordance with Section 8.1(n)(ii) or (iv), as the case may be, shall not exceed 0.5 to 1.

(y)	Normalized EBITDA to Interest Ratio. For so long as any amount remains outstanding under the Acquisition Facility, and from and after the Conversion Date in respect of the Operating Facility, the Borrowers shall ensure that as at each fiscal quarter end of the Borrowers the ratio of Normalized EBITDA to Interest Expense for the four fiscal quarters then ended, calculated on the basis of the combined statements prepared and delivered in accordance with Section 8.1(n)(ii) or (iv), as the case may be, shall not be less than 2 to 1.

ARTICLE 9

NEGATIVE COVENANTS

9.1	Negative Covenants.

The Borrowers covenant and agree to and with each of the Lenders that, unless the Lenders consent in writing, so long as an Advance, Bankers’ Acceptance or other obligation of either of the Borrowers is outstanding or the Commitment of any of the Lenders has not been wholly terminated:

(a)	Restriction on Liens. None of the Borrowers or the Guarantors will grant, create, assume or permit to exist any Lien upon any of their properties or assets, other than:

(i)	the security constituted by the Security Documents;

(ii)	Permitted Liens; and

(iii)	any other Lien (a “New Lien”) securing Indebtedness of a Borrower or a Guarantor (the “New Lien Grantor”), provided that:

(A)	if such New Lien creates a security interest in any assets of the New Lien Grantor which are then the subject of the Lien created by the Security Documents in favour of the Administration Agent (collectively, the “Charged Assets”), the holder of the New Lien executes a subordination and intercreditor agreement on terms satisfactory to the Lenders; and

(B)	if such New Lien:

(1)	creates a security interest in any assets of a New Lien Grantor other than the Charged Assets (the “Other Assets”); and

(2)	secures (i) all or any portion of any Indebtedness owed to Pope & Talbot US or any Affiliate of Pope & Talbot US, (ii) all or any portion of such Indebtedness assigned by Pope & Talbot US or such Affiliate to any other person, or (iii) any Indebtedness incurred to refinance, directly or indirectly, all or any portion of such Indebtedness, the New Lien Grantor also creates a Lien in favour of the Administration Agent over the Other Assets, ranking subsequent to the New Lien, provided that, in the event of any inconsistency between this paragraph (B) and the terms of the Pope & Talbot US Postponement Agreement, the terms of the Pope & Talbot US Postponement Agreement will govern, and provided further that the aggregate amount of all Indebtedness referred to in paragraph (2) above that is secured by such New Liens shall not at any time exceed Cdn.$75,000,000 (or the Equivalent Amount in US Dollars).

(b)	Restriction on Amalgamations and Reorganizations. Neither of the Borrowers will, directly or indirectly, consolidate, amalgamate or merge with any person, or sell, lease or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) whether in one transaction or a series of transactions, or enter into any arrangement or reorganization having a similar effect to any of the foregoing, unless:

(i)	the person resulting from such transaction is a person organized and existing under the laws of Canada, any province thereof, the United States, any state thereof, or the District of Columbia;

(ii)	each of Dominion Bond Rating Service Limited and Standard & Poor’s Ratings Services shall have accorded a credit rating of BBB flat (or its equivalent), or better, to the person resulting from such transaction;

(iii)	the person resulting from such transaction expressly assumes, on terms and conditions satisfactory to the Lenders, all obligations of such Borrower under this Credit Agreement and the other Credit Facility Documents to which such Borrower is a party; and

(iv)	no Default or Event of Default has occurred and is continuing or would result from such transaction.

(c)	Restriction on Dispositions. None of the Borrowers or the Material Subsidiaries will, directly or indirectly, sell, lease, assign, transfer, abandon, convey or otherwise dispose of any of its assets (including any capital stock of any Subsidiary or other corporation, any accounts receivable or Indebtedness owed to such Borrower and any leasehold interests), except as follows:

(i)	a Borrower or a Material Subsidiary may sell inventory in the ordinary course of business;

(ii)	a Borrower or a Material Subsidiary may, in the ordinary course of business, sell equipment, materials or supplies that are no longer required in the business of such Borrower or Material Subsidiary or that are worn-out or obsolete or trade in equipment in connection with the acquisition of replacement equipment;

(iii)	a Borrower or a Material Subsidiary may:

(A)	dispose of accounts receivable which are in default for collection purposes; and

(B)	sell or dispose of accounts receivable to Pope & Talbot US in the ordinary course of business; and

(C)	sell accounts receivable, and contracts, rights and benefits related thereto, pursuant to Receivables Sale Agreements.

(iv)	a Borrower or a Material Subsidiary may apply cash to acquire other assets and may dispose of marketable securities or other cash-equivalent assets for cash or other cash-equivalent assets;

(v)	the Borrowers and the Material Subsidiaries, collectively, may dispose of property or assets not otherwise permitted under clauses (i) to (iv) above in any fiscal year not exceeding Cdn.$10,000,000 for individual assets and Cdn.$30,000,000 in aggregate based on net book value; and

(vi)	Pope & Talbot Canada may sell inventory and accounts receivable to the Limited Partnership pursuant to the Inventory and Receivables Sale Agreement, subject to the Liens created by the Security Documents.

Nothing in this paragraph (c) shall restrict:

(vii)	Pope & Talbot Canada from making any payment in respect of Indebtedness, from redeeming any shares in its capital or from paying cash dividends to any shareholder; or

(viii)	the Limited Partnership from making any payment in respect of Indebtedness or from distributing any income or returning any capital to the Trust,

provided that no Default has occurred, and that any such payment would not otherwise result in the occurrence of an Event of Default. The Lenders also acknowledge that Pope & Talbot Canada is in discussions with a third party regarding a disposition to such third party of the biomass power boiler system at the Mackenzie Mill, together with certain related transactions, and the Lenders will give due consideration to any approvals, waivers or other actions as may be requested by Pope & Talbot Canada from the Lenders pursuant to this Agreement in order to enable Pope & Talbot Canada to complete such disposition and related transactions.

(d)	Restriction on Ownership.

(i)	Pope & Talbot Canada shall not issue to or permit any person to hold any shares in the capital of, or other ownership interest of, Pope & Talbot Canada or any right to acquire any such shares, other than Pope & Talbot US or a wholly-owned Subsidiary thereof.

(ii)	The Limited Partnership shall have no general partner other than Pope & Talbot Canada and no limited partners other than the Trust, which shall have no beneficiaries other than Subsidiaries of Pope & Talbot US and such charitable organizations as may be designated by the trustees of the Trust from time to time.

(e)	Ceasing to Carry on Business. Neither of the Borrowers shall cease to carry on the business currently being carried on by such Borrower at the date of this Agreement.

(f)	Change in Fiscal Year. Neither of the Borrowers will change its fiscal year.

(g)	Mackenzie Pulp. Pope & Talbot Canada shall not permit Mackenzie Pulp to commence any business operations or acquire any assets.

ARTICLE 10

GUARANTEES

10.1	Guarantees.

(a)	Pope & Talbot Canada hereby absolutely, unconditionally and irrevocably guarantees to the Administration Agent and the Lenders the due and punctual performance, satisfaction, payment and discharge of the following:

(i)	all payment obligations (whether at stated maturity, by acceleration or otherwise) of the Limited Partnership hereunder under the Operating Facility, whether for principal, interest, fees, expenses, indemnity or otherwise;

(ii)	all covenants and other obligations of the Limited Partnership on its part to be performed or observed under this Agreement; and

(iii)	all obligations of the Limited Partnership to the Lenders under Treasury Contracts (including Treasury Contract Breakage Costs).

(b)	The Limited Partnership hereby absolutely, unconditionally and irrevocably guarantees to the Administration Agent and the Lenders the due and punctual performance, satisfaction, payment and discharge of the following:

(i)	all payment obligations (whether at stated maturity, by acceleration or otherwise) of Pope & Talbot Canada hereunder under the Acquisition Facility, whether for principal, interest, fees, expenses, indemnity or otherwise;

(ii)	all covenants and other obligations of Pope & Talbot Canada as the Acquisition Borrower on its part to be performed or observed under this Agreement; and

(iii)	all obligations of Pope & Talbot Canada to the Lenders under Treasury Contracts (including Treasury Contract Breakage Costs).

(c)	Each of the Land Trustee and Finance LP hereby absolutely, unconditionally and irrevocably guarantees to the Administration Agent and the Lenders the due and punctual performance, satisfaction, payment and discharge of the following:

(i)	all payment obligations (whether at stated maturity, by acceleration or otherwise) of the Borrowers hereunder under the Credit Facilities, whether for principal, interest, fees, expenses, indemnity or otherwise;

(ii)	all covenants and other obligations of each of Pope & Talbot Canada and the Limited Partnership on their part to be performed or observed under this Agreement; and

(iii)	all obligations of each of Pope & Talbot Canada and the Limited Partnership to the Lenders under Treasury Contracts (including Treasury Contract Breakage Costs).

(d)	In this Article 10, Pope & Talbot Canada, the Limited Partnership, the Land Trustee and Finance LP are collectively called the “Guarantors”, and the obligations guaranteed by each of the Guarantors as set out in paragraphs (a), (b) and (c) above are called the “Guaranteed Obligations”.

10.2	Guarantee Absolute and Unconditional.

The obligations of each Guarantor under this Article 10 shall be absolute and unconditional, shall not be subject to any counterclaim, set-off, deduction or defence based upon any claim such Guarantor may have against either Borrower or any other person, whether in connection with this Article 10 or any other transaction, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by any occurrence, matter, circumstance or condition whatsoever (whether or not such Guarantor has any knowledge or notice thereof or has consented thereto), other than the complete performance of the Guaranteed Obligations, including without limitation:

(a)	any amendment or modification of any provision of this Agreement, any of the other Credit Facility Documents or any of the Guaranteed Obligations or any assignment or transfer thereof, including without limitation any extension of the time for payment of or compliance with any of the Guaranteed Obligations;

(b)	any waiver, consent, extension, granting of time, forbearance, indulgence, renewal or other action or inaction under or in respect of this Agreement, the other Credit Facility Documents or any of the Guaranteed Obligations, or any exercise or nonexercise of any right, remedy or power in respect thereof;

(c)	any dealings with any security or other guarantee which the Administration Agent or the Lenders hold or may hold pursuant to this Agreement or otherwise, including the taking and giving up of security or any other guarantee, the accepting of compositions and the granting of releases and discharges;

(d)	any bankruptcy, receivership, insolvency, reorganization, amalgamation, arrangement, readjustment, composition, liquidation or similar proceedings with respect to either Borrower or any other person or the properties or creditors of any of them;

(e)	any informality in, omission from, invalidity or unenforceability of, or any misrepresentation, irregularity or other defect in, this Agreement, the other Credit Facility Documents, any of the Guaranteed Obligations or any other agreement or instrument;

(f)	any lack or limitation of capacity, status, power or authority of either of the Borrowers or any of their respective directors, officers, employees, partners or agents acting or purporting to act on their behalf, and any defect or any failure to comply with a formal legal requirement in the execution or delivery of any document;

(g)	any transfer of any assets to or from either of the Borrowers, any consolidation, amalgamation or merger of either of the Borrowers with or into any person, or any change whatsoever in the name, objects, capital structure, corporate existence, membership, constitution or business of either of the Borrowers;

(h)	any failure on the part of either of the Borrowers or any other person to perform or comply with any term of this Agreement, the other Credit Facility Documents, any of the Guaranteed Obligations or any other agreement or instrument;

(i)	any action or other proceeding brought by any beneficiaries or creditors of, or by, either of the Borrowers or any other person for any reason whatsoever, including without limitation any action or proceeding in any way attacking or involving any issue in respect of this Agreement, the other Credit Facility Documents, any of the Guaranteed Obligations or any other agreement or instrument;

(j)	any lack or limitation of status or of power of either of the Borrowers or any incapacity or disability of either of the Borrowers; or

(k)	the assignment of all or any part of the benefits of this Article 10 in accordance with the terms of this Agreement, any other agreement in respect of the Guaranteed Obligations, or any other agreement or instrument.

10.3	Demand.

If either of the Borrowers shall fail to pay or cause to be paid all or any portion of the Guaranteed Obligations as and when the same shall become due and payable pursuant to this Agreement or otherwise, then the Administration Agent for and on behalf of the Lenders shall be entitled, by notice to a Guarantor, to make a demand upon such Guarantor for the payment of the Guaranteed Obligations of such Guarantor or that portion thereof which such Borrower has failed to pay. The Guaranteed Obligations or any portion thereof in respect of which demand shall have been made pursuant hereto shall become immediately due and payable by such Guarantor hereunder upon such demand for payment being made, and shall bear interest from the date of such demand at the rate or rates provided in this Agreement or otherwise in respect of the Guaranteed Obligations or that portion thereof which such Borrower has failed to pay. The Guarantors hereby expressly acknowledge that any demand for payment hereunder shall be made on behalf of all of the Lenders by the Administration Agent. Any such demand given in conformity with this Section 10.3 shall be deemed validly given for all purposes hereunder and shall be binding upon the Guarantor, the Administration Agent and the Lenders to the same extent as if signed individually by each Lender.

10.4	Remedies.

The Administration Agent may, at its option, proceed against any Guarantor under this Article 10 to enforce any of the Guaranteed Obligations when due without first proceeding against either of the Borrowers or any other person and without first resorting to any direct or indirect security, any other guarantee or any other remedy. Each Guarantor hereby unconditionally waives diligence, presentment, demand for payment, protest and all notices whatsoever, renounces the benefit of division and discussion, and unconditionally waives any requirement that the Administration Agent and the Lenders exhaust any right, power or remedy against the Borrowers under this Agreement, the other Credit Facility Documents, any other Guaranteed Obligations or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations, before proceeding against such Guarantor under this Article 10. Each Guarantor hereby waives any duty on the part of the Administration Agent or any of the Lenders to disclose to such Guarantor anything which the Administration Agent or such Lender may now or hereafter know concerning either of the Borrowers, any other person or any other matter whatsoever, even if the Administration Agent or such Lender has reason to believe any such information materially increases the risk beyond that which such Guarantor intends to assume hereunder.

10.5	Set-Off.

Following a declaration of acceleration under Section 12.2, the Administration Agent and the Lenders may at any time set-off and apply any deposits (general or special, time or demand, provisional or final) or other indebtedness owing by the Administration Agent or any Lender to or for the credit of any Guarantor against any and all of the Guaranteed Obligations, and the Administration Agent or such Lender shall promptly notify such Guarantor of any such set-off or application, provided that the failure to do so shall not affect the validity thereof. The rights of the Administration Agent and the Lenders under this Section 10.5 are in addition to any other rights and remedies, including any other rights of set-off, that they may have.

10.6	Amount of Guaranteed Obligations.

Any account settled or stated by or between the Administration Agent and a Borrower or, if any such account has not been so settled or stated immediately before demand for payment under this Article 10, any account thereafter stated by the Administration Agent shall, in the absence of demonstrable error, fraud, dishonesty or improper conduct, be accepted by each Guarantor as conclusive evidence of the amount of the Guaranteed Obligations which at the date of the account so settled or stated is due by such Borrower to the Administration Agent or the Lenders or remains unpaid by such Borrower to the Administration Agent or the Lenders.

10.7	Payment Free and Clear of Taxes.

Any and all payments by each Guarantor hereunder shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by applicable Law to be deducted or withheld. If a Guarantor shall be required by applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder:

(a)	the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section 10.7) the Administration Agent or the Lenders receive an amount equal to the sum they would have received if no deduction or withholding had been made;

(b)	such Guarantor shall make such deductions or withholdings; and

(c)	such Guarantor shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

Each Guarantor shall indemnify and save harmless the Administration Agent and the Lenders for the full amount of Taxes levied by any jurisdiction in Canada or the United States of America on, or in relation to, any amount payable by such Guarantor hereunder (other than Taxes imposed on the income or capital of the Lenders). Payment under this indemnity shall be made within 30 days from the date the Administration Agent makes written demand therefor. A certificate as to the amount of such Taxes submitted to such Guarantor by the Administration Agent shall be conclusive evidence, absent manifest demonstrable error, of the amount due from such Guarantor to the Administration Agent and the Lenders. Any such certificate shall refer to the provision of Law under which such Taxes are levied and shall contain an explanation relating to and a calculation of the amount due from such Guarantor.

Notwithstanding the foregoing, no Guarantor shall be required to pay any Taxes or indemnify a Lender in respect of Taxes payable to any Governmental Body in Canada which are levied, withheld, deducted or paid on payments to such Lender by reason of the fact that such Lender is a Non-Resident of Canada.

10.8	Subrogation and Repayment.

Upon receipt by the Administration Agent of any payments by any Guarantor on account of its liability hereunder, such Guarantor shall not be entitled to claim repayment of such amount against either of the Borrowers until the Guaranteed Obligations and all other amounts due to the Administration Agent and the Lenders under this Agreement have been paid or repaid in full. In the case of the liquidation, winding-up or bankruptcy of either of the Borrowers (whether voluntary or compulsory) or in the event that either of the Borrowers shall make a bulk sale of any of its assets within the provisions of any bulk sales legislation or any composition with creditors or scheme of arrangement, the Administration Agent shall have the right to rank in priority to each Guarantor for the full claims of the Administration Agent and the Lenders in respect of the Guaranteed Obligations and receive all dividends or other payments in respect thereof until the Guaranteed Obligations have been paid in full, and the Guarantors shall continue to be liable for any balance of the Guaranteed Obligations which may be owing to the Administration Agent or the Lenders by either of the Borrowers. If any amount shall be paid to any Guarantor on account of any subrogation rights at any time when all the Guaranteed Obligations have not been paid in full, such amount shall be held in trust for the benefit of the Administration Agent and the Lenders and shall forthwith be paid to the Administration Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured.

10.9	Postponement and Assignment.

As security for the performance of its obligations hereunder, each Guarantor assigns to the Administration Agent all claims of such Guarantor against the Borrowers and any other guarantors, and, except as otherwise expressly permitted under this Agreement, subordinates and postpones the payment of all such claims to the payment of the Guaranteed Obligations. Following the occurrence of an Event of Default, each Guarantor shall hold all of its claims against each Borrower and any other guarantors as agent and trustee of the Administration Agent and shall collect, enforce and prove all such claims in accordance with this Agreement and this Article 10. Any monies received by any Guarantor in respect thereof shall, upon the occurrence of any Event of Default, be paid over to the Administration Agent. Following the occurrence of an Event of Default, without the prior written consent of the Administration Agent, no Guarantor shall release or discharge any of its claims against either of the Borrowers or any other guarantor, permit the prescription of any such claims pursuant to any Law, assign any such claims to any person other than the Administration Agent, or ask for or obtain any security or negotiable paper for or other evidence of any such claims except for the purpose of delivering the same to the Administration Agent. For greater certainty, and notwithstanding the foregoing, at any time that no Event of Default has occurred and is continuing, each Guarantor may deal with any claims against either of the Borrowers or any other Guarantor as it sees fit, and may retain for its own use absolutely any payments received by such Guarantor in respect of any claims against either Borrower, free and clear of the provisions of this postponement and assignment.

10.10	Rights on Subrogation.

If any Guarantor acquires any right of subrogation by reason of a payment under or pursuant to this Article 10, such Guarantor shall not be entitled to vote as a Lender under the provisions of this Agreement or otherwise until the Guaranteed Obligations and all other amounts due to the Administration Agent and the Lenders under this Agreement have been paid or repaid in full to the Administration Agent or the Lenders.

10.11	Continuing Guarantee.

The obligations of each Guarantor under this Article 10 constitute a continuing guarantee and shall remain in full force and effect until payment in full of all of the Guaranteed Obligations. The obligations of any Guarantor shall be reinstated if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administration Agent or the Lenders upon the insolvency, bankruptcy or reorganization of either of the Borrowers or otherwise, all as though such payment had not been made.

10.12	Third Party Beneficiaries.

Except as otherwise expressly set forth in this Agreement, nothing herein is intended or shall be construed to confer upon or to give any person other than the Administration Agent and the Lenders any right, remedy or claim under or by reason of the obligations of the Guarantors hereunder.

10.13	Additional Guarantee.

This Article 10 is in addition and supplemental to, and not in substitution for, all other guarantees, assignments and postponement agreements, whether or not in the same form as this Article 10, now or hereafter held by the Administration Agent or the Lenders.

10.14	Remedies Cumulative.

The rights, remedies and recourses of the Administration Agent and the Lenders under this Article 10 and any other Credit Facility Documents are cumulative and do not exclude any other rights, remedies and recourses that they may have.

ARTICLE 11

SECURITY

11.1	Security.

As continuing collateral security for the performance of all obligations of the Borrowers and the Guarantors to the Lenders under this Agreement and the payment when due of all Outstandings under the Credit Facilities and all other amounts from time to time owing to the Lenders by the Borrowers, including interest, interest on overdue interest, stamping fees, fees for Contingent Payment Letters and other fees and expenses, and as continuing collateral security for the performance of all obligations of the Borrowers to any of the Lenders under Treasury Contracts (including Treasury Contract Breakage Costs), provided that, in respect of Receivables Sale Agreements, the aggregate obligations so secured at any time shall be limited to the Receivables Sale Agreement Secured Portion, the Borrowers and the Guarantors shall execute and deliver to the Administration Agent the following documents:

(a)	the Security Documents; and

(b)	such other agreements, assignments, certificates, undertakings, declarations and other supporting documentation (including consents of third parties to any hypothec, assignment, mortgage, charge or security interest) as the Administration Agent may reasonably require in furtherance of the above.

Any Lender:

(c)	entering into a Receivables Sale Agreement after the Receivables Sale Agreement Initial Date will be entitled to share in the Receivables Sale Agreement Secured Portion only if the aggregate obligations of Pope & Talbot Canada and its Subsidiaries to all other Lenders under existing Receivables Sale Agreements at that time (the “Existing Obligations”) are less than the Receivables Sale Agreement Secured Portion, and then shall only be entitled to so share in the Receivables Sale Agreement Secured Portion to the extent of the difference between the Receivables Sale Agreement Secured Portion and the Existing Obligations; and

(d)	sharing in the Receivables Sale Agreement Secured Portion at any time in accordance with paragraph (c) above shall be entitled to continue to so share notwithstanding any subsequent amendment, modification, supplementation, restatement or replacement of such Lender’s existing Receivables Sale Agreement.

11.2	Continued Perfection of Security.

Each of the Borrowers and the Guarantors shall take such action and execute and deliver to the Administration Agent such agreements, conveyances, deeds and other documents and instruments as the Administration Agent may request for the purpose of establishing, perfecting, preserving and protecting the security constituted by the Security Documents, in each case forthwith upon request by the Administration Agent and in form and substance satisfactory to the Administration Agent, acting reasonably.

11.3	Set-Off.

In addition to any rights now or hereafter available under applicable Law and not by way of limitation of any such rights, each Lender is authorized at any time or from time to time after a declaration of acceleration under Section 12.2, without prior notice to the Borrowers or the Guarantors, to set-off, compensate and to appropriate and to apply any and all money deposits, matured or unmatured, general or special, held for or in the name of a Borrower or Guarantor and any other indebtedness or liability at any time owing or payable by such Lender to or for the credit of or the account of such Borrower or Guarantor against and on account of the obligations and liabilities of such Borrower or Guarantor due and payable to such Lender under this Agreement, irrespective of currency and whether or not obligations, liabilities or claims of such Borrower or Guarantor are contingent or unmatured.

11.4	Discharges.

The Administration Agent will, at the request and expense of the Borrowers, execute such discharges and other instruments as may be required to discharge the Security Documents upon (i) payment in full of all principal, interest (including interest on overdue interest), stamping fees, fees for Contingent Payment Letters and all other amounts payable by the Borrowers under this Agreement and the termination of all Commitments under this Agreement, (ii) satisfaction in full of all other obligations of the Borrowers and the Guarantors under the Credit Facility Documents, and (iii) termination of all Treasury Contracts with the Lenders and payment of all Treasury Contract Breakage Costs (if any) or, in the case of a Receivables Sale Agreement with any Lender, the provision at the cost of the Borrowers of security satisfactory to such Lender in replacement of the Security Documents, including any subordination and intercreditor agreements required in order for such replacement security to maintain the priority of the Lien created by the Security Documents over any other Liens granted by the Borrowers. When a Borrower or a Guarantor makes permitted dispositions of assets from time to time, the Administration Agent will, at the request and expense of the Borrowers, execute and deliver partial discharges or releases of the Security Documents over the assets disposed of.

11.5	Conflict.

In the event of a conflict between the provisions of this Agreement and the provisions of any Security Document, the provisions of this Agreement shall prevail. The Administration Agent agrees that it will not make demand under or enforce the Security Documents prior to :

(a)	a declaration of acceleration under Section 12.2 of this Agreement, or

(b)	the failure of any Borrower to pay any amount payable to a Lender under, in connection with, or as a result of the termination of a Treasury Contract within three Business Days after notice from such Lender.

11.6	Principal Amount and Interest Rate.

Notwithstanding the principal amount of any Security Document, or the rate of interest specified therein, the Administration Agent agrees that it will not demand or attempt to enforce payment under the Security Documents of:

(a)	any principal amount in excess of all amounts payable by the Borrowers or either of them to the Administration Agent or the Lenders under this Agreement or under or in connection with Treasury Contracts; or

(b)	any interest or fees at a rate or rates in excess of the applicable rate or rates provided for under this Agreement.

ARTICLE 12

EVENTS OF DEFAULT

12.1	Events of Default.

An Event of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise) if:

(a)	Payment of Principal. The Borrowers shall fail to pay all or any part of any Borrowing under this Agreement as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise;

(b)	Payment of Interest and Other Amounts. The Borrowers shall fail to pay any interest, stamping fee, Contingent Payment Letter fee or any other amount due under this Agreement (other than a Borrowing described in paragraph (a)) as and when the same shall become due and payable, and such default shall have continued for a period of three Business Days after notice from the Administration Agent;

(c)	Failure to Observe Financial Covenants. The financial ratio covenants set out in paragraph (x) or paragraph (y) of Section 8.1 are not complied with, or the Outstandings exceed the Borrowing Base for a period exceeding seven Business Days after written notice from the Administration Agent requiring such excess to be repaid;

(d)	Failure to Observe other Covenants. The Borrowers shall fail to perform or observe any of their other obligations under this Agreement or any of the other Credit Facility Documents, or there is a breach or non-performance or non-observance of any other term or condition of this Agreement or any of the other Credit Facility Documents, and such default shall have continued for a period of 30 days after the earlier of the date on which a Responsible Officer of either of the Borrowers becomes aware of such default and the date on which written notice of such default is given to the Borrowers by the Administration Agent;

(e)	Incorrect Representation or Warranty. Any representation or warranty made by the Borrowers in this Agreement or in any certificate or other instrument delivered hereunder or pursuant hereto or in connection with any provision hereof shall prove to be false or incorrect in any material respect on the date as of which made, unless within 30 days after written notice to the Borrowers from the Administration Agent the Borrowers shall have reconfirmed such representation or warranty as being true and correct as of the date of such reconfirmation and such representation or warranty is in fact true and correct as of such date;

(f)	Cross-Default. A default or event of default shall have occurred under any agreement, indenture or other instrument relating to other Indebtedness of either of the Borrowers or any of their Material Subsidiaries that is outstanding in a principal amount of at least US$10,000,000 in the aggregate (or the equivalent thereof, as of any date of determination, in any other currency) or under any foreign exchange, currency or interest rate swap agreement having a mark to market liability or other termination liability in an amount exceeding US$5,000,000 (or the equivalent thereof in any other currency) beyond any applicable grace period contained in the agreement, indenture or other instrument relating thereto;

(g)	Dissolution Proceedings. Proceedings are commenced for the dissolution, liquidation or winding-up of either of the Borrowers, their Material Subsidiaries or the General Partner unless such proceedings are being actively and diligently contested in good faith by such Borrower, Material Subsidiary or General Partner and such proceedings are stayed within 30 days of being commenced;

(h)	Bankruptcy or Insolvency. Either of the Borrowers, any of their Material Subsidiaries or the General Partner is adjudged or declared bankrupt or becomes insolvent or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due, or petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any substantial part of its property, or commences any proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any substantial part of its property;

(i)	Third Party Insolvency Proceedings. A court or other Governmental Body having jurisdiction issues a decree or order for the winding up, liquidation or dissolution of either of the Borrowers, any of their Material Subsidiaries or the General Partner or adjudging either of the Borrowers, any of their Material Subsidiaries or the General Partner to be insolvent, or any court or other Governmental Body having jurisdiction issues a decree or order granting any relief or remedy sought in any petition or other legal proceeding for the reorganization, readjustment of debt, arrangement, composition or similar relief in respect of either of the Borrowers, any of their Material Subsidiaries or the General Partner under any law or statute of any jurisdiction whether now or hereafter in effect, or any receiver, receiver and manager, custodian, liquidator, trustee in bankruptcy (or any person with similar powers) is appointed for all or any material part of the property of either of the Borrowers, any of the Material Subsidiaries or the General Partner, and any such decree or order relating only to a Material Subsidiary (and not to either of the Borrowers or the General Partner) is not stayed or discharged within 30 days after pronouncement;

(j)	Issuance of Execution. A writ, execution or attachment or similar process is issued or levied against all or any material portion of the property of either of the Borrowers or any of their Material Subsidiaries in connection with any judgment against such Borrower or Material Subsidiary, and such writ, execution, attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within 30 days after its entry, commencement or levy;

(k)	Action by Encumbrancer. An encumbrancer or lienor takes possession of any substantial part of the properties or assets of either of the Borrowers or any of their Material Subsidiaries, unless such Borrower or Material Subsidiary disputes and continues to dispute such possession in good faith and provides to the Administration Agent such security for the payment of such encumbrance or lien as the Administration Agent shall require;

(l)	Expropriation. An order is made or legislation enacted by any competent body having authority for the expropriation, confiscation, forfeiture, escheating, other taking or compulsory divestiture, whether or not with compensation, of all or a significant portion of the assets of either of the Borrowers or any of the Material Subsidiaries and such order or legislation remains in effect and has not been stayed by a court of competent jurisdiction within 30 days after the date of pronouncement of the order or enactment of the legislation, as the case may be;

(m)	Unsatisfied Judgments or Tax Assessments. Judgment in excess of US$5,000,000 (or the equivalent thereof in any other currency) is rendered against either of the Borrowers or any of the Material Subsidiaries in respect of which such Borrower or such Material Subsidiary does not have insurance coverage or any income tax reassessment in excess of US$5,000,000 (or the equivalent thereof in any other currency) is made against either of the Borrowers or any of the Material Subsidiaries, and any such judgment or tax reassessment remains undischarged or unsatisfied after the time for appeal has expired without such Borrower or Material Subsidiary having appealed the judgment or reassessment and obtained a stay of execution of the judgment, provided that such judgment or reassessment shall not constitute an Event of Default if such Borrower or Material Subsidiary provides or causes to be provided to the Administration Agent such security as the Administration Agent shall require for the payment of such judgment or reassessment;

(n)	Unenforceable Obligation. Any material obligation or other provision of either of the Borrowers, any Material Subsidiary, the Trust, Pope & Talbot US, Finance LP, Finance One LP or Penn Timber in any of the Credit Facility Documents terminates or ceases to be or is declared by a court of competent jurisdiction not to be a legally binding or enforceable obligation of such Borrower, such Material Subsidiary, the Trust, Pope & Talbot US, Finance LP, Finance One LP or Penn Timber, as the case may be;

(o)	Suspension of Business. Any voluntary suspension of all or substantially all of the business of the either of the Borrowers or any of the Material Subsidiaries shall occur out of the ordinary course of business (other than temporary shutdowns for market or weather reasons or as a result of labour disputes or other temporary shutdowns for normal business reasons); or any involuntary suspension of all or substantially all of the business of either of the Borrowers or any of the Material Subsidiaries shall occur, unless such Borrower or Material Subsidiary proceeds diligently to remove the cause of such suspension and such suspension continues for no more than 30 days;

(p)	Change of Control of Borrowers. Either of the Borrowers shall cease to be 100% beneficially owned, directly or indirectly, by Pope & Talbot US;

(q)	Change of Control of Pope & Talbot US. Any person or group of persons acting jointly or in concert shall acquire beneficial ownership of, or the ability to exercise control and direction over, Voting Stock of Pope & Talbot US having the right to cast in excess of 20% of the votes of all classes of shares for the election of directors of Pope & Talbot US, unless such person or group of persons consist of:

(i)	Peter T. Pope or any of his descendants or any corporation or trust owned or controlled by any of them;

(ii)	Emily T. Andrews or any of her descendants or any corporation or trust owned or controlled by any of them; or

(iii)	any combination of the foregoing; or

(r)	Limited Partnership. The Limited Partnership Agreement shall be amended in a manner that has or could reasonably be expected to have a Material Adverse Effect, or any successor or additional General Partner shall fail to execute, concurrently upon succeeding as or becoming a General Partner, such agreements as the Administration Agent shall reasonably request in order to preserve and protect the rights, remedies and interests of the Lenders under the Credit Facility Documents.

12.2	Cancellation and Acceleration.

Upon the occurrence of an Event of Default and for so long as such Event of Default shall continue, the Administration Agent shall at the request of the Lenders, by notice to the Borrowers:

(a)	cancel the Credit Facilities and terminate the obligations of the Lenders to make any further Accommodations;

(b)	declare the principal amount of all outstanding Accommodations made to the Borrowers and all interest and fees accrued thereon and all other amounts payable under this Agreement and the other Credit Facility Documents (including liabilities for Bankers’ Acceptances which have not yet matured) to be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)	enforce all rights and remedies provided in the Security Documents or otherwise legally available.

12.3	Remedies Cumulative.

For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Administration Agent and the Lenders under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Administration Agent or the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy to which the Administration Agent or the Lenders may be lawfully entitled for such default or breach.

12.4	Waivers.

The Administration Agent may, by written instrument, at any time and from time to time waive any breach by the Borrowers of any of the covenants or Events of Default herein. No course of dealing between a Borrower and a Lender or the Administration Agent nor any delay in exercising any rights under this Agreement, the Security Documents or any of the other Credit Facility Documents shall operate as a waiver of any rights of a Lender.

ARTICLE 13

THE ADMINISTRATION AGENT

13.1	Authorization and Action.

Each Lender hereby appoints and authorizes the Administration Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Security Documents and the other Credit Facility Documents as are delegated to the Administration Agent by their respective terms, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Security Documents or the other Credit Facility Documents, the Administration Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the joint instructions of the Majority Lenders and such instructions shall be binding on all Lenders. The Administration Agent shall not be required to take any action pursuant to such instructions or otherwise which exposes the Administration Agent to personal liability or which is contrary to this Agreement or applicable Law.

13.2	Administration Agent’s Reliance.

Neither the Administration Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted to be taken by it under or in connection with this Agreement, except for its own negligence or wilful misconduct as determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, the Administration Agent:

(a)	may treat any Lender as the payee of amounts attributable to such Lender’s Commitment hereunder unless and until the Administration Agent receives written notice of the assignment thereof signed by such Lender and the Administration Agent receives the written agreement of the Assignee that such Assignee is bound hereby as it would have been if it had been an original Lender hereunder, in each case in form satisfactory to the Administration Agent;

(b)	may consult with legal counsel (including legal counsel for the Borrowers), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Administration Agent will provide the Lenders with copies of any reports or other materials it may receive as a result of such consultations;

(c)	makes no warranty or representation to any Lender and shall not be responsible to any Lender for the accuracy or completeness of any information or data made available to the Lenders in connection with the negotiation of this Agreement, or of any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d)	shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Security Documents or any of the other Credit Facility Documents on the part of the Borrowers or to inspect the property (including the books and records) of the Borrowers;

(e)	shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Security Documents or any of the other Credit Facility Documents or any other instrument or document furnished pursuant thereto; and

(f)	shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile transmission, by telex or by hand) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrowers made or deemed to be made hereunder.

13.3	Administration Agent as Lender.

With respect to its Commitment and the Accommodations made by it, the Administration Agent which is also a Lender shall have the same rights and powers under this Agreement as any other Lender hereunder and may exercise the same as though it were not the Administration Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administration Agent in its capacity as Lender. The Administration Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Borrowers or their Affiliates, or any corporation or other entity owned or controlled by the Borrowers or any person who may do business with or own securities of the Borrowers, all as if it were not the Administration Agent and without any duty to account therefor to the Lenders.

13.4	Lender Credit Decisions.

Each Lender acknowledges that it has, independently and without reliance upon the Administration Agent and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Accordingly, and without limiting the generality of the foregoing, each Lender confirms to the Administration Agent that it has not relied, and will not hereafter rely, on the Administration Agent to check or inquire on its behalf into the adequacy, accuracy or completeness of any documents, including without limitation the Credit Facility Documents, provided by the Borrowers under or in connection with this Agreement (whether or not such documents have been or are hereafter distributed to such Lender by the Administration Agent). Each Lender also acknowledges that it will, independently and without reliance upon the Administration Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges that a copy of this Agreement, the Security Documents and the other Credit Facility Documents have been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement, the Security Documents and the other Credit Facility Documents.

13.5	Funds Held by the Administration Agent.

All funds held by the Administration Agent under this Agreement for payment to the Borrowers or to the Lenders shall be deemed to be held in trust by the Administration Agent to be applied in accordance with this Agreement.

13.6	Application of Payments after Acceleration.

Any sum received by the Administration Agent at any time after a declaration of acceleration under Section 12.2 shall, notwithstanding Section 2.20, be applied first to pay any fees or expenses incurred by the Administration Agent in connection with the administration and enforcement of this Agreement or the Security Documents.

13.7	Indemnification.

Each Lender agrees to indemnify the Administration Agent (to the extent not reimbursed by the Borrowers) rateably (according to the amount of its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administration Agent in any way relating to or arising out of the Credit Facility Documents or any action taken or omitted by the Administration Agent under the Credit Facility Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the negligence or wilful misconduct of the Administration Agent in its capacity as a Administration Agent as determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administration Agent promptly upon demand for its rateable share of any out-of-pocket expenses (including counsel fees and disbursements) incurred by the Administration Agent in connection with the preparation, execution, administration or enforcement of this Agreement or legal advice in respect of rights or responsibilities hereunder or under the Security Documents or the other Credit Facility Documents, to the extent that the Administration Agent is not reimbursed for such expenses by the Borrowers.

13.8	Accommodations under the Credit Facilities.

Unless the Administration Agent shall have received notice from a Lender prior to the relevant date that such Lender will not make available to the Administration Agent an amount equal to such Lender’s Proportion in respect of an Advance or Drawing, the Administration Agent may assume that such Lender has made such amount available to the Administration Agent on such date in accordance with this Agreement and the Administration Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such amount available to the Administration Agent, such Lender shall pay such corresponding amount to the Administration Agent forthwith on demand. If such Lender shall pay such corresponding amount to the Administration Agent, the amount so paid shall constitute such Lender’s proportionate share of the Accommodation. If such Lender shall not pay such corresponding amount to the Administration Agent forthwith on demand, such Borrower shall pay such corresponding amount to the Administration Agent forthwith on demand and the Borrowers hereby agree and acknowledge that any such amount received and so reimbursed would not and will not constitute an Accommodation hereunder. The Administration Agent shall also be entitled to recover from such Lender, or if such Lender fails to make payment the applicable Borrower, as the case may be, interest (without duplication of interest otherwise payable hereunder) on such corresponding amount, for each day from the date such amount is made available to such Borrower until the date such amount is paid to the Administration Agent, in the case of a repayment by the Lender, at a rate determined by the Administration Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administration Agent’s usual banking practice for such advances to financial institutions of like standing to such Lender, but in any event at a rate no greater than the usual interbank rate for the sale of deposits in the applicable currency and, in the case of repayment by a Borrower, at a rate equal to the effective rate of interest being paid by such Borrower on such amount.

13.9	Repayments by Lenders.

Unless the Administration Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lender hereunder that such Borrower will not make such payment in full, the Administration Agent may assume that such Borrower has made such payment in full to the Administration Agent on such date and the Administration Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administration Agent, each Lender shall repay to the Administration Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administration Agent, at a rate determined by the Administration Agent (such rate to be conclusive and binding on such Lender) in accordance with the Administration Agent’s usual banking practice for such advances to financial institutions of like standing to such Lender, but in any event at a rate no greater than the usual interbank rate for the sale of deposits in the applicable currency.

13.10	Successor Administration Agent.

The Administration Agent may resign at any time by giving 30 days’ written notice thereof to the Lenders and the Borrowers. Upon such resignation the Lenders shall have the right to appoint a successor Administration Agent which successor Administration Agent shall be a Canadian chartered bank approved by the Borrowers (such approval not to be unreasonably withheld). If no successor Administration Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after delivery of the retiring Administration Agent’s notice of resignation, the retiring Administration Agent may, on behalf of the Lenders, appoint a successor Administration Agent, which shall be a Lender approved by the Borrowers (such approval not to be unreasonably withheld). Upon the acceptance of any appointment as Administration Agent hereunder by a successor Administration Agent, such successor Administration Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administration Agent, the retiring Administration Agent shall be discharged from its duties and obligations under this Agreement, and the Lender which is such successor Administration Agent shall thereupon become the Issuing Lender hereunder. After any retiring Administration Agent’s resignation or removal hereunder as Administration Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administration Agent under this Agreement.

ARTICLE 14

MISCELLANEOUS

14.1	Records.

The unpaid principal amount of the Accommodations, the unpaid interest accrued thereon, the interest rate or rates applicable to any unpaid principal amounts, the duration of such applicability, the date of any Advance or repayment, the date of issue, Face Amount and maturity of all Bankers’ Acceptances, the Face Amount of any Contingent Payment Letter and the amount of the Total Commitment shall at all times be ascertained from the records of the Administration Agent and the Issuing Lender, which shall be conclusive absent manifest error, fraud, dishonesty or improper conduct, and a certificate of any officer of the Administration Agent or the Issuing Lender as to such records shall be prima facie evidence of such records.

14.2	Amendments.

(a)	Any amendment or waiver of any provision of this Agreement or of any of the other Credit Facility Documents, any consent to any departure by either of the Borrowers therefrom, and any consent or approval contemplated to be given by the Lenders under this Agreement, shall be effective and binding on the Lenders only if in writing and signed by the Majority Lenders, except as provided in paragraph (c) below. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders:

(i)	except as provided for in this Agreement, change the Commitment of any Lender or subject any Lender to any additional obligation;

(ii)	change the principal of, or interest on, the Accommodations or any fees hereunder;

(iii)	postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees hereunder or extend the time for payment of the Face Amount of any Bankers’ Acceptance or otherwise affect the terms of payment of any Bankers’ Acceptance;

(iv)	amend the definition of Majority Lenders;

(v)	amend this Section 14.2; or

(vi)	release any property or assets from the Lien created by any of the Security Documents, except as contemplated under this Agreement or any of the Security Documents.

(b)	No amendment, waiver or consent shall, unless in writing and signed by the Administration Agent in addition to the Majority Lenders, affect the rights or duties of the Administration Agent hereunder or the rights of the Administration Agent to the indemnity under Section 13.7.

(c)	From time to time, the Administration Agent may execute and deliver agreements or instruments supplemental hereto for the purposes of:

(i)	adding to the provisions hereof or the Security Documents such additional covenants and enforcement provisions as are, in the opinion of the Administration Agent, necessary or desirable and not prejudicial to the interests of any of the Lenders;

(ii)	making such provisions not inconsistent with this Agreement or the Security Documents as may be necessary or desirable and not prejudicial to the interests of any of the Lenders with respect to matters or questions arising hereunder; and

(iii)	for any other purpose not inconsistent with the terms of this Agreement or the Security Documents, including, without limitation, the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein provided where, in the opinion of the Administration Agent and its counsel, neither the rights of the Administration Agent nor the Lenders are in any way prejudiced thereby.

14.3	Notices.

All notices and other communications provided for hereunder or under any Credit Facility Document shall, except as otherwise permitted hereunder, be in writing personally delivered:

(a)	if to the Borrowers or the Guarantors:

c/o Pope & Talbot Ltd.

1500 S.W. First Avenue, Suite 200

Portland, Oregon

97201

Facsimile:     (503) 220-2727

Attention:      Vice President and Chief Financial Officer

(b)	if to the Administration Agent:

The Toronto-Dominion Bank

Corporate and Investment Banking

77 King Street West, 18th Floor

Toronto, Ontario

M5K 1A2

Facsimile.:     (416) 982-5535

Attention:      Vice President, Loan Syndications - Agency

(c)	if to any Lender, to the address set forth in Appendix A;

or sent by facsimile transmission or similar means of recorded communication to the applicable address or to such other address as a party hereto may from time to time designate to the other parties hereto in such manner. All such notices and communications shall, when required or permitted to be delivered or confirmed hereunder by facsimile transmission, be effective when so delivered or confirmed.

All deliveries of financial statements and other documents to be made by the Borrowers to the Lenders hereunder shall be made by making delivery of such financial statements and documents to the Administration Agent, in sufficient copies for each Lender, at the address specified above or to such other address as the Administration Agent may from time to time notify to the Borrowers. All such deliveries shall be effective only upon actual receipt.

14.4	No Waiver; Remedies.

No failure on the part of any Lender, the Administration Agent or either Borrower to exercise, and no delay in exercising, any right under any of the Credit Facility Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Credit Facility Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

14.5	Expenses.

The Borrowers shall promptly pay all reasonable costs and expenses of the Administration Agent and Lenders, including without limitation all reasonable out-of-pocket expenses and disbursements of the Administration Agent and the Lenders and the reasonable fees and expenses of counsel for the Administration Agent or the Lenders, incurred in connection with the preparation, negotiation, execution, registration and administration of this Agreement, the Security Documents, the other Credit Facility Documents or any agreement or instrument contemplated hereby or thereby, or in connection with any requested amendments, waivers or consents or matters initiated by the Borrowers pursuant to or in respect of the provisions hereof. The Borrowers shall, subject to applicable Law, promptly pay all costs and expenses of the Administration Agent and the Lenders, including without limitation all out-of-pocket expenses and disbursements of the Administration Agent and the Lenders and the fees and expenses of counsel for the Administration Agent or the Lenders (on a solicitor and client basis), incurred in connection with the enforcement or preservation of rights under this Agreement, the Security Documents, the other Credit Facility Documents or any agreement or instrument contemplated hereby or thereby or the collection of Borrowings or any litigation, proceeding or dispute to which the Administration Agent or a Lender is a named party in any way relating to Borrowings. The Borrowers shall pay interest on any amount due under this Section 14.5 that remains unpaid more than two Business Days after the Administration Agent notifies the Borrowers of such amount, at the Prime Rate plus 2.0% per annum until such amount is paid.

14.6	Taxes.

Any and all payments by the Borrowers under this Agreement and the other Credit Facility Documents shall be made free and clear of and without deduction or withholding for Taxes unless such Taxes are required by Law to be deducted or withheld. If either Borrower is required by Law to deduct or withhold any Taxes from or in respect of any sum payable under this Agreement or the other Credit Facility Documents:

(a)	the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Section) each of the Lenders receives an amount equal to the sum it would have received if no deduction or withholding had been made;

(b)	such Borrower shall make such deductions or withholdings; and

(c)	such Borrower shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable Law.

The Borrowers shall indemnify and save harmless the Administration Agent and the Lenders for the full amount of Taxes levied by any jurisdiction in Canada or the United States of America on or in relation to any sum received or receivable hereunder by the Administration Agent or the Lenders (other than taxes imposed on the income or capital of the Administration Agent or a Lender). Payment under this indemnification shall be made within 30 days from the date the Administration Agent makes written demand therefor. A certificate as to the amount of such Taxes submitted to the Borrowers by the Administration Agent shall be conclusive evidence, absent manifest demonstrable error, of the amount due from the Borrowers to the Administration

Agent and the Lenders. Any such certificate shall refer to the provision of Law under which such Taxes are levied and shall contain an explanation relating to and a calculation of the amount due from the Borrowers.

Notwithstanding the foregoing, the Borrowers shall not be required to pay any Taxes or indemnify a Lender in respect of Taxes payable to any Governmental Body in Canada which are levied, withheld, deducted or paid on payments to such Lender by reason of the fact that such Lender is a Non-Resident of Canada.

The obligations of the Borrowers under this Section 14.6 shall survive the payment in full of the Outstandings and interest thereon.

14.7	Increased Costs.

If the introduction of or any change in any Law, regulation, treaty, official directive or regulatory requirement now or hereafter in effect (whether or not having the force of Law) or in the interpretation or application thereof by any court or by any judicial, governmental or administrative authority charged with the interpretation or administration thereof, or if compliance by any of the Lenders with any request from the Bank of Canada or any other central bank or fiscal, monetary or other authority (whether or not having the force of Law):

(a)	subjects any of the Lenders to any tax, or causes the withdrawal or termination of a previously granted exemption with respect to any tax, or changes the basis of taxation of payments due to any of the Lenders, or increases any existing tax on payments of principal, interest or other amounts payable by the Borrowers to any of the Lenders under this Agreement (other than taxes of application to the general income of the Lenders);

(b)	imposes, modifies or deems applicable any reserve, special deposit, regulatory or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans made by any of the Lenders or Bankers’ Acceptances created by any of the Lenders;

(c)	imposes on any of the Lenders or expects there to be maintained by any of the Lenders any capital adequacy or additional capital requirement (including, without limiting the generality of the foregoing, a requirement which affects such Lender’s allocation of capital resources to its obligations) in respect of the obligations of such Lender hereunder or, without limiting the generality of the foregoing, imposes any other condition or requirement with respect to this Agreement or to the maintenance by a Lender of a contingent liability with respect to Bankers’ Acceptances created by such Lender pursuant to this Agreement;

and the result of such occurrence is, in the sole determination of such Lender, to increase the cost to the Lender or to reduce the income received by the Lender in respect of any portion of the Advances or Bankers’ Acceptances, the applicable Borrower shall pay to the Lender that amount which the Lender estimates will compensate it for such additional cost or reduction in income (the “Compensation”). Upon a Lender having determined that it is entitled to Compensation, the Administration Agent shall promptly notify the applicable Borrower and shall provide such

Borrower with a certificate of the Lender setting forth the amount of the Compensation and the basis for it. In preparing such certificate the Lender shall not be required to “match” or isolate particular transactions or credit facilities and shall be entitled to use estimates and averages, acting in a commercially reasonable manner. Absent manifest error such certificate shall be conclusive and binding, and if the amount of Compensation set forth therein shall not be paid by such Borrower to the Lender within seven Business Days after notice thereof, such amount shall be deemed to be a Prime Rate Advance and shall bear interest calculated and payable as provided in this Agreement.

14.8	Environmental Indemnity.

The Borrowers will protect, indemnify and hold the Administration Agent and the Lenders and all directors, officers, employees and agents of the Administration Agent or the Lenders harmless from and against any and all actual or potential claims, liabilities, damages (including consequential damages), losses, fines, penalties, sanctions, judgments, awards, costs and expenses whatsoever (including, without limitation, costs and expenses of investigating, denying or defending any of the foregoing and costs and expenses for preparing any necessary environmental assessment report or other such reports) which arise out of or relate in any way to:

(a)	the presence, use, handling, production, transportation, storage, release, deposit, discharge or disposal of any Hazardous Materials in, on or about any properties or assets owned, operated or occupied by the Borrowers and their Subsidiaries, whether by the Borrowers, their Subsidiaries or any other person;

(b)	any remedial action taken by the Administration Agent or any Lender in connection with any matter referred to in paragraph (a), including without limitation any repair, clean-up, remediation or detoxification of any of such properties or assets and the preparation of any closure or other required plans; and

(c)	any breach by the Borrowers or any of their Subsidiaries of any Environmental Law.

Notwithstanding anything to the contrary contained in this Agreement, (i) the indemnity provisions set forth above in this Section 14.8 shall not apply with respect to Hazardous Materials which the Borrowers establish were first placed on, in, under or about the property in question after the Administration Agent or a Lender or other indemnified party took actual and exclusive possession of the property (either through foreclosure or otherwise), and (ii) the indemnity provisions set forth above in this Section 14.8 are not intended to indemnify any indemnified party for its own gross negligence or wilful misconduct.

If any Hazardous Materials are caused to be removed by either of the Borrowers or any of their Subsidiaries, the Administration Agent, a Lender or any other indemnified party, then such Hazardous Materials will be and remain the property of such Borrower or Subsidiary, as the case may be, and such Borrower will assume any and all liability for such removed Hazardous Materials. The Borrowers understand that their liability to the indemnified parties under this Section will survive the full payment and satisfaction of all amounts owing under this Agreement as if this indemnity were separate and distinct from this Agreement.

14.9	Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder to a Lender from the Original Currency into the Judgment Currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the Original Currency with the Judgment Currency on the Business Day preceding that on which final judgment is paid or satisfied. The obligations of the Borrowers in respect of any sum due in the Original Currency to the Lender under any of the Credit Facility Documents shall, notwithstanding any judgment in any Judgment Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Original Currency with such Judgment Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency the Lender agrees to remit such excess to the applicable Borrower.

14.10	Governing Law.

This Agreement and the Credit Facility Documents shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and of Canada applicable therein and shall be treated in all respects as British Columbia contracts.

14.11	Consent to Jurisdiction.

The Borrowers and the Lenders hereby irrevocably submit to the jurisdiction of any British Columbia court sitting in Vancouver, British Columbia, in any action or proceeding arising out of or relating to this Agreement or any other Credit Facility Document, and each of them hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such British Columbia court. Each of them hereby irrevocably waives, to the fullest extent each may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Section shall affect the right of any Lender or the Administration Agent to serve legal process in any other manner permitted by Law or the right of any Lender or the Administration Agent to bring any action or proceeding against the Borrowers or their property in the courts of other jurisdictions.

14.12	Lenders’ Several Liability

The obligations of the Lenders hereunder are several and not joint. No Lender shall be responsible for the failure of any other Lender to make an Advance or accept Bankers Acceptances, and the failure of any Lender to make any Advance or accept Bankers Acceptances shall not relieve any other Lender of its obligations hereunder.

14.13	Reasonable Consent or Approval of the Parties.

The parties hereto acknowledge and confirm that where any of them is required to exercise its discretion or grant its approval or consent pursuant to a provision in this Agreement, it shall act reasonably in the exercise of its discretion and will not unreasonably withhold or delay the granting of its approval or consent. This Section shall not apply to any consent or agreement by the Lenders to extend the Conversion Date for either or both the Acquisition Facility and the Operating Facility as contemplated under Section 2.9.

14.14	Successors and Assigns.

This Agreement shall become effective when it has been executed by the Borrowers, the Guarantors, the Administration Agent and the Lenders and thereafter shall be binding upon and enure to the benefit of the Borrowers, the Guarantors, the Administration Agent, the Lenders and their respective successors and permitted assigns. The Borrowers shall not have the right to assign their rights or obligations hereunder or any interest herein without the prior consent of the Lenders.

14.15	Assignment.

Following the Effective Date any Lender may assign all or any part of its Commitment and its interest in the Outstandings to one or more Assignees upon payment by the assigning Lender to the Administration Agent of a fee of Cdn.$3,500 for each occurrence, provided that a Lender may not assign all or any part of its Commitment under one of the Credit Facilities unless such Lender also assigns a pro-rata amount of its Commitment under the other Credit Facility to the same Assignee. Any such assignment shall be subject to the approval of the Borrowers, such approval not to be unreasonably withheld, provided that no such approval shall be required during the continuance of a Default or an Event of Default. Such Lender shall deliver to the Borrowers and the Administration Agent a Lender Assignment Agreement executed by the Assignee, the Borrowers and the Administration Agent, under which the Assignee assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if such Assignee had been an original party hereto. Upon any such assignment and such assumption of the obligations of the Lender by an Assignee, the assigning Lender and the Borrowers shall be mutually released from their respective obligations hereunder to the extent of such assignment and assumption and shall thenceforth have no liability or obligations to each other to such extent, except in respect of matters which have arisen prior to such assignment. A Lender may, on notice to the Borrowers as to the recipient, deliver a copy of any financial statement or any other information relating to the business, assets or condition (financial or otherwise) of the Borrowers which may be furnished to it under this Agreement or otherwise to any Assignee or any prospective Assignee to the extent reasonably required by such Assignee in connection with its interest or the proposed acquisition of an interest in the Credit Facilities. All such Assignees or prospective Assignees shall agree to maintain the confidential nature of such information.

14.16	Participation.

Following the Effective Date any Lender may grant a participation in all or any part of any Credit Facility to one or more Participants. Any such grant shall be subject to the approval of the Borrowers, such approval not to be unreasonably withheld, provided that no such approval shall be required during the continuance of a Default or an Event of Default. A Participant shall not have any rights hereunder or under the other Credit Facility Documents (the Participant’s rights against the Lender granting the participation to be those set forth in the agreement executed by such Lender in favour of the Participant). No Participant shall be entitled to receive under this Agreement or pursuant to any other agreement any greater payment than the Lender which granted such participation would have been entitled to receive. Upon notice to the Borrowers as to the recipient, a Lender may deliver a copy of any financial statement or any other information relating to the business, assets or condition (financial or otherwise) of the Borrowers which may be furnished to it under this Agreement or otherwise to any Participant or any prospective Participant to the extent reasonably required by such Participant in connection with its interest or the proposed acquisition of an interest in a Credit Facility. All such Participants or prospective Participants shall agree to maintain the confidential nature of such information. A Lender granting a participation shall act on behalf of all of its Participants in all dealings with the Borrowers in respect of the Credit Facilities. Notwithstanding a participation, a Lender granting a participation shall remain liable to carry out its obligations under this Agreement.

14.17	Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

14.18	Prior Understandings.

This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein.

14.19	Time of Essence.

Time shall be of the essence hereof.

14.20	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original and which, taken together, shall constitute one and the same instrument, and any executed counterpart may be delivered by facsimile.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first above written.

POPE & TALBOT LTD.

By:	/s/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President & Chief Financial Officer

By:	/s/ DeeAnn Lindsley
Name:	DeeAnn Lindsley
Title:	Assistant Secretary

P&T FUNDING LIMITED PARTNERSHIP
by its General Partner,
POPE & TALBOT LTD.

By:	/s/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President & Chief Financial Officer

By:	/s/ DeeAnn Lindsley
Name:	DeeAnn Lindsley
Title:	Assistant Secretary

MACKENZIE PULP LAND LTD.

By:	/s/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President

By:	/s/ DeeAnn Lindsley
Name:	DeeAnn Lindsley
Title:	Assistant Secretary

P&T FINANCE TWO LIMITED PARTNERSHIP
by its General Partner,
PENN TIMBER, INC.

By:	/s/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Chief Financial Officer

By:	/s/ DeeAnn Lindsley
Name:	DeeAnn Lindsley
Title:	Assistant Secretary

THE TORONTO-DOMINION BANK,
as Lender

By:	/s/ Frazer Scott
Name:	Frazer Scott
Title:	Vice-President & Director

By:	/s/ Chris Haines
Name:	Chris Haines
Title:	Associate

BANK OF MONTREAL,
as Lender

By:	/s/ Jerry Kaye
Name:	Jerry Kaye
Title:	Vice President

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ Kurt R. Foellmer
Name:	Kurt R. Foellmer
Title:	Director

By:	/s/ Christine A. Banham
Name:	Christine A. Banham
Title:	Associate, Corporate Banking

CANADIAN WESTERN BANK,
as Lender

By:	/s/ D. C. Morrison
Name:	D. C. Morrison
Title:	Manager, Commercial Banking

HSBC BANK CANADA,
as Lender

By:	/s/ Dean Stewart
Name:	Dean Stewart
Title:	Assistant Vice President, Commercial Financial Services

By:	/s/ G. J. Sprung
Name:	G. J. (Greg) Sprung
Title:	Vice President, Commercial Banking

CAISSE CENTRALE DESJARDINS,
as Lender

By:	/s/ Pierre R. Trembray
Name:	Pierre R. Trembray
Title:	Senior Manager, Forest Products

By:	/s/ Francine Champoux
Name:	Francine Champoux
Title:	Vice President

THE TORONTO-DOMINION BANK,
as Administration Agent

By:	/s/ Joseph Cavanaugh
Name:	Joseph Cavanaugh
Title:	Vice President

APPENDIX 1

LENDERS AND LENDERS’ COMMITMENTS

Lender and Lender’s Address	Total Commitment (Cdn.$)	Operating Facility Commitment (Cdn.$)	Acquisition Facility Commitment (Cdn.$)
The Toronto-Dominion Bank 17th Floor, 700 West Georgia Street Vancouver, British Columbia V7Y 1B6 Attention: Vice President, Investment Banking	$40,000,000	$21,333,334	$18,666,666

Bank of Montreal Suite 1800 – 885 West Georgia Street Vancouver, British Columbia V6C 3E8 Attention: Vice President, Asset Portfolio Management	$30,000,000	$16,000,000	$14,000,000

The Bank of Nova Scotia 18th Floor, 650 West Georgia Street Vancouver, British Columbia V6B 4N7 Attention: Director, Corporate Banking	$30,000,000	$16,000,000	$14,000,000

HSBC Bank Canada 2nd Floor, 885 West Georgia Street Vancouver, British Columbia V6C 3G1 Attention: Vice President, Commercial Banking	$25,000,000	$13,333,333	$11,666,667

Canadian Western Bank Suite 100, 666 Burrard Street Vancouver, British Columbia V6C 2X8 Attention: Manager, Commercial Banking	$15,000,000	$8,000,000	$7,000,000

Caisse centrale Desjardins 1, Complexe Desjardins, Bureau 2822 Montréal, Québec H5B 1B3 Attention: Senior Manager, Financing and Banking Services	$10,000,000	$5,333,333	$4,666,667

SCHEDULE 1

BORROWING NOTICE

TO:	The Toronto-Dominion Bank
Corporate and Investment Banking
77 King Street West, 18th Floor
Toronto, Ontario
M5K 1A2

Facsimile: (416) 982-5535
Attention: Vice President, Loan Syndications - Agency

Reference is made to the Second Amended and Restated Credit Agreement dated as of June 11, 2004 between Pope & Talbot Ltd. and P&T Funding Limited Partnership, as Borrowers, Mackenzie Pulp Land Ltd. and P&T Finance Two Limited Partnership, as Guarantors, the Lenders named therein, and The Toronto-Dominion Bank, as Administration Agent (the “Credit Agreement”). Capitalized terms in this Borrowing Notice have the meanings ascribed to such terms in the Credit Agreement.

Notice is hereby given pursuant to Section 3.3, 3.6, 3.7, 3.8, 4.2 or 4.9 of the Credit Agreement (as applicable) that the undersigned requests an Advance, a Drawing of Bankers’ Acceptances, a change in the Type of an Advance, the continuation of a Libor Advance for an additional Interest Period, a conversion of an Advance to Bankers’ Acceptances or a conversion of Bankers’ Acceptances to an Advance under the __________________________Facility, on the following basis:

1.	Advance [complete only if applicable]

(a)	The date of the Advance will be ____________________.

(b)	The Type of Advance will be _____________________[specify Prime Rate Advance, Libor Advance or Base Rate Advance].

(c)	The principal amount of the Advance will be $ ____________________[Canadian Dollars unless otherwise specified].

(d)	If the Advance is a Libor Advance, the initial Interest Period applicable to the Advance will be ____________________[specify period pursuant to Section 3.11].

2.	Drawing of Bankers’ Acceptances [complete only if applicable]

(a)	The date of the Drawing will be ____________________.

(b)	The aggregate Face Amount of Bankers Acceptances to be accepted will be Cdn.$ ___________________.

(c)	The maturity date for the Bankers’ Acceptances created by the acceptance of such Bankers Acceptances will be____________________, representing a term to maturity of____________________ [insert number of months].

3.	Change in Type of Advance [complete only if applicable]

(a)	The relevant Advance is currently outstanding as a ____________________[specify one of Prime Rate Advance, Base Rate Advance or Libor Advance].

(b)	The principal amount of $____________________ [Canadian Dollars unless otherwise specified] of such Advance is to be changed into a ____________________[specify one of Prime Rate Advance, Base Rate Advance or Libor Advance] in the principal amount of $ ____________________[Canadian Dollars unless otherwise specified].

(c)	The date of the change will be ____________________.

(d)	If the relevant Advance is to be changed to a Libor Advance, the initial Interest Period applicable to such Libor Advance will be ____________________[specify period pursuant to Section 3.11].

4.	Continuation of Libor Advance [complete only if applicable]

(a)	The relevant Advance is currently outstanding as a Libor Advance.

(b)	The last day of the Interest Period applicable to the relevant Libor Advance is ____________________.

(c)	The principal amount of US $ of such Libor Advance is to continue as such for a further period of ____________________[specify period pursuant to Section 3.11].

5.	Conversion of Advance to Bankers’ Acceptances [complete only if applicable]

(a)	The relevant Advance is currently outstanding as a ____________________[specify one of Prime Rate Advance, Base Rate Advance or Libor Advance].

(b)	The principal amount of $ ____________________[Canadian Dollars unless otherwise specified] of such Advance is to be converted to Bankers’ Acceptances with a Face Amount of Cdn.$ ____________________.

(c)	The date of the conversion will be ____________________.

(d)	The maturity date for the Bankers’ Acceptances created by such conversion will be ____________________, representing a term to maturity of ____________________[insert number of months].

6.	Conversion of Bankers’ Acceptances to Advances [complete only if applicable]

(a)	The maturity date for the Bankers’ Acceptance to be converted and the date of the conversion will be ____________________.

(b)	The Face Amount of Cdn.$ ____________________of such Bankers’ Acceptance is to be converted to a ____________________[specify one of Prime Rate Advance, Base Rate Advance or Libor Advance] in the principal amount of $ ____________________ [Canadian Dollars unless otherwise specified].

(c)	If such Bankers’ Acceptance is to be converted to a Libor Advance, the initial Interest Period applicable to such Libor Advance will be [specify period pursuant to Section 3.11].

The undersigned confirms that the conditions to the availability of Accommodations set forth in Sections 6.1 and 6.2 of the Credit Agreement have been complied with or satisfied at the date hereof.

DATED: ___________________

[BORROWER]

By:
Title:

SCHEDULE 2

NOTICE OF REPAYMENT OR CANCELLATION

TO:	The Toronto-Dominion Bank
Corporate and Investment Banking
77 King Street West, 18th Floor
Toronto, Ontario
M5K 1A2

Facsimile: (416) 982-5535
Attention: Vice President, Loan Syndications - Agency

Reference is made to the Second Amended and Restated Credit Agreement dated as of June 11, 2004 between Pope & Talbot Ltd. and P&T Funding Limited Partnership, as Borrowers, Mackenzie Pulp Land Ltd. and P&T Finance Two Limited Partnership, as Guarantors, the Lenders named therein, and The Toronto-Dominion Bank, as Administration Agent (the “Credit Agreement”). Capitalized terms in this Notice have the meanings ascribed to such terms in the Credit Agreement.

Notice is hereby given pursuant to Section 2.10, 2.11, 3.9 or 4.10 of the Credit Agreement (as applicable) that the undersigned intends to make the repayment described below or to cancel Commitments under the ____________________Facility as described below:

1.	Repayment [complete if applicable]

(a)	The date of the repayment will be ____________________.

(b)	The amount of the repayment will be ____________________[specify Cdn.$ or US$].

(c)	The repayment is to be applied against ____________________[specify Advance, maturing Bankers’ Acceptance etc.].

2.	Cancellation [complete if applicable]

(a)	The date of cancellation will be ____________________.

(b)	The aggregate amount of Commitments of all Lenders to be cancelled is ____________________[specify amount in Cdn.$ pursuant to Section 2.11 of the Credit Agreement].

DATED: ____________________.

[BORROWER]

By:
Title:

SCHEDULE 3

QUARTERLY COMPLIANCE CERTIFICATE

The undersigned hereby certifies, without personal liability, as follows:

1. I am the Chief Financial Officer of Pope & Talbot Ltd. (the “Corporation”).

2. This Certificate is delivered pursuant to Section 8.1(o) of the Second Amended and Restated Credit Agreement dated as of June 11, 2004 between the Corporation and P&T Funding Limited Partnership (the “Limited Partnership”), as Borrowers, Mackenzie Pulp Land Ltd. and P&T Finance Two Limited Partnership, as Guarantors, the Lenders named therein, and The Toronto-Dominion Bank, as Administration Agent (the “Credit Agreement”). Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement.

3. I am duly authorized to give this certificate for and on behalf of the Corporation in its capacity as a Borrower under the Credit Agreement and as the General Partner of the Limited Partnership, and as an officer thereof.

4. I am familiar with and have examined the provisions of the Credit Agreement and have made such other examinations and investigations as in my opinion are necessary to give this Certificate and express an informed opinion on the matters set out herein. Based on such examinations and investigations, I confirm that to the best of my knowledge no Default, Event of Default or Other Default occurred during the period to which this Certificate relates (being the fiscal quarter ended                                          and that to the best of my knowledge there is no Default, Event of Default or Other Default at the date of this Certificate.

5. As at the most recent date for which a Margin Report was required under the Credit Agreement, being                                               [ insert date]:

(a)	Outstandings under the Operating Facility were Cdn.$ ; and

(b)	the Borrowing Base was Cdn.$ , calculated as required under the Credit Agreement, as set out in the applicable Margin Report.

As required under Section 2.11 of the Credit Agreement, to the best of my knowledge Outstandings under the Operating Facility did not exceed the Borrowing Base as of such date or as at the date of this Certificate.

6. As of the end of the period to which this Certificate relates, being the fiscal quarter ended                                         , the financial ratios described in Sections 8.1(x) and (y) of the Credit Agreement were as set out below:

(a)	Funded Debt to Total Capitalization Ratio

(i)	Funded Debt as at such fiscal quarter end was Cdn.$ .

(ii)	Total Capitalization as at such fiscal quarter end was Cdn.$ , consisting of the aggregate of Funded Debt of Cdn.$ and Net Worth of Cdn.$ .

(iii)	The ratio of Funded Debt to Total Capitalization, as referred to in Section 8.1(x) of the Credit Agreement was . The maximum permitted ratio is 0.5 to 1.

(b)	Normalized EBITDA to Interest Ratio

(i)	Normalized EBITDA for the four fiscal quarters ended on such fiscal quarter end was Cdn.$ .

(ii)	Interest Expense for the four fiscal quarters ended on such fiscal quarter end was Cdn.$ .

(iii)	The ratio of Normalized EBITDA to Interest Expense, as referred to in Section 8.1(y) of the Credit Agreement, was . The minimum permitted ratio is 2 to 1.

7.	The foregoing calculations are correct and accurate.

8.	Attached hereto are schedules setting forth the foregoing calculations in reasonable detail.

I am aware that the Lenders are entitled to rely upon the accuracy of the information herein contained.

DATED:                                         .

POPE & TALBOT LTD.

By:
Title:

P&T FUNDING LIMITED PARTNERSHIP
by its General Partner
POPE & TALBOT LTD.

By:
Title:

SCHEDULE 4

MARGIN REPORT

This Margin Report is delivered pursuant to Section 8.1(p) of the Second Amended and Restated Credit Agreement dated as of June 11, 2004 between Pope & Talbot Ltd. and P&T Funding Limited Partnership, as Borrowers, Mackenzie Pulp Land Ltd. and P&T Finance Two Limited Partnership, as Guarantors, the Lenders named therein, and The Toronto-Dominion Bank, as Administration Agent (the “Credit Agreement”). Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement.

This Margin Report contains information as at                                  [specify month end].

All figures are in Canadian Dollars. US Dollars have been converted to Canadian Dollars at an exchange rate of                                 .

	Pope & Talbot Canada	Limited Partnership		Total
1. Eligible EDC Insured Accounts Receivable
Amount	$	$		$
Margin %			90%
Net Amount	$	$		$
2. Other Eligible Insured Accounts Receivable
Amount	$	$		$
Margin %			85%
Net Amount	$	$		$
3. Eligible Uninsured Accounts Receivable
(a) less than 30 days	$	$		$
(b) 30 to 60 days	$	$		$
(c) 60 to 90 days	$	$		$
Total	$	$		$
Margin %			80%
Net Amount	$	$		$
4. Inventory
Amount	$	$		$
Margin %			50%
Net Amount	$	$		$

5. Borrowing Base Calculation
(a) Net Amount of Eligible Insured Accounts Receivable per item 1 above	$		$		$
(b) Net Amount of Eligible Uninsured Accounts Receivable per item 2 above	$		$		$
(c) Net Amount of Inventory per item 3 above	$		$		$
(d) Preliminary Borrowing Base ((a) + (b) + (c))	$		$		$
(e) Percentage (c) represents of (d) [Note: cannot exceed 60%]		%		%		%
(f) Borrowing Base	$		$		$

Outstandings under the Operating Facility as at the month end specified above were $                                                 .

DATED:

POPE & TALBOT LTD.

By:
Title:

P&T FUNDING LIMITED PARTNERSHIP
by its General Partner
POPE & TALBOT LTD.

By:
Title:

SCHEDULE 5

MATERIAL SUBSIDIARIES

Name	Jurisdiction of Incorporation	Number of Shares Held	Number of Shares Outstanding
Pope & Talbot Ltd.

Mackenzie Pulp Land Ltd.	British Columbia	1 common	1 common

P&T Funding Limited Partnership

NIL

SCHEDULE 6

LENDER ASSIGNMENT AGREEMENT

THIS AGREEMENT dated the          day of                      ,

AMONG:

[INSERT NAME OF ASSIGNING LENDER]

(the “Assignor”)

OF THE FIRST PART

AND:

[INSERT NAME OF ASSIGNEE]

(the “Assignee”)

OF THE SECOND PART

AND:

THE TORONTO-DOMINION BANK, in its capacity as Agent under the Credit Agreement (as herein defined)

(the “Administration Agent”)

OF THE THIRD PART

AND:

POPE & TALBOT LTD., a corporation continued under the laws of Canada

P&T FUNDING LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of British Columbia

(together, the “Borrowers”)

OF THE FOURTH PART

WHEREAS the Borrowers entered into an second amended and restated credit agreement dated as of June 11, 2004 (the “Credit Agreement”) with, inter alia, the Lenders (as therein defined) and the Administration Agent;

AND WHEREAS the Assignor, as a Lender under the Credit Agreement, wishes to assign and transfer to the Assignee and the Assignee wishes to acquire and assume the rights and obligations of the Assignor under the Credit Agreement, to the extent set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, it is agreed by the parties hereto as follows:

1.	Defined Terms. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings ascribed to such terms in the Credit Agreement.

2.	Assignment. The Assignor hereby assigns and transfers to the Assignee, and the Assignee hereby accepts from the Assignor, all of the Assignor’s rights and obligations in respect of $ of the total of the Assignor’s Commitment under the Credit Agreement (the Commitment so assigned representing % of the total of all Lenders’ Commitments under the Credit Agreement), including all rights of the Assignor to amounts now or hereafter payable by the Borrowers under the Credit Facilities, with effect from and after (the “Effective Date”). The Assignee acknowledges that it is not entitled to any portion of amounts paid to the Assignor (or to the Administration Agent on behalf of the Assignor) prior to the Effective Date.

3.	Assumption. The Assignee hereby agrees with the Assignor, the Administration Agent (on behalf of all Lenders under the Credit Agreement) and the Borrowers to be bound by all of the terms and provisions of the Credit Agreement and the Credit Facility Documents and, to the extent of the Commitment assigned to it, assumes and agrees to observe and perform all of the obligations (the “Assigned Obligations”) of the Assignor to the Borrowers, the Administration Agent and the other Lenders from and after the Effective Date.

4.	Settlement. The Assignor and the Assignee acknowledge and agree that all payments under the Credit Agreement in respect of the interests assigned to the Assignee which are received by the Administration Agent on or after the Effective Date will be the property of the Assignee, and the Administration Agent will be entitled to treat the Assignee as solely entitled thereto. The Assignor and the Assignee represent and warrant to the Administration Agent that the Assignor and the Assignee have made satisfactory arrangements for the settlement of any amounts owing or which may become owing by one to the other in connection with this agreement without any action on the part of the Administration Agent.

5.	No Representations by Assignor. The Assignee acknowledges and confirms that it has not relied upon, and that neither the Administration Agent nor the Assignor has made, any representation or warranty whatsoever as to the due execution, legality, effectiveness, validity or enforceability of the Credit Agreement or any other Credit Facility Document, as to any other documentation or information delivered by the Assignor or the Administration Agent to the Assignee in connection therewith, as to the performance thereof by any party thereto, as to the performance of any obligation by the Borrowers or any of their Subsidiaries or as to the financial condition of the Borrowers or any of their Subsidiaries.

6.	Representations and Agreement by Assignee. The Assignee represents and warrants that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into the financial condition, creditworthiness, affairs and status of the Borrowers or any of their Subsidiaries and that it has not relied, and will not hereafter rely, on the Assignor or the Administration Agent to appraise, or keep under review on its behalf, the financial condition, creditworthiness, affairs and status of the Borrowers or any of their Subsidiaries. The Assignee acknowledges that a copy of the Credit Agreement has been made available to it for review and the Assignee acknowledges that it is satisfied with the form and substance of the Credit Agreement. The Assignee hereby covenants and agrees that, except as specifically contemplated by the Credit Agreement, it has not heretofore and shall not hereafter take any security interest for any Indebtedness owing under the Credit Agreement and that it will not make any arrangements with the Borrowers for the satisfaction of any such outstanding Indebtedness without the prior consent of all other Lenders.

7.	Mutual Representations. Each of the Assignor and the Assignee represents and warrants to the other, the Administration Agent and the other Lenders that it has the capacity and power to enter into this Agreement, to observe and perform its obligations under this Agreement and under the Credit Agreement, and that all action required to authorize the execution and delivery of this Agreement and the performance of such obligations has been duly taken.

8.	Acknowledgment of Borrowers. The Borrowers acknowledge the assignment described above to the Assignee, and agrees to recognize the Assignee as a Lender under the Credit Agreement as fully as if the Assignee had been an original party to the Credit Agreement. The Borrowers agree that from and after the Effective Date the Assignor shall have no further liability or obligation in respect of the Assigned Obligations.

9.	Notices. All notices and other communications provided for under the Credit Agreement or any other Credit Facility Document may be given to the Assignee at the following address in accordance with the Credit Agreement:

[Insert address and facsimile number for Assignee]

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

11.	Further Assurances. The parties hereto will from time to time do all such acts and things and execute all such additional deeds, transfers and instruments as may reasonably be necessary or desirable to give effect to this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

[INSERT NAME OF ASSIGNOR]

By:
Title:

[INSERT NAME OF ASSIGNOR]

By:
Title:

THE TORONTO-DOMINION BANK
as Administration Agent

By:
Title:

POPE & TALBOT LTD.

By:
Title:
By:
Title:

P&T FUNDING LIMITED PARTNERSHIP,
by its General Partner
POPE & TALBOT LTD.

By:
Title:
By:
Title:

SCHEDULE 7

EXTENSION COMPLIANCE CERTIFICATE

The undersigned hereby certifies, without personal liability, as follows:

1. I am the • of Pope & Talbot Ltd. (the “Corporation”).

2. This Certificate is delivered pursuant to Section 2.9(a) of the Second Amended and Restated Credit Agreement dated as of June 11, 2004 between the Corporation and P&T Funding Limited Partnership (the “Limited Partnership”), as Borrowers, Mackenzie Pulp Land Ltd. and P&T Finance Two Limited Partnership, as Guarantors, the Lenders named therein, and The Toronto-Dominion Bank, as Administration Agent (the “Credit Agreement”). Capitalized terms used herein have the meanings ascribed to such terms in the Credit Agreement.

3. I am duly authorized to give this certificate for and on behalf of the Corporation in its capacity as a Borrower under the Credit Agreement and as the General Partner of the Limited Partnership, and as an officer thereof.

4. I am familiar with and have examined the provisions of the Credit Agreement and have made such other examinations and investigations as in my opinion are necessary to give this Certificate and express an informed opinion on the matters set out herein. Based on such examinations and investigations, I confirm that to the best of my knowledge no Event of Default or Other Default has occurred and is continuing as at the date of this Certificate.

I am aware that the Lenders are entitled to rely upon the accuracy of the information herein contained.

DATED: July 31, 2004.

POPE & TALBOT LTD.

By:
Title:

P&T FUNDING LIMITED PARTNERSHIP
by its General Partner
POPE & TALBOT LTD.

By:
Title: